                                                 REGISTRATION NOS. 333-89856 AND



                                                                    333-89856-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          JOHN Q. HAMMONS HOTELS, L.P.
                 JOHN Q. HAMMONS HOTELS FINANCE CORPORATION III
          (Exact names of Registrants as specified in their charters)

           DELAWARE                          7011                         43-1523951
           MISSOURI                          7011                         33-1006528
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                                                              DEBRA M. SHANTZ
         300 JOHN Q. HAMMONS PARKWAY                    300 JOHN Q. HAMMONS PARKWAY
                  SUITE 900                                      SUITE 900
            SPRINGFIELD, MO 65806                          SPRINGFIELD, MO 65806
                (417) 864-4300                                 (417) 873-3586
 (Address, including zip code, and telephone      (Name, address, including zip code, and
                   number,                     telephone number,including area code, of agent
including area code, of registrant's principal                  for service)
              executive offices)

                                WITH A COPY TO:

                              MARY ANNE O'CONNELL
                            HUSCH & EPPENBERGER, LLC
                        190 CARONDELET PLAZA, SUITE 600,
                      ST. LOUIS, MO 63105, (314) 480-1715


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We cannot and will not exchange the notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the exchange notes and it is not a solicitation of an offer to buy the outstanding notes in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION DATED JULY 3, 2002


PROSPECTUS

                          John Q. Hammons Hotels, L.P.

                 John Q. Hammons Hotels Finance Corporation III
[JOHN Q. HAMMONS LOGO]

                                  $510,000,000

                       Offer to Exchange All Outstanding
                 8 7/8% Series A First Mortgage Notes due 2012
               For 8 7/8% Series B First Mortgage Notes due 2012

--------------------------------------------------------------------------------

                    INTEREST PAYABLE MAY 15 AND NOVEMBER 15


     - The exchange offer will expire at 5:00 p.m. New York City time on August , 2002, unless otherwise extended.


     - All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

     - The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

     - We do not intend to list the exchange notes on any national securities exchange or NASDAQ.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER OR INVESTING IN THE EXCHANGE NOTES ISSUED IN THE EXCHANGE OFFER.

     We are not making this exchange offer in any state or jurisdiction where it is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

---------------

July   , 2002

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Forward Looking Statements..................................   ii
Prospectus Summary..........................................    1
Risk Factors................................................   13
Use of Proceeds.............................................   21
Capitalization..............................................   21
The Exchange Offer..........................................   22
Selected Consolidated Financial Data........................   32
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   38
Business....................................................   45
Management..................................................   51
Beneficial Ownership........................................   55
Certain Relationships and Related Transactions..............   55
Description of Our Partnership Agreement....................   57
Description of Certain Indebtedness.........................   61
Description of the Exchange Notes...........................   62
Certain United States Federal Tax Consequences..............  100
Plan of Distribution........................................  105
Legal Matters...............................................  106
Experts.....................................................  106
Available Information.......................................  106
Index to Financial Statements...............................  F-1


                             ---------------------

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE NOTES. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     Unless otherwise indicated:

     - we refer to the 8 7/8% Series A Senior Notes due 2012 issued on May 21, 2002, as the outstanding notes;

     - we refer to the 8 7/8% Series B Senior Notes due 2012 offered under this prospectus as the exchange notes; and

     - we refer to the outstanding notes and the exchange notes collectively as the notes.

     Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending not less than one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

                           FORWARD LOOKING STATEMENTS

     This prospectus and the information incorporated by reference into this prospectus contain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding, among other things, our business strategy, prospects and financial position. These statements contain the words "believes," "anticipates," "estimates," "expects," "projects," "intends," "may," "will," and similar words. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following:

     - general economic conditions;

     - competition;

     - changes in operating costs, particularly energy and labor costs;

     - unexpected events, such as the September 11, 2001 terrorist attacks;

     - risks of hotel operations, such as hotel room supply exceeding demand, increased energy and other travel costs and general industry downturns;

     - seasonality of the hotel business;

     - cyclical over-building in the hotel and leisure industry;

     - requirements of franchise agreements, including the right of some franchisors to immediately terminate their respective agreements if we breach certain provisions;

     - costs of complying with environmental laws; and

     - costs of complying with applicable state and federal regulations.

     These risks and uncertainties, along with the risk factors discussed under "Risk Factors," should be considered in evaluating any forward looking statements contained in this prospectus.

     We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we refer. The term "issuers" refers to John Q. Hammons Hotels, L.P. and John Q. Hammons Hotels Finance Corporation III. Unless the context indicates or requires otherwise, the terms "we," "us," "our" and other references to our company refer to John Q. Hammons Hotels, L.P. and its subsidiaries.

                                  THE COMPANY

     We are a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. We own and manage 47 hotels located in 20 states, containing 11,633 guest rooms or suites, and manage nine additional hotels located in five states, containing 2,078 guest rooms or suites. The majority of these 56 hotels operate under the Embassy Suites and Holiday Inn trade names. Most of our hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator.

     We own and operate upscale hotels designed to appeal to a broad range of customers, including frequent business travelers, groups, conventions and leisure travelers. Our in-house design staff individually designed each of our hotels and most contain an expansive multi-storied atrium, large indoor water fountains, lush plantings and comfortable lounge areas. We believe that these design features enhance customer comfort and safety and increase the value perceived by the guest. In addition, our hotels typically include extensive meeting facilities that can be readily adapted to accommodate both large and small meetings, conventions and trade shows. We believe that our hotels are in excellent condition and the average age of our properties is less than 12 years. Our 17 Embassy Suites hotels are all-suite hotels which appeal to the traveler desiring greater space and specialized services. Our 18 Holiday Inn hotels are affordably priced hotels designed to attract value conscious leisure travelers desiring quality accommodations. In addition, we own or manage 17 hotels operated under leading brands including Marriott, Sheraton and Radisson, and four independent hotels. Each property's design, amenities and brand affiliation are carefully chosen based upon the demographics of its market.

     The following table summarizes the brand affiliations of our hotels.

                                                              NUMBER OF PROPERTIES AS OF
                                                                    APRIL 15, 2002
                                                              ---------------------------
                                                              TOTAL COMPANY    COLLATERAL
                                                                 HOTELS          HOTELS
                                                              -------------    ----------
OWNED AND MANAGED HOTELS
  Embassy Suites............................................        15              9
  Holiday Inn...............................................        15             11
  Radisson..................................................         3              2
  Renaissance...............................................         3              1
  Hampton Inn & Suites......................................         2              1
  Homewood Suites...........................................         2              2
  Marriott..................................................         2              1
  Crowne Plaza..............................................         1              1
  Independents..............................................         4              2
                                                                   ---            ---
     SUBTOTAL...............................................        47             30

                                                              NUMBER OF PROPERTIES AS OF
                                                                    APRIL 15, 2002
                                                              ---------------------------
                                                              TOTAL COMPANY    COLLATERAL
                                                                 HOTELS          HOTELS
                                                              -------------    ----------
MANAGED HOTELS
  Holiday Inn...............................................         3             --
  Embassy Suites............................................         2             --
  Courtyard by Marriott.....................................         1             --
  Renaissance...............................................         1             --
  Residence Inn.............................................         1             --
  Sheraton..................................................         1             --
                                                                   ---            ---
     SUBTOTAL...............................................         9             --
                                                                   ---            ---
TOTAL.......................................................        56             30
                                                                   ===            ===

 BUSINESS STRATEGY

     The primary focus of our business strategy is to maximize the profitability of our existing owned and managed hotels. We believe that by managing our owned hotels, we are able to offer customers a higher level of product quality and service than is offered by competing hotels, which are often operated by third-party management companies. The combined ownership and management of our hotels also provides us with significant economies of scale and increases our ability to control costs and allocate resources efficiently among our hotels. It also allows us the flexibility to set room rates and adjust our cost structure to react quickly to market changes.

     Our senior executive team coordinates management of our hotels from our headquarters in Springfield, Missouri. Six regional vice presidents and one district director are responsible for supervising a group of general managers of our hotels in day-to-day operations. Centralized management services and functions include sales and marketing, purchasing, financial controls, architecture and design, human resources and legal. Through these centralized services, we realize significant cost savings due to economies of scale.

     Our strategy of owning hotels in carefully selected secondary markets, such as capital cities, university towns and regional centers that are relatively insulated from economic downturns and are less dependent on air traffic, provides us with more stable revenues and operating results than lodging companies with high concentrations of properties in large cities where travel is more dependent on air traffic.

     Brand selection is also an important element of our strategy. We believe that operating our hotels under respected national brands gives our properties a significant advantage over unbranded competitors. We carefully select brands that are appropriate for a given hotel and fit the needs of its market based on our extensive market analysis experience. As appropriate, we selectively convert the brands of our existing hotels to brands more suited to the particular characteristics of the hotel and its market, frequently to brands considered to be more upscale. For example, in April 2002, we completed the conversion of our Bowling Green, Kentucky hotel from an independent hotel to a Holiday Inn, and we are in the process of converting two additional hotels from the Radisson brand to the Marriott brand.

     Another element of our business strategy is to reduce our leverage over time. We have not started any new development projects since September 1998 and do not currently plan to fund any new hotels in the future. From the beginning of 2001, through March 29, 2002, we reduced our outstanding debt by approximately $28 million, primarily through repurchases of our bonds in the open market.

 COMPETITIVE STRENGTHS

     We believe the following competitive strengths provide us with key advantages over other hotel owners, and allow us to maximize profitability over time:

     - Excellent Asset Quality. Our portfolio of hotels is in excellent condition, and our properties have an average age of less than 12 years. In 2001, six of our Embassy Suites hotels ranked in the top 11 worldwide based on guest satisfaction ratings, and three of our Holiday Inn hotels received Quality Excellence Awards from Holiday Inn for demonstrating the highest standards in hotel operations, product quality and customer satisfaction.

     - Market-Leading Performance. Our hotels consistently are among the top performers in the communities we serve, and a number of our hotels rank first in their markets.

     - Superior Locations. We carefully locate our hotels in markets that we believe offer excellent growth opportunities. We choose locations near demand generators, such as state capitols, universities, convention centers, corporate headquarters or office parks that offer multiple sources of hotel guests.

     - Strong, Experienced Management Team. Our Springfield, Missouri-based management team of skilled and dedicated hotel industry professionals is one of the most experienced in the industry. The members of our executive team and regional and district managers average 27 years of lodging industry experience.

     - Significant Meeting Space and Other Amenities. Our hotels have over 1.4 million square feet of meeting space which we believe provides a competitive advantage in our markets. Our meeting facilities can be readily adapted to accommodate large and small meetings, conventions or trade shows.
                             ---------------------

     Our principal executive offices are located at 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806, and our telephone number is (417) 864-4300.

     Set forth below is a chart illustrating our organizational structure as of April 30, 2002, including our significant affiliates.

                              [Organization Chart]

                         SUMMARY OF THE EXCHANGE OFFER

     We summarize the terms of the exchange offer below. This summary is not intended to be complete. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the exchange notes.

THE EXCHANGE OFFER............   We are offering to exchange up to $510 million
                                 in aggregate principal amount of exchange notes, which have been registered under the Securities Act, for up to $510 million in aggregate principal amount of outstanding notes, which we issued on May 21, 2002 in a private offering.

                                 In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. Except as set forth below under "--Conditions to the Exchange Offer, " all outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes as soon as practicable after the expiration of the exchange offer.

                                 Outstanding notes may be exchanged for exchange notes only in integral multiples of $1,000.

                                 We believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

                                 - you acquire the exchange notes in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangements or understanding with any person to participate, in the distribution of the exchange notes issued to you; and

                                 - you are not our affiliate, as defined in Rule
                                   405 of the Securities Act.

                                 Our belief is based on interpretations by the staff of the Securities and Exchange Commission, which we refer to as the Commission or the SEC, as set forth in no-action letters issued to third parties unrelated to us. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

                                 Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with those resales.

REGISTRATION RIGHTS
AGREEMENT.....................   We sold the outstanding notes on May 21, 2002
                                 to the initial purchasers of the outstanding notes. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers which requires us to conduct this exchange offer. You have the right pursuant to the registration rights agreement to exchange your outstanding notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to outstanding notes you do not tender for exchange.

CONSEQUENCES OF FAILURE TO
EXCHANGE YOUR OUTSTANDING
NOTES.........................   If you do not exchange your outstanding notes
                                 for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register any untendered outstanding notes under the
                                 Securities Act. To the extent that outstanding notes are tendered and accepted in the exchange offer; the trading market for untendered outstanding notes and tendered but unaccepted outstanding notes will be adversely affected.


EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on August   , 2002, or a
                                 later date and time to which we may extend it, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.


WITHDRAWAL RIGHTS.............   You may withdraw your tender of outstanding
                                 notes at any time prior to the expiration date by delivering written notice of your withdrawal to the exchange agent in accordance with the withdrawal procedures described in this prospectus. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not exchanged.

CONDITIONS TO THE EXCHANGE
OFFER.........................   We will not be required to accept outstanding
                                 notes for exchange if:

                                 - the exchange offer would violate applicable
                                   law or SEC interpretations or any legal
                                   action has been instituted or threatened that would impair our ability to proceed with the exchange offer; or

                                 - you do not tender your outstanding notes in
                                   compliance with the terms of the exchange offer.

                                 The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. We reserve the right to terminate the exchange offer if certain specified conditions have not been satisfied and to waive any condition or extend the exchange offer or otherwise amend the terms of the exchange offer in any respect. Please read the section "The Exchange
                                 Offer -- Conditions to the Exchange

                                 Offer" for more information regarding the conditions to the exchange offer.

PROCEDURES FOR TENDERING
OUTSTANDING NOTES AND
REPRESENTATIONS...............   If your outstanding notes are held through The
                                 Depository Trust Company or DTC and you wish to participate in the exchange offer, you may do so through one of the following methods:

                                 - Delivery of a Letter of Transmittal.  You
                                   must complete and sign a letter of
                                   transmittal in accordance with the
                                   instructions contained in the letter of
                                   transmittal and forward the letter of
                                   transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the outstanding notes; or

                                 - Automated Tender Offer Program of DTC.  If
                                   you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                                 Under both methods, by signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange notes that you receive are being
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in any distribution of the exchange notes;

                                 - you are not engaged in and do not intend to
                                   engage in any distribution of the exchange notes;

                                 - if you are a broker-dealer that will receive
                                   exchange notes for your own account in
                                   exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act.

                                 Please do not send your letter of transmittal or certificates representing your outstanding notes to us. THOSE DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT. Questions regarding how to tender and requests for information should be directed to the exchange agent.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   If you own a beneficial interest in outstanding
                                 notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

CONSEQUENCES OF NOT COMPLYING
WITH EXCHANGE OFFER
PROCEDURES....................   You are responsible for complying with all
                                 exchange offer procedures. You will only receive exchange notes in exchange for your outstanding notes if, prior to the expiration date, you deliver to the exchange agent:

                                 - the letter of transmittal, properly completed
                                   and duly executed;

                                 - any other documents or signature guarantees
                                   required by the letter of transmittal; and

                                 - certificates for the outstanding notes or a
                                   book-entry confirmation of a book-entry
                                   transfer of the outstanding notes into the exchange agent's account at DTC.

                                 Any outstanding notes you hold and do not tender, or which you tender but which are not accepted for exchange, will remain outstanding and continue to accrue interest, but you will not retain any rights under the registration rights agreement. You will not have any appraisal or dissenters' rights in connection with the exchange offer. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to your tender of outstanding notes for exchange.

GUARANTEED DELIVERY
PROCEDURES....................   If you wish to tender your outstanding notes
                                 and cannot comply, prior to the expiration date, with the applicable procedures for tendering outstanding notes described above and under "The Exchange Offer -- Procedures for
                                 Tendering," you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

U.S. FEDERAL INCOME TAX
CONSIDERATIONS................   The exchange of outstanding notes for exchange
                                 notes in the exchange offer will not be a taxable event for United States federal income tax purposes. Please read "Certain United
                                 States Federal Tax Consequences."

USE OF PROCEEDS...............   We will not receive any cash proceeds from the
                                 issuance of exchange notes. The net proceeds from the sale of the outstanding notes were (or are expected to be) used to:

                                 - repay certain first mortgage notes;

                                 - repay certain construction debt, and

                                 - pay a portion of the costs of the offering of
                                   the outstanding notes.

THE EXCHANGE AGENT............   We have appointed Wachovia Bank, National
                                 Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

                                 Wachovia Bank, National Association
                                 1525 West W.T. Harris Boulevard
                                 NC 1153 Building 3C3
                                 Charlotte, North Carolina 28288-1153
                                 Attn: Corporate Trust Operations
                                 Telephone Number: (704) 590-7413
                                 Facsimile Number: (704) 590-7628

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

     This exchange offer relates to the exchange of up to $510 million in aggregate principal amount of exchange notes for an equal principal amount of outstanding notes. The outstanding notes were issued on May 21, 2002. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the outstanding notes, which they are replacing, and both the outstanding and the exchange notes are governed by the same indenture.

ISSUERS.......................   John Q. Hammons Hotels, L.P. and John Q.
                                 Hammons Hotels Finance Corporation III.

SECURITIES OFFERED............   $510.0 million in aggregate principal amount of
                                 8 7/8% Series B First Mortgage Notes due 2012.

MATURITY DATE.................   May 15, 2012.

INTEREST PAYMENT DATES........   May 15 and November 15 of each year, commencing
                                 on November 15, 2002.

RANKING.......................   The exchange notes will be senior secured
                                 obligations. They will rank equally in right of payment with all of the issuers' existing and future senior indebtedness and will rank senior in right of payment to all of the issuers' existing and future subordinated indebtedness.
                                 The exchange notes will rank effectively junior to approximately $12.7 million of first mortgage lien indebtedness on two hotels as of March 29, 2002.

SECURITY......................   Subject to Permitted Liens, the exchange notes
                                 will be secured by:

                                 - a first mortgage lien on 28 hotels;

                                 - a second mortgage lien on two hotels; and

                                 - a first priority security interest in
                                   substantially all of the other assets of John
                                   Q. Hammons Hotels, L.P., other than certain assets which may be pledged to secure a revolving credit facility, which consists primarily of accounts receivable and inventory, and assets acquired, purchased, constructed, developed or leased with certain other borrowings that are permitted to be incurred.

                                 We may enter into hedging arrangements relating to interest rates and currency exchange rates. These arrangements may be secured by the collateral that secures the exchange notes.

OPTIONAL REDEMPTION...........   On and after May 15, 2007, the issuers may
                                 redeem all or part of the exchange notes at any time at the redemption prices described in the section "Description of the Exchange Notes -- Optional Redemption."

                                 Prior to May 15, 2005, the issuers may redeem up to 35% of the original aggregate principal amount of the exchange notes with the proceeds of certain equity offerings by our parent company contributed to us, at a redemption price of 108.875% of the principal amount plus accrued and unpaid interest.

CHANGE OF CONTROL OFFER AND
ASSET
  SALE OFFER..................   If we experience specific kinds of changes of
                                 control, and, under certain circumstances, if we sell assets or experience an event of loss, the issuers must offer to repurchase the exchange notes at the prices listed in the Description of the Exchange Notes. See
                                 "Description of the Exchange
                                 Notes -- Repurchase at the Option of
                                 Holders -- Change of Control" and "-- Asset
                                 Sales."

COVENANTS.....................   The terms of the indenture that governs the
                                 notes among other things, restricts the
                                 issuers' ability and the ability of their restricted and certain other subsidiaries to:

                                 - incur additional indebtedness;

                                 - pay dividends or make certain other
                                   distributions;

                                 - make investments;

                                 - create or incur liens;

                                 - merge or consolidate with any other person;

                                 - transfer or sell their assets; and

                                 - enter into transactions with affiliates.

                                 These covenants are subject to exceptions, and some of the issuers' subsidiaries are not subject to the covenants in the indenture. See "Description of the Exchange Notes -- Certain Covenants."

ADDITIONAL PARTNERSHIP
  CONTRIBUTIONS...............   Under the partnership agreement governing John
                                 Q. Hammons Hotels, L.P., John Q. Hammons has
                                 agreed to contribute a total of $195.0 million
                                 to John Q. Hammons Hotels, L.P. in the event
                                 that the proceeds from a sale of the collateral
                                 are insufficient to satisfy the amounts due
                                 under the notes. The exchange notes will be
                                 non-recourse to the partners except as
                                 indicated in the preceding sentence. See
                                 "Description of Our Partnership
                                 Agreement -- Operational Matters -- Liability
                                 of General Partner and Limited Partner,"
                                 "-- Additional Capital Contributions" and
                                 "Description of the Exchange
                                 Notes -- Additional Partnership Contributions."
                                 This obligation will terminate upon Mr.
                                 Hammons' death. See "Risk Factors -- Risks
                                 Related to the Exchange Notes -- The collateral
                                 for the exchange notes may not be adequate."
                             ---------------------

                                  RISK FACTORS

     For a discussion of certain risks that should be considered in connection with an investment in the notes, see "Risk Factors" beginning on page 13.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table summarizes our consolidated historical and pro forma financial data, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. The summary consolidated historical financial data of John Q. Hammons Hotels, L.P. for each of the two fiscal years ended December 28, 2001 and December 29, 2000 have been derived from our audited consolidated financial statements contained elsewhere in this prospectus. The summary consolidated historical financial data for John
Q. Hammons Hotels, L.P. and the collateral hotels as of March 29, 2002 and for the three months ended March 29, 2002 and for the collateral hotels for each of the two fiscal years ended December 28, 2001 and December 29, 2000 have been derived from unaudited financial statements prepared by the Company.

                                            COLLATERAL HOTELS                     JOHN Q. HAMMONS HOTELS, L.P.(A)
                                ------------------------------------------   ------------------------------------------
                                 THREE MONTHS                                 THREE MONTHS
                                    ENDED        FISCAL YEAR   FISCAL YEAR       ENDED        FISCAL YEAR   FISCAL YEAR
                                MARCH 29, 2002      2001          2000       MARCH 29, 2002      2001          2000
                                --------------   -----------   -----------   --------------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT RATIO AND HOTEL DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues...............    $ 65,292       $269,710      $271,530        $107,429       $436,658      $436,574
  Net income (loss)............        (247)        (9,312)         (875)          1,155        (12,373)       (2,422)
OTHER DATA:
  EBITDA(b)....................    $ 17,827       $ 72,505      $ 75,486        $ 31,145       $121,250      $124,778
  Net cash flows:
     Provided by operating
       activities..............       4,644         26,172        19,406           8,197         51,220        36,524
     Used in investing
       activities..............      (2,758)       (22,037)      (24,290)         (5,385)       (39,658)      (45,584)
     Provided by (used in)
       financing activities....      (2,602)        (4,146)       12,420          (4,590)       (23,936)        4,887
  Depreciation and
     amortization..............       7,132         35,428(c)     28,299          12,992         62,174(d)     53,367
OWNED HOTEL DATA:
  Number of properties.........          30             30            30              47             47            47
  Number of rooms..............       7,442          7,442         7,442          11,633         11,633        11,633
  Average daily rate...........    $  94.64       $  95.45      $  94.36        $  99.12       $ 100.07      $  98.56
  Occupancy percentage.........        61.9%          64.1%         65.9%           62.4%          62.9%         64.4%
  RevPAR.......................    $  58.57       $  61.14      $  62.15        $  61.86       $  62.90      $  63.50

                                            AS OF MARCH 29, 2002             AS OF MARCH 29, 2002
                                       ------------------------------   ------------------------------
                                                              AS                               AS
                                         ACTUAL           ADJUSTED(E)     ACTUAL           ADJUSTED(E)
                                       -----------        -----------   -----------        -----------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net........   $418,971           $418,971      $785,311           $785,311
  Total assets.......................    464,386            471,525       872,170            879,309(f)
  Total debt, including current
     portion.........................    507,625            522,735       808,447            823,557

                                                                                 JOHN Q. HAMMONS HOTELS,
                                                    ISSUER RESTRICTED GROUP(G)           L.P.(A)
                                                    --------------------------   -----------------------
                                                         FISCAL YEAR 2001           FISCAL YEAR 2001
                                                    --------------------------   -----------------------
                                                               (IN THOUSANDS, EXCEPT RATIOS)
PRO FORMA FINANCIAL DATA(H):
  EBITDA of the collateral hotels.................           $ 72,505                   $     --
  EBITDA of the management operations(i)..........              9,888                         --
                                                             --------
  EBITDA of the issuer restricted group...........           $ 82,393                         --
  EBITDA of John Q. Hammons Hotels, L.P...........                 --                    121,250
  Pro forma interest expense(j)...................             46,181                     70,767
  Ratio of total EBITDA to interest expense(j)....                1.8x                       1.7x
  Ratio of debt to total EBITDA...................                6.3x                       6.8x

---------------

(a) Represents John Q. Hammons Hotels, L.P. and its restricted and unrestricted subsidiaries on a consolidated basis.

(b) EBITDA represents earnings before net interest expense, provision for income taxes (if applicable) and depreciation and amortization. Our general partner believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

(c) Approximately $5.9 million of the 2001 depreciation and amortization for the collateral hotels relates to the moisture related issues in the collateral hotels discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(d) Approximately $7.6 million of our 2001 depreciation and amortization relates to the moisture related issues in our hotels discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(e) Adjusted to give effect to the sale of the outstanding notes and the application of the proceeds therefrom, as if each had occurred on the last day of the fiscal period presented.

(f) Does not reflect a reduction in cash and cash equivalents for payment of accrued and unpaid interest with respect to the indebtedness repaid from the proceeds of the sale of the outstanding notes. As of March 29, 2002, such amount would have been approximately $7.6 million.

(g) Represents John Q. Hammons Hotels, L.P. and its restricted subsidiaries, but excludes its unrestricted subsidiaries.

(h) Pro Forma Financial Data is presented on an as adjusted basis to give effect to the sale of the outstanding notes and the application of the proceeds therefrom, as if each had occurred on the first day of our fiscal year 2001.

(i) The management operations include revenue and expenses we generate as manager of the 17 hotels owned by our subsidiary, John Q. Hammons Hotels Two, L.P., that are not collateral hotels and all nine hotels owned by Mr. Hammons.

(j) Interest expense excludes amortization of deferred financing fees and excludes interest income.

                                  RISK FACTORS

     Before tendering your outstanding notes for exchange notes or investing in the exchange notes, you should carefully consider the following factors and other information in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations and our ability to make payments on the notes could be materially adversely affected by any of the following risks.

RISKS RELATING TO OUR BUSINESS

 WE MAY BE ADVERSELY AFFECTED BY THE LIMITATIONS IN OUR FRANCHISE AGREEMENTS.

     Approximately 90% of our hotels operate pursuant to franchise agreements with nationally recognized hotel brands. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Standards are often subject to change over time. Compliance with any such new standards could cause us to incur significant expenses or capital expenditures.

     If we do not comply with standards or terms of the franchise agreements, our franchise licenses could be cancelled after the applicable cure period. While none of our franchisors has ever terminated or failed to renew one of our agreements, terminating or changing the franchise affiliation of a hotel could require us to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

     Our current franchise agreements terminate at various times and have differing remaining terms. Although some are subject to renewal, many of our franchise agreements are set to expire before the exchange notes mature. As a condition to renewal, the franchise agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel. Significant unexpected capital expenditures could adversely affect our cash flow and our ability to make payments on our indebtedness, including the exchange notes.

 MR. HAMMONS' CONTROL OF US AND OUR GENERAL PARTNER CREATES POTENTIAL FOR SIGNIFICANT CONFLICTS OF INTEREST.

     Through his ownership of all of our general partner's class B common stock, Mr. Hammons controls our activities. In addition, since Mr. Hammons beneficially owns all of our limited partnership interest, or LP Units, representing 75.96% of the total partnership units, he will decide any matters submitted to a vote of our partners. Certain decisions concerning our operations or financial structure may present conflicts of interest between Mr. Hammons and the holders of the exchange notes. For example, if we encounter financial difficulties or are unable to pay debts as they mature, Mr. Hammons' equity interest may conflict with the interests of the holders of the exchange notes. In addition, Mr. Hammons, as the holder of all of the LP Units, may suffer different and/or more adverse tax consequences than our general partner upon the sale or refinancing of some of the owned hotels as a result of unrealized gains attributable to certain owned hotels. Therefore, it is unlikely that an owned hotel will be sold or refinanced if such a transaction would result in an adverse tax consequence to Mr. Hammons if we are unable to make sufficient distributions to Mr. Hammons to pay those taxes, regardless of whether such a sale or refinancing might otherwise be in the best interest of the general partner and the holders of the exchange notes.

     Mr. Hammons also (1) owns hotels that we manage; (2) owns an interest in a hotel management company that provides accounting and other administrative services for all of our hotels; (3) owns a 50% interest in the entity from which we lease our corporate headquarters; (4) has an agreement whereby we pay up to 1.5% of his development costs for new hotels in exchange for the opportunity to manage the hotels and to purchase them under certain circumstances; (5) leases space to us in two trade centers owned by him that connect with two of our hotels; (6) has the right to require the redemption of his LP Units; (7) utilizes administration and other services from our general partner for his outside business interests; (8) supplements the salaries of two employees of our general partner; and (9) owns the real estate underlying three of our hotels, which we lease from him. We describe these arrangements in further detail under "Certain Relationships and Related Transactions -- Mr. Hammons."

 WE DEPEND ON CERTAIN KEY MEMBERS OF OUR GENERAL PARTNER'S EXECUTIVE MANAGEMENT.

     Our general partner, which manages us, is dependent on certain key members of its executive management, a loss of whose services could have a material effect on our business and future operations. Some of our general partner's executive officers, including its president, Lou Weckstein, spend a portion of their time performing services for Mr. Hammons unrelated to our business.

 COMPLIANCE WITH ENVIRONMENTAL LAWS MAY ADVERSELY AFFECT OUR FINANCIAL
 CONDITION.

     Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and governmental agencies have the authority to require an owner of a contaminated property to clean up the property, even if the owner did not know of and was not responsible for the contamination. In addition to the costs of cleanup, contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral. Under environmental laws, courts and government agencies also have the authority to require a person who sent waste to a waste disposal facility, like a landfill or an incinerator, to pay for the cleanup of that facility if it becomes contaminated and threatens human health or the environment. Court decisions have established that third parties may recover damages for injury caused by contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he suffers injury from the asbestos.

     We could be responsible for the costs discussed above if one or more of our properties are found to be contaminated or to have caused contamination. The costs to clean up contaminated property, to defend against a claim or to comply with environmental laws could be material and could affect our ability to pay the exchange notes. Under the laws of many states, contamination on a property may give rise to a lien on the property for cleanup costs. In several states, this lien has priority over all existing liens including those of existing mortgages.

     Real property pledged as security to a lender may be subject to unforeseen environmental liabilities. Historic uses of some of our properties have involved industries or businesses which could have used or produced hazardous materials or generated hazardous waste. In the regular course of business, our hotels might use and store small quantities of paints, paint thinners, lubricants, pool supplies, and commercial cleaning compounds which, in some circumstances, may be subject to federal and state regulations. Small quantities of waste oil, medical waste, and other waste materials may also be generated at some of our properties. Additionally, some of our properties contain or may have contained underground or above ground storage tanks which are regulated by federal, state and local environmental laws.

     All of our properties have been subject to environmental site assessments, or ESAs, prepared by independent third-party professionals. These ESAs were intended to evaluate the environmental conditions of these properties and included a site visit, a review of certain records and public information concerning the properties, the preparation of a written report and, in some cases, invasive sampling. We obtained the ESAs before we acquired or built most of our hotels to help us identify whether we might be responsible for cleanup costs or other environmental liabilities. The ESAs on our properties did not reveal any environmental conditions that are likely to have a material adverse effect on our business, assets, results of operations or liquidity. However, ESAs do not always identify all potential problems or environmental liabilities. Consequently, we may have material environmental liabilities of which we are unaware. Moreover, it is possible that future laws, ordinances or regulations could impose material environmental liabilities, or that the current environmental condition of our properties could be adversely affected by third parties or by the condition of land or operations in the vicinity of the properties.

 ASPECTS OF OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN GOVERNMENT REGULATIONS MAY HAVE SIGNIFICANT EFFECTS ON OUR BUSINESS.

     A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. We believe that our hotels are substantially in compliance with these requirements or, in the case of liquor licenses, that they have or will promptly obtain the appropriate licenses. Compliance with, or changes in, these laws could reduce the revenue and profitability of our hotels and could otherwise adversely affect our revenues, results of operations and financial condition.

     Under the Americans with Disabilities Act, or ADA, all public accommodations are required to meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA-required upgrades to our hotels, a determination that our hotels are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.


 THE RECENT CONVICTION OF ARTHUR ANDERSEN LLP, OUR FORMER INDEPENDENT PUBLIC ACCOUNTANT, MAY ADVERSELY AFFECT THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS THAT MAY ARISE OUT OF ITS AUDIT OF OUR FINANCIAL STATEMENTS.



     Our former independent public accountant, Arthur Andersen LLP, was convicted on June 15, 2002, of obstruction of justice in connection with the U.S. government's investigation of Enron Corp. We have engaged new certified public accountants, but it is possible that events relating to the trial and verdict may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of its audit of our financial statements.


 MOISTURE RELATED ISSUES RELATED TO DEFECTIVE WINDOWS AT SOME OF OUR PROPERTIES HAVE AFFECTED OUR OPERATING RESULTS, AND, IF THE PROBLEMS ARE MORE WIDESPREAD THAN CURRENTLY APPARENT, COULD ADVERSELY AFFECT OUR FUTURE RESULTS OF OPERATIONS.

     We discovered water intrusion through defective windows at some of our hotels. The sealant at the base of the windows provided by several manufacturers had shrunk. This shrinkage allowed moisture into the space between the exterior and interior walls. Because of the Exterior Finish Insulation System, or EFIS, used in the construction of our hotels, there is no escape path for any moisture that does leak in. The EFIS construction provides a "stucco" finish and is commonly used throughout the lodging industry. We conducted an inspection of all of our properties, and found shrinkage at 16 hotels, of which 15 had sustained water intrusion damage related to the moisture, including six hotels with severe damage.

     We are pursuing claims against the window manufacturers and our insurance carrier. The insurance carrier has denied coverage on a portion of our claims and we have filed suit to enforce our claim. One window manufacturer is in the process of repairing their windows, and two others have agreed to do so. The remaining two manufacturers have told us that they will not cover the costs of window repair or replacement. We intend to vigorously pursue our claims against the insurance company and the window manufacturers, but there is no assurance that we will prevail.

     We have paid or reserved all costs incurred and expected to be incurred in connection with the 16 hotels at which we discovered problems. Virtually all of our properties include the same type of windows. While we have found no evidence of any water damage in any other locations, problems could develop with the windows in other hotels in the future. If such problems were to become widespread, and we were unable to collect from the manufacturers or our insurance carrier, the cost could be significant, and could adversely impact our cash flow and results of operations.

RISKS RELATED TO THE EXCHANGE NOTES

 OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We have a substantial amount of indebtedness. Assuming we had completed the sale of the outstanding notes and applied the proceeds as of March 29, 2002, we would have had total indebtedness of $823.6 million.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain other financing to fund future working capital, capital expenditures and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital and other expenditures;

     - limit our flexibility in planning for, or reacting to, changes in our business and industry;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - along with the financial and other restrictive covenants in our indebtedness, limit, among other things, our ability to borrow additional funds.

 WE MAY BE ABLE TO INCUR ADDITIONAL DEBT, WHICH WOULD INCREASE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     Although the terms of the documents governing the exchange notes and mortgages on our other hotels restrict our ability to incur additional indebtedness, we may be able to borrow additional funds in the future. If new debt is added to our current debt, the related risks we now face could intensify and increase the risk of default on our indebtedness, including the exchange notes.

 THE TERMS OF OUR DEBT PLACE RESTRICTIONS ON US, WHICH REDUCES OPERATIONAL FLEXIBILITY AND CREATES DEFAULT RISKS.

     The documents governing the terms of the notes and some of the mortgage debt on our properties that are not part of the collateral hotels contain covenants that place restrictions on us and certain of our activities, including:

     - acquisitions, mergers and consolidations;

     - the incurrence of additional indebtedness;

     - the incurrence of liens;

     - capital expenditures;

     - the payment of dividends; and

     - transactions with affiliates.

     The restrictive covenants in the indenture and the documents governing our mortgage debt reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. In addition, certain covenants in the mortgage debt documents for some of the non-collateral hotel properties require our parent company to meet financial performance tests on a consolidated basis. Our failure to comply with these restrictive covenants constitutes an event of default that, if not cured or waived, could result in the acceleration of the debt which we may be unable to repay.

 TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized on schedule, or at all, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the exchange notes, on commercially reasonable terms or at all.

 THE COLLATERAL FOR THE EXCHANGE NOTES MAY NOT BE ADEQUATE.

     We do not have recent appraisals of our hotels. There can be no assurance that the proceeds from any sale of collateral would be sufficient to satisfy the amounts due on the notes and under the first mortgages on two of our hotels. To the extent that proceeds from any sale of collateral would be insufficient to satisfy the amounts due on the exchange notes, you would become our general unsecured creditor with respect to our other assets. Three of the collateral hotels are subject to ground leases, and in the event of foreclosure, the trustee under the indenture governing the exchange notes would be required to comply with the terms of such ground leases, including payment of rent and terms that may restrict the trustee's ability to dispose of a hotel following foreclosure. In addition, we may enter into hedging arrangements relating to interest rates and currency exchange rates which may be secured by the collateral that secures the exchange notes.

     Mr. Hammons has agreed to contribute a total of up to $195.0 million to John Q. Hammons Hotels, L.P. in the event that the proceeds from the sale of the collateral are insufficient to satisfy the amounts due under the notes. No assurances can be given that John Q. Hammons Hotels, L.P. or the trustee for the notes will be able to collect all or any portion of such amounts. In addition, this obligation will terminate upon Mr. Hammons' death. You should not rely on this obligation when making your decision as to whether to exchange your outstanding notes for exchange notes or to purchase any exchange notes.

 WE CANNOT ASSURE YOU THAT WE WILL CONTINUE TO RECEIVE REVENUES FROM HOTELS WE MANAGE.

     We receive a portion of our revenues from managing hotels owned by our subsidiary, John Q. Hammons Hotels Two, L.P., and Mr. Hammons. We have management agreements with respect to the hotels owned by Mr. Hammons and some of the hotels owned by John Q. Hammons Hotels Two, L.P. Each of the management agreements with the nine hotels owned by Mr. Hammons or entities controlled by Mr. Hammons is terminable within either 30 or 60 days. We cannot assure you that we will continue to receive revenues with respect to any of these hotels.

 UNDER CERTAIN CIRCUMSTANCES, BANKRUPTCY RULES MAY IMPAIR YOUR RIGHTS IN THE COLLATERAL.

     The right of the trustee under the indenture and related documents to foreclose upon and sell the collateral after an event of default is likely to be significantly impaired if a bankruptcy case were to be commenced by or against us. Under applicable federal bankruptcy law, secured creditors cannot repossess their security from a debtor in a bankruptcy case, or dispose of security repossessed from the debtor, without bankruptcy court approval. The debtor also is generally permitted to use collateral, including, with bankruptcy court approval, cash collateral, provided, generally, that the secured creditor is given "adequate protection."

     The meaning of the term "adequate protection" may vary according to the circumstances. It is intended in general to protect the value of the secured creditor's interest in the collateral. If the bankruptcy court determines that the value of the collateral decreased as a result of the stay or the debtor's use of the collateral during the bankruptcy case, the court could order cash payments or additional security.

     In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict if payments under the exchange notes would be made during a bankruptcy case, whether or when the trustee could foreclose upon or sell the collateral or whether or to what extent you would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the exchange notes you would hold "undersecured claims." Federal bankruptcy law does not permit the payment and/or accrual of interest, costs and attorneys' fees for "undersecured claims" during a bankruptcy case.

 THE FAILURE OF A MARKET FOR THE EXCHANGE NOTES TO DEVELOP COULD AFFECT YOUR ABILITY TO, AND THE PRICE AT WHICH YOU MAY, RESELL YOUR EXCHANGE NOTES, AND YOU MAY HAVE TO HOLD YOUR EXCHANGE NOTES INDEFINITELY.

     The exchange notes will be a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the notes on any securities exchange. Each of the initial purchasers has advised us that it intends to make a market in the exchange notes offered, but no initial purchaser is obligated to do so. Any such market making, if begun, may be terminated at any time without notice. There can be no assurance that any active market for the exchange notes will develop.

     If a trading market develops for the exchange notes, the exchange notes could trade at a discount from their face value depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of, and trading market for, the exchange notes also may be adversely affected by:

     - the number of holders of the exchange notes;

     - the interest of securities dealers in making a market in the exchange notes;

     - changes in the market for high yield securities; and

     - changes in our financial performance or prospects or in the prospects for companies in the lodging industry generally.

     Historically, the market for non-investment grade debt has been subject to disruptions that caused substantial volatility in the prices of securities similar to the exchange notes. Any market for the exchange notes may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

 IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES FOR EXCHANGE NOTES, YOUR NOTES WILL CONTINUE TO HAVE RESTRICTIONS ON TRANSFER.

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your outstanding notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances required under the registration rights agreement.

 THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR OUTSTANDING NOTES.

     If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer -- Consequences of Failure to Exchange."

 WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain change of control events, the issuers will be required to offer to repurchase all of the notes. It is possible, however, that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes. The issuers' failure to repurchase any of the notes would be a default under the indenture and under the mortgages on certain of the non-collateral hotels.

RISKS RELATED TO THE LODGING INDUSTRY

 THE LODGING INDUSTRY IS HIGHLY COMPETITIVE.

     Competitive factors in the lodging industry include, among others, reasonableness of room rates, quality of accommodations, service levels and convenience of locations. We generally operate in areas that contain numerous other competitors. There can be no assurance that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the locales in which our hotels are located. Furthermore, there can be no assurance that, in the locales in which our hotels operate, competing hotels will not pose greater competition for guests than presently exists, or that new hotels will not enter such locales. New or existing competitors could offer significantly lower rates or greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which we compete, adversely affecting our operations.

 THE EVENTS OF SEPTEMBER 11, 2001, THE THREAT OF TERRORISM AND THE ONGOING WAR AGAINST TERRORISM HAVE IMPACTED AND WILL CONTINUE TO IMPACT OUR INDUSTRY AND OUR RESULTS OF OPERATIONS.

     The terrorist attacks of September 11th had a negative impact on our hotel operations in the third quarter of 2001, causing lower than expected performance in an already slowing economy. The events of September 11th caused a significant decrease in our hotels' occupancy and average daily rate due to disruptions in business and leisure travel patterns, and concerns about travel safety. Major metropolitan areas and airport hotels have been hit particularly hard due to concerns about air travel safety and a significant overall decrease in the amount of air travel.

     Our occupancy and revenue per available room, or RevPAR, were below historical levels by as much as 25 percentage points and 35%, respectively, in the week immediately after the terrorist attacks. While RevPAR at our hotels has improved from the depressed levels following the events of September 11th, RevPAR at our hotels remains below pre-September 11th levels and may remain at such depressed levels. We cannot predict the extent to which the events of September 11th will continue to directly or indirectly impact the hotel industry or our operating results in the future. Additional terrorist attacks or similar events could have further material adverse effects on the hotel industry and our operations.

 THE RECENT ECONOMIC SLOWDOWN HAS ADVERSELY AFFECTED OUR PERFORMANCE AND, IF IT WORSENS OR CONTINUES, THESE EFFECTS COULD BE MATERIAL.

     We experienced declines in RevPAR during the third quarter of 2001 due to the economic slowdown that started prior to September 11th, as well as the terrorist attacks of September 11th. A sharper than anticipated decline in business and leisure travel was principally reflected in decreased occupancies and, at times, resulting lower room rates. If the economic slowdown worsens significantly or continues for a protracted period of time, the declines in occupancy could also lead to further declines in average daily room rates and could have a material adverse effect on our operations and cash flow.

 WE ARE SUBJECT TO THE RISKS OF HOTEL OPERATIONS.

     Our hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include, among others:

     - competition from other hotels;

     - increases in supply of hotel rooms that exceed increases in demand;

     - increases in energy costs and other travel expenses that reduce business and leisure travel;

     - adverse effects of declines in general and local economic activity;

     - adverse effects of a downturn in the hotel industry; and

     - risks associated with the ownership of hotels and real estate, as discussed below.

 WE WILL ALSO ENCOUNTER RISKS THAT MAY ADVERSELY AFFECT REAL ESTATE OWNERSHIP IN GENERAL.

     Our investments in hotels are subject to the numerous risks generally associated with owning real estate, including among others:

     - adverse changes in general or local economic or real estate market conditions;

     - changes in zoning laws;

     - changes in traffic patterns and neighborhood characteristics;

     - increases in assessed valuation and tax rates;

     - increases in the cost of property insurance;

     - governmental regulations and fiscal policies;

     - the potential for uninsured or underinsured property losses;

     - the impact of environmental laws and regulations; and

     - other circumstances beyond our control.

     Moreover, real estate investments are relatively illiquid, and generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in the exchange offer will be retired and canceled and cannot be reissued.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of March 29, 2002, and on a pro forma basis giving effect to the sale of the outstanding notes and the application of the proceeds, as if each had occurred on that date. You should read this table in conjunction with the sections of this prospectus entitled "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the notes thereto included elsewhere in this prospectus.

                                                               AS OF MARCH 29, 2002
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 31,402    $ 29,940(a)
                                                              ========    ========
Current portion of long-term debt...........................  $ 40,881    $ 10,807
Long-term debt:
     8 7/8%, Series A First Mortgage Notes..................        --     510,000
     8 7/8% First Mortgage Notes due 2004...................   294,775          --
     9 3/4% First Mortgage Notes due 2005...................    79,293          --
     Other long-term debt...................................   393,498     302,750
                                                              --------    --------
  Total debt, including current portion.....................   808,447     823,557
                                                              --------    --------
Contributed capital.........................................    96,436      96,436
Partners' and other deficits, net(b)........................   (74,005)    (81,976)
                                                              --------    --------
     Total equity...........................................    22,431      14,460
                                                              --------    --------
     Total capitalization...................................  $830,878    $838,017
                                                              ========    ========

---------------

(a) Does not reflect payment of accrued and unpaid interest with respect to the existing indebtedness to be repaid from the proceeds of the sale of the outstanding notes. As of March 29, 2002, such amount would have been approximately $7.6 million.

(b) Deficit increased by $4.4 million as a result of redemption premiums and waiver fees and $3.6 million in unamortized deferred financing costs relating to the repayment of certain of our indebtedness with the net proceeds of this offering.

                               THE EXCHANGE OFFER

GENERAL

     We are offering to exchange up to $510 million aggregate principal amount of exchange notes for the same aggregate principal amount of outstanding notes. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We issued and sold $510 million in principal amount of the outstanding notes on May 21, 2002 in a transaction exempt from the registration requirements of the Securities Act. Because this transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the registration rights agreement, we agreed to file and to use our best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes.

     In addition, there are circumstances where we are required to use our best efforts to file a shelf registration statement with respect to resales of the notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus forms a part and that has been filed with the Commission.

     As soon as practicable after the registration statement is declared effective, we will offer the holders of outstanding notes who are not prohibited by any law or policy of the Commission from participating in this exchange offer the opportunity to exchange their outstanding notes for exchange notes registered under the Securities Act. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages.

     By tendering your outstanding notes for exchange notes, you represent to us that:

     - any exchange notes you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

     - you are not an "affiliate" as the term is defined in Rule 405 under the Securities Act;

     - you have full power and authority to tender, exchange, sell, assign and transfer your outstanding notes tendered; and

     - we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances.

     You also must warrant and agree that you will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the outstanding notes tendered in the exchange offer. If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes pursuant to the exchange offer, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes. See "Plan of Distribution."

     We are not making an exchange offer to, and we will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the outstanding notes would be in violation of securities or blue sky laws of that jurisdiction.

     Unless the context requires otherwise, we use the term "holder" with respect to an exchange offer to mean any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of outstanding notes. For purposes of the exchange offer, this includes beneficial interests in outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form.

TERMS OF THE EXCHANGE OFFER

     We offer, upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of our 8 7/8% Series B First Mortgage Notes due 2012 for each $1,000 principal amount of our outstanding 8 7/8% Series A First Mortgage Notes due 2012, properly tendered before the expiration date and not validly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in integral multiples of $1,000 principal amount.

     The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

          (1) the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the outstanding notes, and

          (2) holders of the exchange notes will not be entitled to some of the rights of holders of the outstanding notes under the registration rights agreement.

     The exchange notes evidence the same indebtedness as the outstanding notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the indenture.

     The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as described under "-- Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $510 million principal amount of the outstanding notes is outstanding.

     You do not have any appraisal or dissenters' rights in connection with the exchange offer. Outstanding notes that you do not tender, or that you tender but we do not accept in connection with the exchange offer will remain outstanding. See "Risk Factors -- If you do not exchange your outstanding notes for exchange notes, your notes will continue to have restrictions on transfer."

     If we do not accept any of your tendered outstanding notes for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, we will return any such unaccepted outstanding notes without expense to you promptly after the expiration date.

     You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of your outstanding notes in connection with the exchange offer. We will pay certain charges and expenses, other than specified applicable taxes. See "-- Fees and Expenses."

     WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO

WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE


     The expiration date for the exchange offer is 5:00 p.m. New York City time,
on August   , 2002, unless we, in our sole discretion, extend the exchange offer. If we do extend the exchange offer, the expiration date will be the latest date and time to which we extend the exchange offer.


EXTENSIONS; AMENDMENT

     We expressly reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

     - to delay acceptance of any outstanding notes for exchange;

     - to terminate the exchange offer (whether or not any outstanding notes have already been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" have occurred or exist or have not been satisfied;

     - to extend the expiration date and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under "-- Withdrawal of Tenders;" and

     - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

     If we amend the exchange offer in a manner we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such material amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

     Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal of Tenders") promptly after the expiration date.

     In all cases, delivery of exchange notes in exchange for outstanding notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

     - outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC;

     - the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

     - any other documentation required by the letter of transmittal.

     Accordingly, the delivery of the exchange notes might not be made to all tendering holders at the same time, and will depend upon when the exchange agent receives outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC.

     Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn, if and when we give oral or written notice to the exchange agent (and such oral notice to be promptly confirmed in writing) of our acceptance of such outstanding notes for exchange pursuant to the exchange offer. Our acceptance for exchange of outstanding notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of outstanding notes, letters of transmittal and related documents and transmitting exchange notes to holders who have validly tendered outstanding notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any outstanding notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of outstanding noes), or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "Withdrawal of Tenders."

PROCEDURES FOR TENDERING

  HOW TO TENDER GENERALLY

     Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed, if the letter so requires; and

     - mail, send by facsimile or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date; or

     - comply with the automated tender offer program procedures of DTC, described below.

     In addition, either:

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures, described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided under "-- Exchange Agent" prior to the expiration date.

     A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

  YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you represent to us that, among other things:

     - any exchange notes that you receive are being acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

     - you are not our "affiliate" as defined in Rule 405 of the Securities Act; and

     - you are not a broker-dealer, and you are not engaged in and do not intend to engage in any distribution of the exchange notes; or

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes.

  SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or any notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

     If the letter of transmittal or any notes or note powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, the parties listed above should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     Any financial institution that is a participant in DTC's system may be able to use DTC's automated tender offer program to tender. Participants in the program may be able to transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgement from a participant in its automated tender offer program that it is tendering outstanding notes that are the subject of the book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against the participant.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make a book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes but you cannot deliver the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may still tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from a member firm as described above, either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery;

     - the notice sets forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

     - the notice guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as a book-entry confirmation, and all other documents required by the letter of transmittal, by the close of business, New York time on the third New York Stock Exchange trading day after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

COMPANY DETERMINATIONS FINAL

     We will determine in our sole discretion all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding on all parties. We reserve the absolute right, in our sole discretion, to reject any tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of outstanding notes, whether or not similar defects or irregularities are waived in the case of other holders.

     Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of us, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALE OF THE EXCHANGE NOTES

     Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our affiliate as defined in Rule 405 under the Securities
       Act;

     - the exchanges notes are acquired in the ordinary course of your business; and

     - you do not intend to participate in any distribution of the exchange notes.

     Broker-dealers that acquired outstanding notes directly from us may not rely on the interpretations of the SEC described above. Accordingly, in order to sell their notes, broker-dealers that acquired outstanding notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder in any resale prospectus. If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes and you acquired those notes as a result of market-making activities or other trading activities, you must deliver a prospectus, as required by law, in connection with any resale of the exchange notes. Only broker dealers that acquired outstanding notes as a result of market-making or other trading activities may participate in the exchange offer. See "Plan of Distribution."

     In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

     The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. In the event that our belief regarding resale is inaccurate, if you transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws, you may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

     If an exemption from registration is not available, the resale of exchanged notes must be covered by an effective registration statement under the Securities Act containing the selling noteholder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchanges notes only as specifically described in this prospectus. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written or facsimile transmission notice of withdrawal at the address given under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date;

     - you must comply with the appropriate procedures of DTC's automated tender offer program system; and

     - the notice of withdrawal must:

         - specify the name of the person having deposited the outstanding notes to be withdrawn;

         - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

         - be signed in the same manner as the original signature on the letter of transmittal tendering the outstanding notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

         - specify the name in which any outstanding notes are to be registered, if different from that of the depositor.

     Any outstanding notes that have been properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered by following one of the procedures described above under "-- Procedures for Tendering."

     All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Neither we, our affiliates, the exchange agent nor any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any tendered outstanding notes that have been properly withdrawn will be returned to the holder promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the issue date of the outstanding notes and will be paid with the first interest payment on the exchange notes. If interest has not yet been paid, the exchange notes will bear interest from and including May 21, 2002. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes and will be superceded by the interest accruing with respect to the exchange notes.

     The exchange notes will bear interest at a rate of 8 7/8% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each May 15 and November 15 following the consummation of the exchange offer. Untendered outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will bear interest at a rate of 8 7/8% per annum after the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if in our reasonable judgment:

     - the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission;

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     - you do not tender your outstanding notes in compliance with the terms of the exchange offer;

     - the Commission or any state securities authority has threatened or issued a stop order for the registration statement that this prospectus is a part of, or proceedings for the that purpose are instituted;

     - we fail to obtain any governmental approval that we consider necessary for the consummation of the exchange offer; or

     - any change or development involving a prospective change in our business or financial affairs has occurred that we think might materially impair our ability to consummate the exchange offer.

     If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer (whether or not any outstanding notes have already been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to each registered holder of outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     Wachovia Bank, National Association, has been appointed as exchange agent for the exchange offer. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                    Mail:                               Overnight or Hand Delivery:
     Wachovia Bank, National Association            Wachovia Bank, National Association
       1525 West W.T. Harris Boulevard                1525 West W.T. Harris Boulevard
             NC 1153 Building 3C3                           NC 1153 Building 3C3
     Charlotte, North Carolina 28288-1153           Charlotte, North Carolina 28262-1153
       Attn: Corporate Trust Operations               Attn: Corporate Trust Operations
       Telephone Number: (704) 590-7413               Telephone Number: (704) 590-7413
       Facsimile Number: (704) 590-7628               Facsimile Number: (704) 590-7628

     DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. We will pay the expenses to be incurred in connection with the exchange offer. They include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - any related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder if:

     - certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal;

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer; or

     - satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes, and the market for secondary resales is likely to be minimal. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the outstanding notes under the Securities Act. Unless they are broker-dealers selling under certain circumstances, holders of outstanding notes will no longer have any rights under the registration rights agreement although the outstanding notes will remain outstanding and will continue to accrue interest. Broker-dealers that are not eligible to participate in the exchange offer may have additional rights under the registration rights agreement to facilitate the sale of their outstanding notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes our consolidated financial data, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. The selected consolidated financial data as of March 29, 2002 and for the three months ended March 29, 2002 and March 30, 2001 have been derived from our unaudited financial statements which have been prepared by our management on the same basis as our audited financial statements and, in the opinion of our management, include all adjustments consisting of normal recurring adjustments that are considered necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 29, 2002 are not necessarily indicative of results to be anticipated for the entire year. The selected consolidated financial data as of December 28, 2001 and December 29, 2000 and for each of the fiscal years in the three-year period ended December 28, 2001 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1999, January 1, 1999 and January 2, 1998 and for the fiscal years ended January 1, 1999 and January 2, 1998 have been derived from our audited consolidated financial statements not included in this prospectus.

                                      THREE MONTHS ENDED                         FISCAL YEAR
                                     ---------------------   ----------------------------------------------------
                                     MARCH 29,   MARCH 30,
                                       2002        2001        2001       2000       1999       1998       1997
                                     ---------   ---------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Rooms............................  $ 65,490    $ 69,940    $266,353   $267,596   $229,807   $211,989   $195,296
  Food and beverage................    29,287      31,668     118,042    119,865    101,231     91,982     86,183
  Meeting room rental and
    other(a).......................    12,652      13,701      52,263     49,113     40,646     35,003     31,795
                                     --------    --------    --------   --------   --------   --------   --------
    Total revenues.................   107,429     115,309     436,658    436,574    371,684    338,974    313,274
                                     --------    --------    --------   --------   --------   --------   --------
Operating expenses:
  Direct operating costs and
    expenses(b):
    Rooms..........................    16,056      17,206      68,061     68,224     59,507     54,600     50,265
    Food and beverage..............    22,155      24,761      94,690     98,398     84,035     77,018     73,383
    Other..........................       709         864       3,288      3,716      3,667      3,389      3,385
  General, administrative, sales
    and management service
    expenses(c)....................    33,009      35,074     131,522    124,393    104,876     95,500     85,766
  Repairs and maintenance..........     4,355       4,371      17,847     17,065     15,059     13,438     12,578
  Depreciation and amortization....    12,992      13,548      62,174(d)   53,367    45,669     45,580     34,781
                                     --------    --------    --------   --------   --------   --------   --------
    Total operating expenses.......    89,276      95,824     377,582    365,163    312,813    289,525    260,158
                                     --------    --------    --------   --------   --------   --------   --------
Income from operations.............    18,153      19,485      59,076     71,411     58,871     49,449     53,116
Other (income) expenses:
  Interest expense and amortization
    of deferred financing fees,
    net............................    16,998      18,249      70,975     73,833     62,209     57,286     44,325
  Gain on property
    disposition(e).................        --          --          --         --     (2,365)    (8,175)        --
                                     --------    --------    --------   --------   --------   --------   --------
Income (loss) before extraordinary
  item and cumulative effect of
  change in accounting
  principle(f).....................  $  1,155    $  1,236    $(11,899)  $ (2,422)  $   (973)  $    338   $  8,791
                                     ========    ========    ========   ========   ========   ========   ========
Net income (loss)..................  $  1,155    $  1,236    $(12,373)  $ (2,422)  $ (2,986)  $ (1,911)  $  8,791
                                     ========    ========    ========   ========   ========   ========   ========

                                       THREE MONTHS ENDED                         FISCAL YEAR
                                      ---------------------   ----------------------------------------------------
                                      MARCH 29,   MARCH 30,
                                        2002        2001        2001       2000       1999       1998       1997
                                      ---------   ---------   --------   --------   --------   --------   --------
                                               (IN THOUSANDS EXCEPT MARGIN AND RATIO DATA AND HOTEL DATA)
OTHER DATA:
  EBITDA(g).........................  $ 31,145     $33,033    $121,250   $124,778   $104,540   $ 95,029   $ 87,897
  Additions to property and
    equipment.......................     4,711       1,870      32,101     43,499    123,620    131,183    179,385
  Net cash flows:
    Net cash provided by operating
      activities....................     8,197       4,185      51,220     36,524     41,444     43,644     27,919
    Net cash used in investing
      activities....................    (5,385)     (6,640)    (39,658)   (45,584)  (100,216)   (92,925)  (193,271)
    Net cash provided by (used in)
      financing activities..........    (4,590)     (1,834)    (23,936)     4,887     62,266     53,553    160,864
MARGIN AND RATIO DATA:
  EBITDA margin (% of total
    revenue)........................      29.0%       28.6%       27.8%      28.6%      28.1%      28.0%      28.1%
  Ratio of EBITDA to interest
    expense(h)......................       1.8x        1.7x        1.7x       1.6x       1.6x       1.6x       1.9x
  Ratio of earnings to fixed
    charges(i)......................      1.07x       1.07x       0.84x      0.96x      0.89x      0.91x      0.97x
HOTEL DATA:
  Number of properties..............        47          47          47         47         45         42         45
  Number of rooms...................    11,633      11,633      11,633     11,633     11,067     10,293     11,108
  Average occupancy.................      62.4%       63.7%       62.9%      64.4%      62.9%      62.1%      62.9%
  Average daily room rate...........  $  99.12     $103.68    $ 100.07   $  98.56   $  94.87   $  91.38   $  82.38
  RevPAR(j).........................     61.86       66.07       62.90      63.50      59.64      56.79      51.84
  Increase (decrease) in RevPAR.....      (6.4)%       5.0%       (0.9)%      6.5%       5.0%       9.5%       5.3%

                                                                    AS OF
                                    ----------------------------------------------------------------------
                                    MARCH 29,    DEC. 28,    DEC. 29,    DEC. 31,    JAN. 1,      JAN. 2,
                                      2002         2001        2000        1999        1999         1998
                                    ---------    --------    --------    --------    --------     --------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets....................  $872,170     $881,724    $920,884    $934,312    $876,486     $816,733
  Total debt, including current
    portion.......................   808,447      813,007     836,707     828,843     759,716      695,791
  Partners' equity................    22,431       21,306      33,758      39,107      45,240       57,938

---------------

(a) Includes meeting room rental, management fees for providing management services to the managed hotels and other.

(b) Includes expenses incurred in connection with rooms, food and beverage and telephones.

(c) Includes expenses incurred in connection with franchise fees, administrative, marketing and advertising, utilities, insurance, property taxes, rent and other expenses and expenses incurred providing management services to the managed hotels.

(d) Approximately $7.6 million of the 2001 depreciation and amortization relates to the moisture related issues in our hotels discussed under "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

(e) Gain on property disposition includes six hotels sold February 6, 1998, one hotel sold December 31, 1998 and one hotel sold June 16, 1999.

(f) The 1998, 1999 and 2001 fiscal years do not include extraordinary charges of $2.2 million, $0.2 million and $0.5 million, respectively, related to early extinguishment of debt. In addition, we adopted a new accounting pronouncement in 1999 which requires cost of start up activities, including pre-opening expenses, to be expensed as incurred. The 1999 fiscal year does not include a $1.8 million charge related to the change in accounting.

(g) EBITDA represents earnings before net interest expense, provision for income taxes (if applicable) and depreciation and amortization. Our general partner believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

(h) Interest expense includes amortization of deferred financing fees and excludes interest income.

(i) Earnings used in computing the earnings to fixed charges ratios consist of net income plus fixed charges. Fixed charges consist of interest expense and that portion of rental expense representative of interest (deemed to be one-third of rental expense).

(j) Total room revenue divided by number of available rooms. Available rooms represent the number of rooms available for rent multiplied by the number of days in the period presented.

SUPPLEMENTAL FINANCIAL INFORMATION RELATING TO THE COLLATERAL HOTELS AND MANAGEMENT OPERATIONS

     The following tables set forth, for the twelve months ended March 29, 2002, and each of the fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999, unaudited selected financial information with respect to (1) the hotels that will collateralize the exchange notes and (2) revenues and expenses generated by John Q. Hammons Hotels, L.P., as manager of the hotels owned by our unrestricted subsidiary, John Q. Hammons Hotels Two, L.P., and by Mr. Hammons.

                                                                  TWELVE MONTHS ENDED MARCH 29, 2002
                                                            -----------------------------------------------
                                                                                                  TOTAL
                                                             COLLATERAL       MANAGEMENT       RESTRICTED
                                                               HOTELS         OPERATIONS          GROUP
                                                            -------------    -------------    -------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING REVENUES........................................    $264,363          $ 8,997(a)      $273,360
OPERATING EXPENSES:
  Direct operating costs and expenses.....................      99,682                            99,682
  General, administrative, sales and management
     expenses.............................................      82,676(b)        (1,012)(c)       81,664
  Repairs and maintenance.................................      10,882                            10,882
  Depreciation and amortization...........................      35,303(d)           694           35,997
                                                              --------          -------         --------
TOTAL OPERATING EXPENSES..................................     228,543             (318)         228,225
                                                              --------          -------         --------
INCOME FROM OPERATIONS....................................    $ 35,820          $ 9,315         $ 45,135
                                                              ========          =======         ========
EBITDA(E).................................................    $ 71,123          $10,009         $ 81,132
OPERATING DATA:
  Occupancy...............................................        63.4%
  Average daily room rate.................................    $  94.51
  RevPAR..................................................    $  59.93

                                                                  FISCAL YEAR ENDED DECEMBER 28, 2001
                                                            -----------------------------------------------
                                                                                                  TOTAL
                                                             COLLATERAL       MANAGEMENT       RESTRICTED
                                                               HOTELS         OPERATIONS          GROUP
                                                            -------------    -------------    -------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING REVENUES........................................    $269,710          $ 9,090(a)      $278,800
OPERATING EXPENSES:
  Direct operating costs and expenses.....................     102,202               --          102,202
  General, administrative, sales and management
     expenses.............................................      84,036(b)          (798)(c)       83,238
  Repairs and maintenance.................................      10,967               --           10,967
  Depreciation and amortization...........................      35,428(d)           719           36,147
                                                              --------          -------         --------
TOTAL OPERATING EXPENSES..................................     232,633              (79)         232,554
                                                              --------          -------         --------
INCOME FROM OPERATIONS....................................    $ 37,077          $ 9,169         $ 46,246
                                                              ========          =======         ========
EBITDA(E).................................................    $ 72,505          $ 9,888         $ 82,393
OPERATING DATA:
  Occupancy...............................................        64.1%
  Average daily room rate.................................    $  95.45
  RevPAR..................................................    $  61.14

                                                                  FISCAL YEAR ENDED DECEMBER 29, 2000
                                                            -----------------------------------------------
                                                                                                  TOTAL
                                                             COLLATERAL       MANAGEMENT       RESTRICTED
                                                               HOTELS         OPERATIONS          GROUP
                                                            -------------    -------------    -------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING REVENUES........................................    $271,530         $  8,578(a)      $280,108
OPERATING EXPENSES:
  Direct operating costs and expenses.....................     104,925               --          104,925
  General, administrative, sales and management
     expenses.............................................      80,443(b)        (2,311)(c)       78,132
  Repairs and maintenance.................................      10,676               --           10,676
  Depreciation and amortization...........................      28,299              399           28,698
                                                              --------         --------         --------
TOTAL OPERATING EXPENSES..................................     224,343           (1,912)         222,431
                                                              --------         --------         --------
INCOME FROM OPERATIONS....................................    $ 47,187         $ 10,490         $ 57,677
                                                              ========         ========         ========
EBITDA(E).................................................    $ 75,486         $ 10,889         $ 86,375
OPERATING DATA:
  Occupancy...............................................        65.9%
  Average daily room rate.................................    $  94.36
  RevPAR..................................................    $  62.15

                                                                  FISCAL YEAR ENDED DECEMBER 31, 1999
                                                            -----------------------------------------------
                                                                                                  TOTAL
                                                             COLLATERAL       MANAGEMENT       RESTRICTED
                                                               HOTELS         OPERATIONS          GROUP
                                                            -------------    -------------    -------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING REVENUES........................................    $226,006          $ 7,525(a)      $233,531
OPERATING EXPENSES:
  Direct operating costs and expenses.....................      88,524               --           88,524
  General, administrative, sales and management
     expenses.............................................      65,877(b)        (2,015)(c)       63,862
  Repairs and maintenance.................................       9,199               --            9,199
  Depreciation and amortization...........................      21,881              395           22,276
                                                              --------          -------         --------
TOTAL OPERATING EXPENSES..................................     185,481           (1,620)         183,861
                                                              --------          -------         --------
INCOME FROM OPERATIONS....................................    $ 40,525          $ 9,145         $ 49,670
                                                              ========          =======         ========
EBITDA(e).................................................    $ 62,406          $ 9,540         $ 71,946
OPERATING DATA:
  Occupancy...............................................        64.9%
  Average daily room rate.................................    $  90.09
  RevPAR..................................................    $  58.43

---------------

(a) Represents management revenues derived from the 17 non-collateral owned hotels and the nine managed hotels.

(b) General, administrative, sales and management expenses for Collateral Hotels includes management expenses allocated to the respective hotels.

(c) General, administrative, sales and management expenses for Management Operations reflect a credit for the management revenues associated with the management expenses included in general, administrative, sales and management expenses for the Collateral Hotels.

(d) Approximately $5.9 million of the depreciation and amortization for the twelve months ended March 29, 2002 and for the fiscal year ended December 28, 2001 relates to the moisture related issues in the collateral hotels discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

(e) EBITDA represents earnings before net interest expense, provision for income taxes (if applicable) and depreciation and amortization. Our general partner believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our selected consolidated financial data and our consolidated financial statements included elsewhere in this prospectus.

GENERAL

     Our consolidated financial statements include revenues from our owned hotels and management fee revenues for providing management services to the managed hotels. References to our hotels include both our owned hotels and our managed hotels. We derive revenues from the owned hotels from rooms, food and beverage, meeting rooms and other revenues. Our beverage revenues include only revenues from the sale of alcoholic beverages, while we show revenues from the sale of non-alcoholic beverages as part of food revenue. Direct operating costs and expenses include expenses we incur in connection with the direct operation of rooms, food and beverage and telephones. Our general, administrative, sales and management services expenses include expenses incurred for franchise fees, administrative, sales and marketing, utilities, insurance, property taxes, rent, management services and other expenses.

     From 1997 through 2001, our total revenues grew at an annual compounded growth rate of 8.7%, from $313.3 million to $436.7 million. Occupancy for the owned hotels during that period remained relatively constant, ranging from 62.1% to 64.4%. At the same time, the owned hotels' average daily room rate increased by 21.5%, from $82.38 to $100.07. Room revenue per available room for owned hotels increased by 21.3% from $51.84 to $62.90.

     Our past development activity restricts our ability to grow net income in the short term. Fixed charges for new hotels (such as depreciation and amortization expense) typically exceed new hotel operating cash flow in the first one to three years of operations. As new hotels mature, we expect, based on past experience, that the operating expenses for these hotels will decrease as a percentage of revenues, although there can be no assurance that this will continue to occur. We announced on September 11, 1998, that we were ceasing new development activity, except for the hotels then under construction. We currently have no hotels under construction.

     In general, hotels we opened during the period from 1997 to 2001 increased overall average room rate, while occupancy remained relatively constant. Historically, we have tracked the performance of the owned hotels in two groups: those we opened during the current fiscal year and prior fiscal year, which we refer to as the new hotels, and the rest of the owned hotels, which we refer to as the mature hotels. New hotels typically generate positive cash flow from operations before debt service in the first year, generate cash sufficient to service mortgage debt in the second year and create positive cash flow after debt service in the third year.

     The distinction between mature and new hotels has become much less significant over time. For example, in 2002, we had no new hotels. In 2001, the new hotels included only two hotels opened in 2000, and the mature hotels included 45 hotels opened before 2000.

SELECTED OPERATING DATA

     The following chart sets forth selected operating data for the past five fiscal years and for the three months ended March 29, 2002 and March 30, 2001.

                                       THREE MONTHS ENDED                               FISCAL YEAR
                                     ----------------------    -------------------------------------------------------------
                                     MARCH 29,    MARCH 30,
                                       2002         2001         2001         2000         1999         1998         1997
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                          (UNAUDITED)
OWNED HOTELS:
  Average occupancy................       62.4%        63.7%        62.9%        64.4%        62.9%        62.1%        62.9%
  Average daily room rate..........  $   99.12    $  103.68    $  100.07    $   98.56    $   94.87    $   91.38    $   82.38
  Room revenue per available
    room...........................  $   61.86    $   66.07    $   62.90    $   63.50    $   59.64    $   56.79    $   51.84
  Available rooms*.................  1,058,694    1,058,512    4,234,594    4,213,947    3,853,403    3,733,166    3,767,387
  Number of hotels.................         47           47           47           47           45           42           45
MATURE HOTELS:
  Average occupancy................       62.4%        63.5%        62.7%        65.1%        64.7%        64.1%        63.8%
  Average daily room rate..........  $   99.12    $  103.25    $   99.50    $   96.90    $   93.60    $   86.50    $   79.80
  Room revenue per available
    room...........................  $   61.86    $   65.60    $   62.36    $   63.09    $   60.57    $   55.41    $   50.90
  Available rooms*.................  1,058,694    1,007,006    4,028,570    3,669,239    3,332,718    3,012,845    3,388,896
  Number of hotels.................         47           45           45           41           37           32           37
NEW HOTELS:
  Average occupancy................        N/A         67.4%        66.4%        59.9%        51.0%        54.1%        55.3%
  Average daily room rate..........        N/A    $  111.66    $  110.55    $  110.68    $  105.25    $  115.55    $  108.97
  Room revenue per available
    room...........................        N/A    $   75.25    $   73.37    $   66.29    $   53.70    $   62.54    $   60.21
  Available rooms*.................        N/A       51,506      206,024      544,708      520,685      720,321      378,491
  Number of hotels.................        N/A            2            2            6            8           10            8
PERCENTAGES OF TOTAL REVENUES:
Revenues:
  Rooms............................       60.9%        60.6%        61.0%        61.3%        61.8%        62.6%        62.3%
  Food and beverage................       27.3         27.5         27.0         27.5         27.3         27.1         27.5
  Meeting room rental and other....       11.8         11.9         12.0         11.2         10.9         10.3         10.2
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total revenues.................      100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Operating Expenses:
  Direct operating costs and
    expenses:
    Rooms..........................       14.9%        14.9%        15.6%        15.6%        16.0%        16.1%        16.0%
    Food and beverage..............       20.6         21.5         21.7         22.5         22.6         22.7         23.4
    Other..........................        0.7          0.7          0.8          0.9          1.0          1.0          1.1
  General, administrative, sales
    and management service
    expenses.......................       30.7         30.4         30.1         28.5         28.2         28.2         27.4
  Repairs and maintenance..........        4.1          3.8          4.1          3.9          4.1          4.0          4.0
  Depreciation and amortization....       12.1         11.8         14.2         12.2         12.3         13.4         11.1
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total operating expenses.......       83.1         83.1         86.5         83.6         84.2         85.4         83.0
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Income from operations...........       16.9%        16.9%        13.5%        16.4%        15.8%        14.6%        17.0%
                                     =========    =========    =========    =========    =========    =========    =========

---------------

* Available rooms represent the number of rooms available for rent multiplied by the number of days in the period reported or, in the case of new hotels, the number of days the hotel was opened during the period reported. Fiscal years above each contained 52 weeks, or 364 days.

THREE MONTHS ENDED MARCH 29, 2002 COMPARED TO THREE MONTHS ENDED MARCH 30, 2001

     Total revenues for the three months ended March 29, 2002 (which we refer to as the 2002 Quarter) were $107.4 million, a decrease of $7.9 million, or 6.9%, compared to the three months ended March 30, 2001 (which we refer to as the 2001 Quarter). The recent economic slowdown continued to adversely affect our performance. A sharper than anticipated decline in business and leisure travel were principally reflected in decreased occupancies and, at times, resulting lower room rates.

     Rooms revenues decreased $4.4 million, or 6.3%, from the 2001 Quarter, but as a percentage of total revenues increased slightly to 61.0% from 60.6%. The dollar decrease was primarily due to the effects of the economic slowdown discussed in the preceding paragraph. Our average room rate decreased to $99.12, a 4.4% decrease compared to the 2001 Quarter average room rate of $103.68, and our occupancy for the 2002 Quarter was 62.4% compared to 63.7% in the 2001 Quarter. In comparison, the average room rate for the hotel industry was $84.71 in the 2002 Quarter, down 5.1% from the 2001 Quarter. Occupancy for the hotel industry was 55.6% in the 2002 Quarter, down 5.6% from the 2001 Quarter. Our Revenue Per Available Room, or RevPAR, was $61.86 in the 2002 Quarter, down 6.4% from $66.07 in the 2001 Quarter. RevPAR for the hotel industry in the 2002 Quarter was $47.07, down 10.5% from the 2001 Quarter.

     Food and beverage revenues decreased $2.4 million, or 7.6%, compared to the 2001 Quarter, and decreased slightly as a percentage of total revenues to 27.3% from 27.5%. The dollar decrease was related to the lower occupancy rates discussed above.

     Meeting room rental and other revenues decreased $1.0 million, or 7.3%, from the 2001 Quarter and decreased slightly as a percentage of revenues to 11.8% from 11.9%. The decrease was related to the lower occupancy rates discussed above.

     Rooms operating expenses decreased $1.1 million, or 6.4%, compared to the 2001 Quarter, but remained stable as a percentage of rooms revenues, at 24.6%. The dollar decrease was attributable to cost control measures we implemented in labor expenditures, as demand and occupancy decreased.

     Food and beverage operating expenses decreased $2.6 million, or 10.5%, compared to the 2001 Quarter, and decreased as a percentage of food and beverage revenues to 75.8% from 78.2%. The decrease was attributable to lower labor and food costs associated with lower food and beverage sales.

     Other operating expenses decreased by $0.2 million, or 22.2%, from the 2001 Quarter. The decrease was primarily attributable to decreased telephone costs compared to the 2001 Quarter.

     General, administrative and sales expenses decreased $2.1 million, or 6.0%, over the 2001 Quarter, but increased as a percentage of total revenues to 30.7% from 30.4%. The dollar decrease was primarily attributable to our focus on controlling overhead expenses and reduced energy costs.

     Repairs and maintenance expenses remained stable at $4.4 million, but increased as a percentage of revenues to 4.1% from 3.8% in the 2001 Quarter.

     Depreciation and amortization expenses decreased $0.5 million, or 3.7%, compared to the 2001 Quarter, but increased as a percentage of revenues to 12.1% from 11.7%. The dollar decrease is primarily attributable to our cessation of new development.

     Income from operations decreased $1.3 million, or 6.7%, compared to the 2001 Quarter, but remained stable as a percentage of revenues at 16.9%.

     Interest expense and amortization of deferred financing fees decreased by $1.6 million, or 8.5%, from the 2001 Quarter, and decreased as a percentage of total revenues to 16.1% from 16.4%, as the result of lower interest rates and reductions in existing debt.

     Net income was $1.2 million in the 2002 and 2001 Quarter, as decreased occupancy and RevPAR in the 2002 Quarter were offset by reduced costs.

2001 FISCAL YEAR COMPARED TO 2000 FISCAL YEAR

     Total revenues increased slightly to $436.7 million in 2001 from $436.6 million in 2000. Of total revenues, 61.0% were revenues from rooms in 2001, compared to 61.3% in 2000. Revenues from food and beverage represented 27.0% of total revenues in 2001, compared to 27.5% in 2000, and revenues from meeting room rental and other represented 12.0% of total revenues in 2001 and 11.2% in 2000.

     Rooms revenues decreased slightly to $266.4 million in 2001 from $267.6 million in 2000, a decrease of $1.2 million, or 0.4%, as a result of the softer economy in late 2001 and the decreased travel related to the September 11, 2001 terrorist attacks. Average daily room rates of mature hotels increased to $99.50 in 2001 from $96.90 in 2000. Occupancy in the mature hotels decreased 3.7% to 62.7% in 2001, compared to 65.1% in 2000. The mature hotels' room revenue per available room, or RevPAR, decreased to $62.36 in 2001 from $63.09 in 2000, a decrease of $0.73, or 1.2%. In 2001, the new hotels included two hotels, which generated RevPAR of $73.37, up 10.7% from the 2000 RevPAR of $66.29, when six new hotels were open. In general, we believe the new hotels are more insulated from the effects of new hotel supply than are the mature hotels, since the new hotels utilize franchise brands that are considered to be more upscale in nature and have higher-quality guest rooms and public spaces.

     Food and beverage revenues decreased to $118.0 million in 2001 from $119.9 million in 2000, a decrease of $1.9 million, or 1.6%. This decrease was primarily related to the lower occupancy.

     Meeting room rental and other revenues increased to $52.3 million in 2001 from $49.1 million in 2000, an increase of $3.2 million, or 6.5%. This increase was primarily due to the movement of business conventions to secondary markets and increased management fees from recently opened managed hotels.

     Direct operating costs and expenses for rooms decreased to $68.1 million in 2001 from $68.2 million in 2000, a decrease of $0.1 million, or 0.1%. As a percentage of rooms revenues, these expenses increased slightly to 25.6% in 2001 from 25.5% in 2000. The dollar decrease related to variable costs that decline as rooms revenues decrease.

     Direct operating costs and expenses for food and beverage decreased to $94.7 million in 2001 from $98.4 million in 2000, a decrease of $3.7 million, or 3.8%, and decreased as a percentage of food and beverage revenues to 80.3% from 82.1% in 2000. The dollar decrease was due to decreased costs associated with the lower volume of sales and the decrease as a percentage of food and beverage revenues was related to improved inventory and labor controls.

     Direct operating costs and expenses for other were $3.3 million in 2001 and $3.7 million in 2000, a 10.8% decrease. As a percentage of meeting room rental and other revenues, these expenses were 6.3% in 2001 and 7.5% in 2000. The decrease resulted from lower telephone expenses during 2001.

     General, administrative, sales and management service expenses increased to $131.5 million in 2001 from $124.4 million in 2000, an increase of $7.1 million, or 5.7%, and increased as a percentage of total revenues to 30.1% in 2001 from 28.5% in 2000. The increases in these expenses were primarily attributable to higher utility and guest frequency program costs during 2001 and other fees associated with the moisture related problems discussed in "-- Liquidity and Capital Resources."

     Repairs and maintenance expenses increased to $17.8 million in 2001 from $17.1 million in 2000, an increase of $0.7 million, or 4.1%, and increased slightly as a percentage of revenues to 4.1% in 2001 from 3.9% in 2000.

     Depreciation and amortization increased by $8.8 million, or 16.5%, to $62.2 million in 2001 from $53.4 million in 2000. As a percentage of total revenues, these expenses increased to 14.2% in 2001 from 12.2% in 2000. The increase was a direct result of the additional charge to depreciation expense resulting from the moisture related issues discussed in "-- Liquidity and Capital Resources."

     Income from operations decreased to $59.1 million in 2001 from $71.4 million in 2000, a decrease of $12.3 million, or 17.2%. As a percentage of total revenues, income from operations was 13.5% in 2001, compared to 16.4% in 2000. The change related primarily to decreased revenues due to a softer economy in 2001 and the additional depreciation expense, as discussed above.

     Interest expense and amortization of deferred financing fees, net decreased to $71.0 million in 2001 from $73.8 million in 2000, a decrease of $2.8 million, or 3.8%. The decrease was attributable to our use of excess cash to reduce debt by approximately $23.7 million during the fiscal year.

     Loss before extraordinary item and cumulative effect of change in accounting principle was $11.9 million in 2001 compared to $2.4 million in 2000, an increase of $9.5 million.

2000 FISCAL YEAR COMPARED TO 1999 FISCAL YEAR

     Total revenues increased to $436.6 million in 2000 from $371.7 million in 1999, an increase of $64.9 million, or 17.5%. Of total revenues recognized in 2000, 61.3% were revenues from rooms, compared to 61.8% in 1999. Revenues from food and beverage represented 27.5% of total revenues recognized in 2000, compared to 27.3% in 1999, and revenues from meeting room rental and other represented 11.2% of total revenues in 2000, and 10.9% in 1999.

     Rooms revenues increased to $267.6 million in 2000 from $229.8 million in 1999, an increase of $37.8 million, or 16.4% as a result of a full year of operation for the four hotels opened in 1999 and an increase in both the average daily room rate and occupancy of the mature hotels. Average daily room rates of mature hotels increased to $96.90 in 2000 from $93.60 in 1999. The occupancy in the mature hotels increased 0.4 percentage points to 65.1% in 2000, compared to 64.7% in 1999. The mature hotels' RevPAR improved to $63.09 in 2000 from $60.57 in 1999, an increase of $2.52 or 4.2%. In 2000, the new hotels included six hotels, which generated revenue per available room of $66.29, up 23.4% from the 1999 revenue per available room of $53.70, when eight new hotels were opened.

     Food and beverage revenues increased to $119.9 million in 2000 from $101.2 million in 1999, an increase of $18.7 million, or 18.5%. This increase was primarily due to revenues associated with the new hotels.

     Meeting room rental and other revenues increased to $49.1 million in 2000 from $40.6 million in 1999, an increase of $8.5 million, or 20.9%. This increase was primarily due to the additional meeting space in the new hotels.

     Direct operating costs and expenses for rooms increased to $68.2 million in 2000 from $59.5 million in 1999, an increase of $8.7 million, or 14.6%. As a percentage of rooms revenue, these expenses decreased slightly to 25.5% in 2000 from 25.9% in 1999. The increased expense was associated with the new hotels. These costs generally represent a higher percentage of rooms revenue in newer hotels until these hotels reach stabilized occupancy levels.

     Direct operating costs and expenses for food and beverage increased to $98.4 million in 2000 from $84.0 million in 1999, an increase of $14.4 million, or 17.1%, but decreased as a percentage of food and beverage revenues to 82.1% in 2000 from 83.0% in 1999. The dollar increase was due to costs associated with the higher volume of sales associated with the new hotels.

     Direct operating costs and expenses for other were $3.7 million in both 2000 and 1999. As a percentage of meeting room rental and other revenues, these expenses decreased to 7.5% in 2000 from 9.1% in 1999.

     General, administrative, sales and management service expenses increased to $124.4 million in 2000 from $104.9 million in 1999, an increase of $19.5 million, or 18.6%. Increases in these expenses were primarily attributable to expenses associated with the opening of new hotels in 1999. A large portion of expenses associated with new hotel openings are fixed costs in nature. As a result, these expenses rise faster than revenues in the first one to two years of operation. As a percentage of total revenues, these expenses increased slightly to 28.5% in 2000 from 28.2% in 1999.

     Repairs and maintenance expenses increased to $17.1 million in 2000 from $15.1 million in 1999, an increase of $2.0 million, or 13.2%, but decreased as a percentage of total revenues to 3.9% compared to 4.1% in 1999.

     Depreciation and amortization increased by $7.7 million, or 16.8%, to $53.4 million in 2000 from $45.7 million in 1999. As a percentage of total revenues, these expenses decreased slightly to 12.2% in 2000, compared to 12.3% in 1999. The dollar increase was a direct result of the increased level of capital expenditures for the new hotels.

     Income from operations increased to $71.4 million in 2000 from $58.9 million in 1999, an increase of $12.5 million, or 21.2%. As a percentage of total revenues, income from operations was 16.4% in 2000, compared to 15.8% in 1999, due to improved profit margins.

     Interest expense and amortization of deferred financing fees, net increased to $73.8 million in 2000 from $62.2 million in 1999, an increase of $11.6 million, or 18.6%. The increase was attributable to debt associated with the financing of the new hotels.

     Loss before extraordinary item and cumulative effect of change in accounting principle was $2.4 million in 2000 compared to $1.0 million in 1999, an increased loss of $1.4 million. The 1999 results include a $2.4 million gain on the sale of one Holiday Inn in June 1999.

LIQUIDITY AND CAPITAL RESOURCES

     In general, we have financed our operations and our past development of new hotels through internal cash flow, loans from financial institutions, the issuance of public and private debt and equity and the issuance of industrial revenue bonds. Our principal uses of cash are to pay operating expenses, service debt and fund capital expenditures.

     At March 29, 2002, we had $31.4 million of cash and equivalents and $10.2 million of marketable securities, compared to $33.2 million and $11.0 million, respectively, at the end of 2001, and compared to $45.6 million in cash and cash equivalents and $3.6 million of marketable securities at the end of 2000. Such amounts are available for our working capital requirements.

     Operating activities provided $8.2 million for the 2002 Quarter compared to $4.2 million for the 2001 Quarter. This change is attributable to a decrease in accounts receivable in the 2002 Quarter as a result of reduced revenue and the reclassification of pending insurance claims, as discussed below.

     Net cash provided by operating activities increased to $51.2 million at the end of 2001 from $36.5 million at the end of 2000, an increase of $14.7 million, or 40.2%, primarily as the result of a reduction of construction expenditures of approximately $11.4 million in 2001 from 2000 and an increase in depreciation expense of $8.8 million. These variances are partially offset by the increase in losses in 2001.

     We incurred net capital expenditures of $32.1 million (approximately $8.4 million of which was related to correcting the moisture related issues discussed below) and $43.5 million, respectively, for 2001 and 2000. Capital expenditures typically include capital improvements on existing hotel properties and expenditures for development of new hotels. Capital expenditures of $32.1 million during 2001 were for existing hotels, compared to $21.5 million for new hotel development and $22.0 million for existing hotels in 2000.

     During fiscal 2000, through our general partner, we initiated claims against certain of its construction service providers, as well as with its insurance carrier. These claims resulted from costs we incurred and expected to incur in order to address moisture related problems caused by water intrusion through defective windows. In December 2001, we initiated legal actions in an effort to collect claims previously submitted. Subsequent to the filing of the legal action, the insurance carrier notified us that a portion of our claims had been denied. As of March 29, 2002, we had incurred approximately $9.7 million (including $1.3 million incurred in the 2002 Quarter) of an estimated $12.0 million of costs to correct the underlying moisture problem. We will continue to vigorously pursue collection of these costs; however, in the fourth quarter of 2001, we recorded additional depreciation expense of approximately $6.1 million to bring the total charge for the year to $7.6 million to reserve the net historical costs of the hotel property assets refurbished absent any recoveries. To the extent recoveries are realized, they will be recorded as a component of other income.

     At March 29, 2002, our total debt was $808.4 million compared with $813.0 million at the end of 2001, and $834.9 million at the end of the 2001 Quarter. The decreases are attributable to our debt reduction program in 2001 and 2002. We have reduced total debt by $26.5 million since the end of the 2001 Quarter and $28.3 million since the beginning of 2001. The current portion of long-term debt was $40.9 million at March 29, 2002, compared with $38.9 million at the end of 2001 and $56.3 million at the end of 2000. Of the 2002 Quarter current portion of long-term debt, $23.0 million is attributable to the Omaha Embassy Suites property, which was repaid with a portion of the proceeds of the sale of the outstanding notes.


     On May 21, 2002, we sold $510 million of first mortgage notes. The first mortgage notes are secured by a first mortgage lien on 28 hotels, a second mortgage lien on two hotels, and a security interest in most of our other assets. We have used the net proceeds to retire our 8 7/8% First Mortgage Notes due 2004, our 9 3/4% First Mortgage Notes due 2005 and construction debt on five hotels, with the balance used to fund a portion of the expenses of the offering of the outstanding notes.


     We expect 2002 capital requirements to be funded by cash and cash flow from operations. Based upon current plans, we anticipate that our capital resources will be adequate to satisfy our 2002 capital requirements for normal recurring capital improvement projects.

     We did not distribute or accrue any amounts in 2002, 2001 or 2000 to our partners for income taxes. We distributed $30,000 in the 2002 Quarter and $150,000 in each of 2001 and 2000 to our general partner for state franchise taxes. Our distributions must be made in accordance with the provisions of the indenture.

     We discuss recent accounting pronouncements and their potential effects on us in Note 2(s) and we discuss financial transactions with related parties in
Note 3 of the Notes to Consolidated Financial Statements.

INFLATION

     The rate of inflation as measured by changes in the average consumer price index has not had a material effect on our revenues or operating results during the three most recent fiscal years.

                                    BUSINESS

OVERVIEW

     We are a leading independent owner and manager of upscale, full service hotels located primarily in secondary markets. We own and manage 47 hotels located in 20 states, containing 11,633 guest rooms or suites. We also manage nine additional hotels located in five states, containing 2,078 guest rooms or suites. The majority of these existing 56 hotels operate under the Embassy Suites and Holiday Inn trade names. Most of our hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator.

     We own and operate upscale hotels designed to appeal to a broad range of hotel customers, including frequent business travelers, groups, conventions and leisure travelers. Our in-house design staff individually designed each of our hotels and most contain an expansive multi-storied atrium, large indoor water fountains, lush plantings and comfortable lounge areas. In addition, our hotels typically include exterior meeting facilities that can be readily adapted to accommodate both large and small meetings, conventions or trade shows. Our 17 Embassy Suites hotels are all-suite hotels which appeal to the traveler needing or desiring greater space and specialized services. Our 18 Holiday Inn hotels are affordably priced hotels designed to attract value-conscious leisure travelers desiring quality accommodations. In addition, we own or manage 17 hotels operating under leading brands, including Marriott, Radisson and Sheraton and four independent hotels.

     We coordinate management of our hotels from our headquarters in Springfield, Missouri, by our senior executive team. Six regional vice presidents and one district director supervise a group of general managers in day-to-day operations. Centralized management services and functions include sales and marketing, purchasing, financial controls, architecture and design, human resources, legal and hotel operations. Through these centralized services, we realize significant cost savings due to economies of scale.

     We currently have no hotels under construction, and no plans to develop new hotels for the foreseeable future. During 2000, we entered into a five-year management contract with Mr. Hammons whereby we pay a maximum of 1.5% of the total development costs of Mr. Hammons' personally developed hotels for the opportunity to manage the hotels upon opening and the right to purchase the hotels in the event they are offered for sale.

OPERATIONS

     Our senior management team at our headquarters in Springfield, Missouri, coordinates management of our hotel network. The management team is responsible for managing our day-to-day financial needs, including our internal accounting audits. Our management team administers insurance plans and business contract review, oversees the financial budgeting and forecasting for our hotels, analyzes the financial feasibility of new hotel developments, and identifies new systems and procedures to employ within our hotels to improve efficiency and profitability. The management team also coordinates the sales force for each of our hotels, designing sales training programs, tracking future business under contract, and identifying, employing and monitoring marketing programs aimed at specific target markets. The management team is responsible for interior design of all hotels and each hotel's product quality, and directly oversees the detailed refurbishment of existing operations.

     Central management utilizes information systems that track each of our hotel's daily occupancy, average room rate, rooms revenues and food and beverage revenues. By having the latest information available at all times, we are better able to respond to changes in each market by focusing sales and yield management efforts on periods of demand extremes (low periods and high periods of demand) and controlling variable expenses to maximize the profitability of each hotel.

     Creating operating, cost and guest service efficiencies in each hotel is a top priority. With a total of 56 hotels under management, we believe we are able to realize significant cost savings due to economies of scale. By leveraging the total hotels/rooms under management, we are able to secure volume pricing from vendors not available to smaller hotel companies. We employ a systems trainer responsible for installing new computer systems and providing training to hotel employees to maximize the effectiveness of these systems and to ensure that guest service is enhanced.

     Regional management constantly monitors each of our hotels to verify that our high level of operating standards are being met. Our franchisors maintain rigorous inspection programs in which chain representatives visit their respective hotels (typically 2 or 3 times per year) to evaluate product and service quality. Each chain also provides feedback to each hotel through their guest satisfaction rating systems in which guests who visited the hotel are asked to rate a variety of product and service issues.

SALES AND MARKETING

     We market our hotels through national marketing programs and local sales managers and a director of sales at each of our hotels. While we make periodic modifications to our marketing concept in order to address differences and maintain a sales organization structure based on market needs and local preferences, we generally utilize the same major campaign concept throughout the country. We develop the concepts at our management headquarters, while modifications are implemented by our hotels' regional vice presidents, district director and local sales force, all of whom are experienced in hotel marketing. The sales force reacts promptly to local changes and market trends in order to customize marketing programs to meet each hotel's competitive needs. In addition, the local sales force is responsible for developing and implementing marketing programs targeted at specific customer segments within each market. We require that each of our sales managers complete an extensive sales training program.

     Our core market consists of business travelers who visit a given area several times per year, including salespersons covering a regional territory, government and military personnel and technicians. The profile of the primary target customer is a college educated business traveler, age 25 to 54, from a two-income household with a middle management white collar occupation or upper level blue collar occupation. We believe that business travelers are attracted to our hotels because of their convenient locations in state capitals, their proximity to corporate headquarters, plants, convention centers or other major facilities, the availability of ample meeting space and our high level of service. Our sales force markets to organizations which consistently produce a high volume of room nights and which have a significant number of individuals traveling in our operating regions. We also target groups and conventions attracted by our hotels' proximity to convention or trade centers which are often adjacent to our hotels. Our hotels' group meetings logistics include flexible space readily adaptable to groups of varying size, high-tech audio-visual equipment and on-site catering facilities. We believe that suburban convention centers attract more convention sponsors due to lower prices than larger, more cosmopolitan cities. In addition to the business market, our targeted customers also include leisure travelers looking for secure, comfortable lodging at an affordable price as well as women travelers who find the security benefits of our atrium hotels appealing.

     We advertise primarily through direct mail, magazine publications, directories and newspaper advertisements, all of which focus on value delivered to and perceived by the guest. We have developed in-house marketing materials including professional photographs and written materials that can be mixed and matched to appeal to a specific target group (business traveler, vacationer, religious group, reunions, etc.). Our marketing efforts focus primarily on business travelers who we estimate account for approximately 50% of the rooms rented in our hotels.

     Our franchise hotels utilize the centralized reservation systems of our franchisors, which we believe are among the more advanced reservation systems in the hotel industry. The franchisors' reservation systems receive reservation requests entered (1) on terminals located at all of their respective franchises,
(2) at reservation centers utilizing 1-800 phone access and (3) through several major domestic airlines. Such reservation systems immediately confirm reservations or indicate accommodations available at alternate system hotels. Confirmations are transmitted automatically to the hotel for which the reservations are made. We believe that these systems are effective in directing customers to our franchise hotels.

FRANCHISE AGREEMENTS

     We enter into non-exclusive franchise licensing agreements with franchisors we believe are the most successful brands in the hotel industry. The term of an individual franchise agreement for a hotel typically is 20 years. Our franchise agreements allow us to start with and then build upon the reputation of the brand names by setting higher standards of excellence than the brands themselves require. The non-exclusive nature of our franchise agreements allows us the flexibility to continue to develop properties with the brands that have shown success in the past or to operate hotels in conjunction with other brand names.

     Holiday Inn. Our franchise agreements grant us a nonassignable, non-exclusive license to use Holiday Inn's service mark and computerized reservation network. The franchisor maintains the right to improve and change the reservation system to make it more efficient, economical and competitive. We pay monthly fees based on a percentage of gross revenues attributable to room rentals, plus marketing and reservation contributions which are also a percentage of gross revenues. The initial terms of each of our Holiday Inn franchise agreements is 20 years with varying renewal options and extension terms.

     Embassy Suites. Our franchise agreements grant us a nonassignable, non-exclusive license to use the Embassy Suites service mark and computerized reservation network. The franchisor maintains the exclusive right to improve and change the reservation system for the purpose of making it more efficient, economical and competitive. We pay monthly fees based on a percentage of gross revenues attributable to suite rentals, plus marketing and reservation contributions which are also a percentage of gross revenues. The initial term of each of our Embassy Suites franchise agreements is 20 years with varying renewal options and extension terms.

     Other Franchisors. The franchise agreements with other franchisors not listed above are similar to those described above in that they are nonassignable, non-exclusive licenses to use the franchisor's service mark and computerized reservation network. Payments and terms of agreements vary based on specific negotiations with the franchisor.

COMPETITION

     Each of our hotels competes in its market area with numerous other full service hotels operating under various lodging brands and other lodging establishments. Chains such as Sheraton Inns, Marriott Hotels, Ramada Inns, Radisson Inns, Comfort Inns, Hilton Hotels and Doubletree/Red Lion Inns are direct competitors of our hotels in their respective markets. There is, however, no single competitor or group of competitors of our hotels that is consistently located nearby and competing with most of our hotels. Competitive factors in the lodging industry include reasonableness of room rates, quality of accommodations, level of service and convenience of locations.

REGULATIONS AND INSURANCE

     Insurance. To supplement our self insurance programs, we provide umbrella, property, auto, commercial liability and worker's compensation insurance to our hotels under blanket policies. Insurance expenses for our hotels were approximately $7.3 million, $3.6 million and $1.1 million in 2001, 2000 and 1999, respectively. In the three years ended December 31, 1999, we experienced favorable trends in insurance expenses, due to lower rates and better claims experiences, and because we were able to engage in favorable buyouts of several earlier self-insured years. In 2000 and 2001, our insurance expenses increased as the result of the now fully-insured nature of most of our insurance programs and the minimal number of policy years remaining that could be bought out.

     Regulations. A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. We believe that each of our hotels has the necessary permits and approvals to operate their respective businesses.

     Our hotels and any newly developed or acquired hotels must comply with Title III of the Americans with Disabilities Act, or the ADA, to the extent that such properties are "public accommodations" and/or

"commercial facilities" as defined by the ADA. Noncompliance could result in a judicial order requiring compliance, an imposition of fines or an award of damages to private litigants.

     Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of Asbestos Containing Materials, or ACMs, when ACMs are in poor condition or when property with ACMs is undergoing building, repair, remodeling, renovation or demolition. These laws may impose liability for the release of ACMs and may permit third parties to seek recovery from owners or operators of real estate for personal injury or other damage associated with ACMs. Several of the owned hotels contain or may contain ACMs, generally in sprayed-on ceiling treatments, floor tiles, or in roofing materials. Several of our hotels have implemented asbestos management plans. Moreover, in each hotel with confirmed or potential ACMs, no removal of asbestos from the owned hotels has been recommended and we have no plans to undertake any additional removal, beyond the removal that has already occurred.

     Our hotels are subject to environmental regulations under federal, state and local laws. Certain of these laws may require a current or previous owner or operator of real estate to clean up designated hazardous or toxic substances or petroleum product releases affecting the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for damages or costs incurred by such parties in connection with the contamination. See "Risk Factors -- Risks Relating to Our Business -- Compliance with environmental laws may adversely affect our financial condition" for a more detailed description of environmental regulations affecting our business.

EMPLOYEES

     We employ over 8,000 full time employees, approximately 225 of whom are members of labor unions. We believe that labor relations with employees are good.

PROPERTIES

     We lease our headquarters in Springfield, Missouri, from a Missouri company of which Mr. Hammons is a 50% owner. In 2001, we made aggregate annual lease payments of approximately $247,000 to that company. We own the land on which 35 of our hotels are located, while 12 of our hotels are subject to long-term ground leases. We lease from Mr. Hammons the real estate on which three of these hotels are located. We describe these leases under "Certain Relationships and Related Transactions -- Mr. Hammons."

 DESCRIPTION OF HOTELS -- GENERAL

     Our hotels are located in 20 states and contain a total of 11,633 rooms and suites. A majority of our hotels operate under the Holiday Inn and Embassy Suites trade names. Most of our hotels have assumed a leadership position in their local market by providing a high quality product in a market unable to economically support a second competitor of similar quality.

     We believe that the presence of adjacent convention centers provides incremental revenues for our hotel rooms, meeting facilities, and catering services, and that hotels which are adjacent to convention centers occupy a particularly successful niche within the hotel industry. These convention or trade centers are available for rent by hotel guests. Each of our hotels has a restaurant/catering service on its premises which provides an essential amenity to the convention trade. We choose not to lease out the restaurant business to third-party caterers or vendors since we consider the restaurant business an important component of securing convention business. We own and manage all of the restaurants in our hotels specifically to maintain direct quality control over a vital aspect of the convention and hotel business. We also derive significant revenue and operating profit from food and beverage sales due to our ownership and management of all of the restaurants in our hotels. We believe that our food and beverage sales are more profitable than those of our competitors due to the amount of catering business provided to conventions at our hotels.

     We retain responsibility for all aspects of the day-to-day management of each of our hotels, including establishing and implementing standards of operation at all levels; hiring, training and supervising staff; creating and maintaining financial controls; regulating compliance with laws and regulations relating to the hotel operations; and providing for the safekeeping, repair and maintenance of the hotels we own. We typically refurbish individual hotels every four to six years, and have spent an average per year of approximately $22 million in the last four years on the owned hotels. During 2002, we expect to spend approximately $23.6 million on refurbishment of the owned hotels.

 OWNED HOTELS

     The following table sets forth certain information concerning location, franchise/name, number of rooms/suites, description and opening date for each of our hotels:

                                                   NUMBER OF                                                   OPENING
LOCATION                  FRANCHISE/NAME          ROOMS/SUITES   DESCRIPTION                                    DATE
--------                  --------------          ------------   -----------                                   -------
Montgomery, AL..........  Embassy Suites              237        Atrium; Meeting Space:    15,000 sq. ft.(a)     8/95
Tucson, AZ..............  Holiday Inn                 299        Atrium; Meeting Space:    14,000 sq. ft.       11/81
Tucson, AZ..............  Marriott                    250        Atrium; Meeting Space:    11,500 sq. ft.       12/96
Little Rock, AR.........  Embassy Suites              251        Atrium; Meeting Space:    14,000 sq. ft.        8/97
Springdale, AR..........  Holiday Inn                 206        Atrium; Meeting Space:    18,000 sq. ft.        7/89
                                                                 Convention Center:        29,280 sq. ft.
Springdale, AR..........  Hampton Inn & Suites        102        Meeting Space:            400 sq. ft.          10/95
Bakersfield, CA.........  Holiday Inn Select          259        Meeting Space:            9,735 sq. ft.(a)      6/95
Monterey, CA............  Embassy Suites              225        Atrium; Meeting Space:    13,700 sq. ft.       11/95
Sacramento, CA..........  Holiday Inn                 364        Meeting Space:            9,000 sq. ft.        11/79
San Francisco, CA.......  Holiday Inn                 279        Meeting Space:            9,000 sq. ft.         6/72
Denver, CO(b)...........  Holiday Inn                 256        Atrium; Trade Center:     66,000 sq. ft.(c)    10/82
                          (International
                          Airport)
Denver, CO..............  Holiday Inn                 236        Meeting Space:            20,000 sq. ft.       12/80
                          (Northglenn)
Fort Collins, CO........  Holiday Inn                 259        Atrium; Meeting Space:    12,000 sq. ft.        8/85
Coral Springs, FL.......  Radisson Plaza              224        Atrium;                   5,326 sq. ft.         5/99
                                                                 Convention Center:        12,800 sq. ft.
St. Augustine, FL.......  Renaissance                 300        Atrium; Convention        40,000 sq. ft.        5/98
                                                                 Center:
Tampa, FL...............  Embassy Suites              247        Atrium; Meeting Space:    18,000 sq. ft.        1/98
Cedar Rapids, IA........  Collins Plaza               221        Atrium; Meeting Space:    11,250 sq. ft.        9/88
Davenport, IA...........  Radisson                    221        Atrium; Meeting Space:    7,800 sq. ft.(a)     10/95
Des Moines, IA..........  Embassy Suites              234        Atrium; Meeting Space:    13,000 sq. ft.        9/90
Des Moines, IA..........  Holiday Inn                 288        Atrium; Meeting Space:    15,000 sq. ft.        1/87
Topeka, KS..............  Capitol Plaza               224        Atrium; Convention        26,000 sq. ft.        8/98
                                                                 Center:
Bowling Green, KY.......  Holiday Inn                 218        Atrium; Meeting Space:    4,000 sq. ft.(a)      8/95
Branson, MO.............  Chateau on the Lake         301        Atrium; Meeting Space:    40,000 sq. ft.        5/97
Jefferson City, MO......  Capitol Plaza               255        Atrium; Meeting Space:    14,600 sq. ft.        9/87
Joplin, MO..............  Holiday Inn                 262        Atrium; Meeting Space:    8,000 sq. ft.         6/79
                                                                 Trade Center:             32,000 sq. ft.(c)
Kansas City, MO(b)......  Embassy Suites              236        Atrium; Meeting Space:    12,000 sq. ft.        4/89
Kansas City, MO(b)......  Homewood Suites             117        Extended Stay                                   5/97
Springfield, MO.........  Holiday Inn                 188        Atrium; Meeting Space:    3,020 sq. ft.         9/87
Omaha, NE...............  Embassy Suites              249        Atrium; Meeting Space:    13,000 sq. ft.        1/97
Reno, NV................  Holiday Inn                 283        Meeting Space:            8,700 sq. ft.         2/74
Albuquerque, NM.........  Crowne Plaza                311        Atrium; Meeting Space:    12,300 sq. ft.       12/86

                                                   NUMBER OF                                                   OPENING
LOCATION                  FRANCHISE/NAME          ROOMS/SUITES   DESCRIPTION                                    DATE
--------                  --------------          ------------   -----------                                   -------
Charlotte, NC...........  Renaissance Suites          275        Atrium; Meeting Space:    17,400 sq. ft.       12/99
Greensboro, NC(b).......  Embassy Suites              219        Atrium; Meeting Space:    10,250 sq. ft.        1/89
Greensboro, NC(b).......  Homewood Suites             104        Extended Stay                                   8/96
Raleigh-Durham, NC......  Embassy Suites              273        Atrium; Meeting Space:    20,000 sq. ft.        9/97
Oklahoma City, OK.......  Renaissance                 311        Atrium; Meeting Space:    10,150 sq. ft.(a)     1/00
Portland, OR(b).........  Holiday Inn                 286        Atrium; Trade Center:     37,000 sq. ft.(c)     4/79
Portland, OR(b).........  Embassy Suites              251        Atrium; Meeting Space:    11,000 sq. ft.        9/98
Columbia, SC............  Embassy Suites              214        Atrium; Meeting Space:    13,000 sq. ft.        3/88
Greenville, SC..........  Embassy Suites              268        Atrium; Meeting Space:    20,000 sq. ft.        4/93
North Charleston, SC....  Embassy Suites              255        Atrium; Meeting Space:    3,000 sq. ft.(a)      2/00
Beaumont, TX............  Holiday Inn                 253        Atrium; Meeting Space:    12,000 sq. ft.        3/84
Dallas/Ft. Worth
  Airport, TX (b).......  Embassy Suites              329        Atrium; Meeting Space:    18,900 sq. ft.        8/99
Houston, TX(b)..........  Radisson                    288        Atrium; Meeting Space:    14,300 sq. ft.       12/85
Mesquite, TX............  Hampton Inn Suites          160        Meeting Space:            21,200 sq. ft.        4/99
                                                                 Convention Center:        35,100 sq. ft.(a)
Charleston, WV..........  Embassy Suites              253        Atrium; Meeting Space:    14,600 sq. ft.       12/97
Madison, WI.............  Marriott                    292        Atrium; Meeting Space:    15,000 sq. ft.(c)    10/85
                                                                 Convention Center:        50,000 sq. ft.

---------------

(a) Large civic center is located adjacent to hotel.

(b) Airport location.

(c) The trade or convention center is located adjacent to hotel and is owned by Mr. Hammons, except the convention centers in Madison, Wisconsin and Denver, Colorado, which we own.

 MANAGED HOTELS

     The managed hotels consist of nine hotels, including three Holiday Inns, one Sheraton, two Embassy Suites, one Marriott Courtyard, one Marriott Residence Inn and one Renaissance, located in five states (Missouri, Nebraska, South Dakota, Tennessee and Texas), and contain a total of 2,078 guest rooms. Mr. Hammons directly owns eight of these nine hotels. The remaining hotel is owned by an entity controlled by Mr. Hammons in which he has a 50% interest. Jacqueline Dowdy, a director and officer of our general partner, and Lonnie A. Funk, a former officer of our general partner, each own a 25% interest in this entity. There is a convention and trade center adjacent to four of the managed hotels.

     We provide management services to the managed hotels within the guidelines contained in the annual operating and capital plans submitted to the hotel owner for review and approval during the final 30 days of the preceding year. We are responsible for the day-to-day operations of the managed hotels. While we are responsible for the implementation of major refurbishment and repairs, the actual cost of such refurbishments and repairs is borne by the hotel owner. We earn annual management fees of 3% to 5% of the hotel's revenues. Each of the management contracts with the nine hotels owned by Mr. Hammons or entities controlled by Mr. Hammons are terminable within either 30 or 60 days.

LEGAL PROCEEDINGS

     We are not presently involved in any litigation which if decided adversely to us would have a material effect on our financial condition. To our knowledge there is no litigation threatened, other than routine litigation arising in the ordinary course of business which would be covered by liability insurance.

                                   MANAGEMENT

     As a limited partnership, we do not have any directors or officers. Our general partner, John Q. Hammons Hotels, Inc., in its capacity as general partner, manages and controls our activities. Set forth below is certain information concerning the directors and officers of our general partner as of April 1, 2002.

             NAME                AGE           POSITION(S) WITH OUR GENERAL PARTNER
-------------------------------  ---   -----------------------------------------------------
John Q. Hammons................  83    Chairman, Chief Executive Officer, Director and
                                       Founder
Lou Weckstein..................  65    President
Paul E. Muellner...............  45    Chief Financial Officer
Debra M. Shantz................  38    General Counsel
Pat A. Shivers.................  50    Senior Vice President and Corporate Controller
Steven E. Minton...............  50    Senior Vice President, Architecture
L. Scott Tarwater..............  54    Vice President, Sales and Marketing
John D. Fulton.................  51    Vice President, Interior Design
Kent S. Foster.................  42    Vice President, Human Resources
William T. George, Jr..........  50    Vice President, Capital Planning and Asset Management
Jacqueline A. Dowdy............  58    Secretary and Director
Donald H. Dempsey..............  57    Director
Daniel L. Earley...............  59    Director
William J. Hart................  61    Director
John E. Lopez-Ona..............  44    Director
James F. Moore.................  59    Director
David C. Sullivan..............  62    Director

GENERAL PARTNER'S OFFICERS

     John Q. Hammons is the Chairman, Chief Executive Officer, a director and founder of our general partner, and our founder. Mr. Hammons has been actively engaged in the development, management and acquisition of hotel properties since 1959. From 1959 through 1969, Mr. Hammons and a business partner developed 34 Holiday Inn franchises, 23 of which were sold in 1969 to Holiday Inns, Inc. Since 1969, Mr. Hammons has developed 88 hotels on a nationwide basis, primarily under the Holiday Inn and Embassy Suites trade names.

     Lou Weckstein is President of our general partner. Prior to joining us in September 2001, Mr. Weckstein served for ten years as Senior Vice President, Hotel Operations, for Windsor Capital Group, a Los Angeles-based hotel management and development company. Prior to Windsor Capital Group, Mr. Weckstein served eight years as Vice President of Operations for Embassy Suites, Inc. Over his career, Mr. Weckstein spent numerous years as Vice President-Operations for Ramada Inns, Inc. and Vice President-Operations for Sheraton Inns, Inc. He began his career in the hospitality industry as a hotel manager in Cleveland, Ohio.

     Paul E. Muellner is Chief Financial Officer of our general partner. Prior to joining us in June of 1998, Mr. Muellner was Vice President of Finance for Carnival Hotels. He also served as Operations Controller at Omni Hotels as well as holding positions with Red Lion Inns and Marriott Corporation.

     Debra M. Shantz is General Counsel of our general partner. She joined us in May 1995. Prior thereto, Ms. Shantz was a partner of Farrington & Curtis, P.C. (now Husch & Eppenberger, LLC), a law firm which serves as Mr. Hammons' primary outside counsel, where she practiced primarily in the area of real estate law. Ms. Shantz had been with that firm since 1988.

     Pat A. Shivers is Senior Vice President and Corporate Controller of our general partner. He has been active in Mr. Hammons' hotel operations since 1985. Prior thereto, he had served as Vice President of Product Management in Winegardner & Hammons, Inc., a hotel management company.

     Steven E. Minton is Senior Vice President, Architecture, of our general partner. He has been active in Mr. Hammons' hotel operations since 1985. Prior to that time, Mr. Minton was a project manager with the firm of Pellham and Phillips working on various John Q. Hammons projects.

     L. Scott Tarwater is Vice President, Sales and Marketing, of our general partner. He joined us in September 2000 from Windsor Capital Group, Inc. in Los Angeles, California, where he served as Senior Vice President, Sales and Marketing, for ten years. Prior to that time, Mr. Tarwater served as Senior Director, Sales and Marketing, for Embassy Suites, Inc., Irving, Texas.

     John D. Fulton is Vice President, Interior Design, of our general partner. He joined us in 1989 from Integra/Brock Hotel Corporation, Dallas, Texas, where he had been Director of Design and Purchasing for ten years.

     Kent S. Foster is Vice President, Human Resources, of our general partner. He joined us in August of 1999. Prior to that time, he served as Director and Manager, Human Resources of Dayco Products, Inc. in Michigan. Prior thereto, Mr. Foster served as Assistant Vice President and Director, Human Resources, for Great Southern Savings & Loan Association, Springfield, Missouri.

     William T. George, Jr., is Vice President, Capital Planning and Asset Management, of our general partner. He joined us in 1994 from Promus Hotel Corporation, where he had been Director of Capital Refurbishment.

     Jacqueline A. Dowdy has been the Secretary and a director of our general partner since 1994. She has been active in Mr. Hammons' hotel operations since 1981. She is an officer of several affiliates of our general partner.

GENERAL PARTNER'S NON-OFFICER DIRECTORS

     Donald H. Dempsey became a director of our general partner in August 1999. Mr. Dempsey currently serves as Executive Vice President, Secretary, Treasurer and Chief Financial Officer of Equity Inns, Inc., where he also serves on its board of directors. Equity Inns, Inc. is a large lodging real estate investment trust headquartered in Germantown, Tennessee, which owns 96 hotels in 34 states. Mr. Dempsey has more than 30 years' experience in corporate and financial management within the hotel industry. Before he joined Equity Inns in July 1998, Mr. Dempsey served as Executive Vice President and Chief Financial Officer of Choice Hotels International, Inc., a publicly traded hotel franchisor. From April 1995 to December 1997, Mr. Dempsey served as Senior Vice President and Chief Financial Officer of Promus Hotel Corporation. From October 1993 to April 1995, he served as Senior Vice President of Finance and Administration of the Hotel Division of The Promus Companies Incorporated, and from December 1991 to October 1993, as Vice President, Finance, of the Hampton Inn/Homewood Suites Hotel Division of The Promus Companies Incorporated. Mr. Dempsey served in various other senior financial and development officer positions with the Hotel Division of The Promus Companies Incorporated and its predecessor companies from 1983 to 1991. From 1969 to 1983, Mr. Dempsey held various corporate and division financial management and administrative positions with Holiday Inns, Inc.

     Daniel L. Earley has been a director of our general partner since 1994. Since 1985, Mr. Earley has been President, Chief Executive Officer and a director of First Clermont Bank, a community bank located in Milford, Ohio, which is owned by Mr. Hammons.

     William J. Hart has been a director of our general partner since 1994. He is a member of the law firm of Husch & Eppenberger, LLC, formerly Farrington & Curtis, P.C., a position he has held since 1970. Mr. Hart's firm performs legal services on a regular basis for us and personally for Mr. Hammons. Mr. Hart has also been a director since 1981 of Johnson Industries, Inc.

     John E. Lopez-Ona became a director of our general partner in May 1996. Mr. Lopez-Ona was a managing director of Kidder Peabody & Company, Inc., an investment banking firm, from March 1990 through March 1995. Since June 1995, Mr. Lopez-Ona has been the President of Anvil Capital, Inc., a firm owned by him, which specializes in principal investments.

     James F. Moore became a director of our general partner in May 1995. From 1987 until 2001, Mr. Moore served as Chairman, Chief Executive Officer and a Director of Champion Products, Incorporated, a privately owned manufacturing company serving the telecommunications industry located in Strafford, Missouri. Prior to 1987, Mr. Moore served as President of the Manufacturing Division of Service Corporation International, a company listed on the New York Stock Exchange.

     David C. Sullivan became a director of our general partner in May, 1999. From May 1998 until 2001, Mr. Sullivan served as Chairman, Chief Executive Officer and a director of ResortQuest International, a company listed on the New York Stock Exchange that provides vacation rental and property management services. From April 1995 to December 1997, Mr. Sullivan was Executive Vice President and Chief Operating Officer of Promus Hotel Corporation, a publicly traded hotel franchisor. From 1993 to 1995, Mr. Sullivan was the Executive Vice President and Chief Operating Officer of the Hotel Division of The Promus Companies Incorporated, or PCI. He was the Senior Vice President of Development and Operations of the Hampton Inn/Homewood Suites Division of PCI from 1991 to 1993. From 1990 to 1991, Mr. Sullivan was the Vice President of Development of the Hampton Inn Hotel Division of PCI.

OFFICERS' COMPENSATION

     The following table sets forth the salary, cash bonus and certain other forms of compensation paid for services rendered in all capacities during the 2001, 2000 and 1999 fiscal years to the Chief Executive Officer of our general partner and the four other most highly compensated executive officers of our general partner serving at the end of the 2001 fiscal year, or our Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                           ------------
                                               ANNUAL COMPENSATION                          SECURITIES
                                      FISCAL   --------------------       ALL OTHER         UNDERLYING
NAME AND PRINCIPAL POSITIONS           YEAR    SALARY($)   BONUS($)   COMPENSATION($)(A)    OPTIONS(#)
----------------------------          ------   ---------   --------   ------------------   ------------
John Q. Hammons.....................   2001     315,000    110,000             --                 --
  Chairman of the Board and            2000     287,500    125,000             --            100,000(b)
  Chief Executive Officer              1999     250,000     90,000             --                 --
Louis Weckstein(c)..................   2001     150,800     31,090             --            100,000(d)
  President                            2000          --         --             --                 --
                                       1999          --         --             --                 --
Paul E. Muellner....................   2001     165,000     44,000          3,225                 --
  Chief Financial Officer              2000     137,100     50,000          2,057             30,000(b)
                                       1999     130,000     40,000            650                 --
William A. Mead(e)..................   2001     225,000     40,000          3,000                 --
  Regional Vice President              2000     200,150     40,000          2,871             20,000(b)
  Eastern Region                       1999     128,700     40,000          2,134                 --
Debra M. Shantz.....................   2001     153,100     44,000          3,047                 --
  General Counsel                      2000     145,600     50,000          2,934             30,000(b)
                                       1999     140,000     50,000          2,709                 --

---------------

(a)  Matching contributions to our general partner's 401(k) Plan.

(b)  Comprised of options with an exercise price of $5.00 per share.

(c) Joined us September 17, 2001. Salary includes $88,300 paid by us and $62,500 paid personally by Mr. Hammons. A portion of Mr. Weckstein's salary paid personally by Mr. Hammons is for services performed for Mr. Hammons unrelated to our business.

(d)  Comprised of options with an exercise price of $5.15 per share.

(e)  Salary includes $160,000 and $151,400 paid by us, and $65,000 and $48,750 paid personally by Mr. Hammons, in 2001 and 2000, respectively. A portion of Mr. Mead's salary paid personally by Mr. Hammons is for services performed for Mr. Hammons unrelated to our business.

401(K) PLAN

     Effective January 1, 1996, our general partner adopted a contributory retirement plan, or the 401(k) Plan, for our employees age 21 and over with at least six months of service. The 401(k) Plan is designed to provide tax-deferred income to our employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986. The 401(k) Plan provides that we will make a matching contribution to each participant's account equal to 50% of such participant's eligible contributions up to a maximum of 3% of such participant's annual compensation.

EMPLOYMENT AGREEMENTS

     Our general partner entered into an employment agreement with Lou Weckstein, our President, effective September 17, 2001. Mr. Weckstein's base salary under the agreement is $300,000 per year. He also may participate in incentive or supplemental compensation plans for which he is eligible, and is eligible for a cash bonus of up to $120,000 for his first year of employment. The actual amount of any such bonus will be determined based on the bonus plan for our other executive officers. Either party may terminate the agreement at any time. In addition, Mr. Hammons and Mr. Weckstein have a verbal agreement, under which Mr. Hammons has agreed to pay to Mr. Weckstein the difference between his annual salary from our general partner and $550,000, up to a maximum of $250,000.

     Our general partner entered into an employment agreement with Bill Mead, one of our regional vice-presidents, as of January 25, 2000, that became effective on April 1, 2000. Mr. Mead's annual base salary under the agreement is $160,000, plus a guaranteed bonus of at least $40,000 each year. He also may participate in our available savings, retirement and other benefit plans. This agreement expires on March 31, 2005. In addition, as of January 27, 2000, Mr. Hammons and Mr. Mead entered into an agreement that provides that in exchange for Mr. Mead's services in selecting markets for various hotel projects, Mr. Hammons will pay Mr. Mead an additional $65,000 per year, in equal monthly installments, during the term of his employment agreement with our general partner. That agreement also became effective on April 1, 2000, and provides that Mr. Mead will have the opportunity to acquire a 25% interest in up to three Residence Inn hotel projects, with a substantial portion of Mr. Mead's investment to be financed.

     Our general partner entered into an employment agreement with Debra M. Shantz, dated as of May 1, 1995, as amended on October 31, 1997, and October 31, 2000. Under the agreement, Ms. Shantz's annual base salary is $155,000, plus a discretionary bonus, with such annual increases in compensation as may be determined by the Compensation Committee of the general partner. The agreement terminates on May 9, 2004.

COMPENSATION OF DIRECTORS

     For 2001, each non-employee director received:

     - $1,000 for each regular board meeting attended and $500 for each regular committee meeting attended ($750 per meeting for the committee chair);

     - a cash payment of $10,000 (other than Mr. Earley, who declined the cash payment);

     - 1,658 shares of Class A Common Stock with a fair market value equal to $10,000 on the date of payment (other than Mr. Earley, who declined the share grant); and

     - an option to purchase 10,000 shares of the General Partner's Class A Common Stock at a per share exercise price of $6.03, exercisable in four equal annual installments, beginning May 2, 2002, and expiring May 1, 2011.

     The stock and options were issued pursuant to our general partner's 1999 Non-Employee Director Stock and Stock Option Plan. Employee directors are not compensated for their services as directors or committee members.

     In addition, on June 22, 2001, Messrs. Sullivan and Dempsey each received 1,000 shares of our general partner's class A common stock, and Messrs. Moore and Lopez-Ona each received 600 shares of our general partner's class A common stock, as a special, one-time award, for their attendance at meetings of a special ad hoc committee formed to evaluate possible corporate financial opportunities.

                              BENEFICIAL OWNERSHIP

     We are a Delaware limited partnership formed on September 5, 1989. John Q. Hammons Hotels, Inc., is our sole general partner through its ownership of all 5,076,279 general partner units, representing 24.04% of the total equity. Mr. Hammons beneficially owns all 16,043,900 of our limited partnership units, which we refer to as the LP Units, representing 75.96% of our total equity. Mr. Hammons beneficially owns all 294,100 shares of the class B common stock of our general partner, and 269,100 shares of the class A common stock of our general partner, representing 76.8% of the combined voting power of both classes of the general partner's common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MR. HAMMONS

     We are controlled by Mr. Hammons through his control of our sole general partner. He owns a 78.8% equity interest in us, (based on his beneficial ownership of 269,100 shares of the class A common stock of our general partner, all 294,100 shares of class B common stock of our general partner and all 16,043,900 of our LP Units). There are significant potential conflicts of interests between Mr. Hammons as our limited partner, and the holders of the exchange notes, which conflicts may be resolved in favor of Mr. Hammons.

     Mr. Hammons has the right to require the redemption of his LP Units. This redemption right will be satisfied, at the sole option of our general partner, by the payment of the then cash equivalent thereof or by the issuance of shares of class A common stock on a one-for-one basis. If Mr. Hammons, as a holder of LP Units, requires us to redeem LP Units, the non-employee directors of our general partner would decide, consistent with their fiduciary duties as to our best interests, whether to redeem the LP Units for cash or for shares of the general partner's class A common stock. Mr. Hammons would not vote or otherwise participate in the decision of the non-employee directors. Mr. Hammons has informed us that he has no current plan to require us to redeem his LP Units.

     During 2000, our general partner's board of directors authorized a five-year management contract with Mr. Hammons whereby we would pay a maximum 1.5% of the total development costs of Mr. Hammons' personally developed hotels for the opportunity to manage the hotels upon opening and the right to purchase the hotels in the event they are offered for sale. During fiscal 2001 and 2000, we paid approximately $487,000 and $1,455,000, respectively, of additional costs in accordance with the management contract. These costs will be amortized over the five-year contract period. Amortization for these costs will commence upon the opening of the respective hotels.

     One hotel we own and three managed hotels are located in Springfield, Missouri. These hotels are potentially competing with one another for customers. We believe that these hotels do not significantly compete with one another due to their respective locations and attributes.

     During 2001, we provided management services to nine hotels owned in whole or in part by Mr. Hammons pursuant to management contracts. Eight of the managed hotels are owned by Mr. Hammons and one is owned 50% by Mr. Hammons; 25% by Jacqueline A. Dowdy, the Secretary and a director of our general partner; and 25% by Lonnie A. Funk, a former officer of our general partner. Management fees of 3% to 5% of gross revenues were paid to us by the managed hotels in the aggregate amount of $1,684,000, $1,245,000 and $844,000 in the fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively. The gross revenues on which the management fees are based are not audited. In addition to the management fees paid by the managed hotels in those years, the managed hotels reimbursed us for a portion of the salaries we paid to the six regional vice presidents and one district director, whose duties include management services related to the managed hotels, and for certain marketing and other expenses allocated to the managed hotels. Such reimbursed services and expenses aggregated $328,000, $184,000, and $132,000, in the three fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively. Each of our management contracts with the nine managed hotels is terminable within either 30 or 60 days.

     Mr. Hammons has a 45% ownership interest in Winegardner & Hammons, Inc. We have contracted with Winegardner & Hammons, Inc. to provide accounting and other administrative services for all of our owned hotels and managed hotels. In the fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999, we paid fees of approximately $1,574,000, $1,577,000 and $1,440,000, respectively, for such services. If the number of our owned hotels and managed hotels for which Winegardner & Hammons, Inc. performs accounting and administrative services drops below 35 hotels, the amount of fees we pay may increase.

     We lease space in the John Q. Hammons Building for our headquarters from a Missouri company owned 50% by Mr. Hammons and 50% by other employees of our general partner, including Jacqueline A. Dowdy, the Secretary and a director of our general partner, who is a 9.5% owner. Pursuant to four lease agreements, expiring December 31, 2004, we paid aggregate annual lease payments to the Missouri company of approximately $247,000 in 2001, $234,000 in 2000 and $234,000 in 1999.

     Certain of our general partner's employees provide some administrative and other services for Mr. Hammons' outside business interests. Management does not believe that, historically, the amount of such services has been material, but has implemented an appropriate cost allocation system for 2002.

     Mr. Hammons also owns trade centers adjacent to two of our owned hotels. We lease the convention space in the trade center located in Portland, Oregon from Mr. Hammons pursuant to a long-term lease expiring in 2004, requiring annual payments of approximately $300,000. With respect to the other trade center, we make nominal annual lease payments to Mr. Hammons. We have assumed responsibility for all operating expenses of these two trade centers.

     We lease the real estate for our Chateau on the Lake Resort, opened in mid-1997, in Branson, Missouri from Mr. Hammons. Annual rent is based on adjusted gross revenues from room sales on the property and was $190,000 in 2001, $150,000 in 2000 and $150,000 in 1999. The lease term is 50 years, with an option to renew for an additional ten years. We also have an option to purchase the land after March 1, 2018 at a proposed transfer price of the greater of $3,000,000 or the then current appraised value.

     We also lease the real estate for the Embassy Suites hotel in Little Rock, Arkansas, which opened in the fall of 1997, from Mr. Hammons. Annual rent was $120,000 in 2001, 2000 and 1999, and in future years will be adjusted based on movement in the Consumer Price Index. The lease term is 40 years. We have an option to purchase the land at any time during the first ten years of the lease term for the greater of $1,900,000 or the then current appraised value.

     We also lease the real estate for Renaissance Suites Hotel in Charlotte, North Carolina, which opened in December of 1999, from an entity owned 99% by Mr. Hammons and 1% by Jacqueline A. Dowdy. The lease term is 99 years. Aggregate annual lease payments were $120,000 in 2001 and 2000, and $53,000 in 1999 and will be $124,800 per year for 2002 through 2006, and the greater of $124,800 or 1% of gross rooms revenues plus 0.5% of gross revenues from food and beverage sales thereafter.

     Mr. Hammons owns parcels of undeveloped land throughout the United States. Although there are no current plans to do so, we may purchase or lease one or more of these parcels in the future in order to develop hotels. Since Mr. Hammons controls us, such transactions would not be arms-length transactions but will be subject to restrictions contained in the indenture relating to the exchange notes.

     Our general partner receives no management fee or similar compensation in connection with its management of us. Our general partner receives the following remuneration from us: (1) distributions, if any, in respect of its equity interest in us; and (2) reimbursement for all direct and indirect costs and expenses incurred by our general partner for or on behalf of us and all other expenses allocable to us or necessary or appropriate to the conduct our business.

     Mr. Hammons has a written agreement with Bill Mead, one of our general partner's regional vice-presidents to supplement Mr. Mead's salary by $65,000 per year for five years, ending March 31, 2005, and to allow Mr. Mead to invest in 25% of up to three of Mr. Hammons' future hotels. Mr. Hammons also has a verbal agreement with Lou Weckstein, our president, to supplement Mr. Weckstein's salary by up to $250,000 per year during his employment. See "Management -- Officers' Compensation."

OTHER DIRECTORS

     Mr. Hammons and Anvil Capital, an investment and consulting firm owned by Mr. Lopez-Ona, a director of our general partner, formed a limited liability company through which they have invested in securities of one or more companies in industries unrelated to our business.

     Mr. Hart is a non-employee director of our general partner and is a member of the law firm of Husch & Eppenberger, LLC, which performs legal services on a regular basis for us and personally for Mr. Hammons. We paid such firm approximately $264,000, $458,000 and $276,000 in legal fees during each of the three fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively.

                    DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

     We were organized on September 5, 1989 as a limited partnership under the Revised Limited Partnership Act of the State of Delaware, as amended from time to time. John Q. Hammons Hotels, Inc. is our sole general partner and owns all of our 5,076,279 outstanding general partner units. The 16,043,900 outstanding limited partner units, or LP Units, are beneficially owned solely by Mr. Hammons. Mr. Hammons has the right to require the redemption of his LP Units. We can satisfy such redemption right, at our general partner's sole option, by the payment of the then cash equivalent of such LP Units or by the issuance of shares of the general partner's class A common stock on a one-for-one basis.

     The material terms of the partnership interests, including a summary of certain provisions of our Second Amended and Restated Agreement of Limited Partnership, as amended, or the Partnership Agreement, are set forth below. The following description of the terms and provisions of the partnership interests and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware Law and the Partnership Agreement, a copy of which we will provide to any investor upon request.

OPERATIONAL MATTERS

   MANAGEMENT

     Our general partner has the exclusive power and authority to conduct our business subject to the limited partners' consent in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of our business by virtue of being a holder of LP Units.

  ABILITY TO ENGAGE IN OTHER BUSINESS; CONFLICT OF INTEREST

     Our general partner may not conduct any business other than the business of the partnership. Other persons (including officers, directors, employees, agents and other affiliates of the general partner), other than the general partner, will not be prohibited under the Partnership Agreement from engaging in other business activities and will not be required to present any business opportunities to us.

  DISTRIBUTIONS

     The Partnership Agreement provides for distributions of cash to the partners in proportion to their percentage interests (except for required tax distributions, as described below). Our current plan is to not make cash distributions, except in the situation in which the general partner has taxable income for federal or state income tax purposes incurred due to its status as the general partner. In such a situation, we will be required to make distributions to the partners in an aggregate amount equal to the amount that we would have paid in income taxes had we been a C Corporation during the period to which the distribution will relate; provided, however, that the amount distributed will not include an amount equal to income taxes attributable to the interest of us or a restricted subsidiary in an existing subsidiary or an unrestricted subsidiary except to the extent that aggregate cash distributions of at least such amount have been received by us or a restricted subsidiary during such period from the existing subsidiaries and the unrestricted subsidiaries, taken as a whole. Of such aggregate amount, we will first distribute the portion to the general partner as will be required by the general partner to satisfy any income tax obligations that it may have incurred as to such period due to its status as the general partner. The remainder of such aggregate amount is required to be distributed to the limited partners. As a result, the limited partners may receive a distribution for payment of taxes in a greater amount per LP Unit than the distribution received per general partner unit. Such distributions with respect to LP Units are required to be made even though the holder thereof may have available losses from other activities to offset the taxable income attributable to its LP Units.

  BORROWING BY THE COMPANY

     Our general partner is authorized to cause us to borrow money and to issue and guarantee debt as it deems necessary for the conduct of our activities. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on our properties or our subsidiaries' properties.

  REIMBURSEMENT OF THE GENERAL PARTNER; TRANSACTIONS WITH THE GENERAL PARTNER AND ITS AFFILIATES

     Our general partner will not receive any compensation for its services as general partner. However, we will be obligated to reimburse the general partner for all expenses it incurs relating to our ongoing operation.

     Except as expressly permitted by the Partnership Agreement, our general partner and its affiliates may not engage in any transaction with us, except on terms that are fair and reasonable and no less favorable to us, than would be obtained from an unaffiliated third party.

  SALE OF ASSETS

     Under the Partnership Agreement, our general partner generally has the exclusive authority to determine whether, when and on what terms our assets will be sold, including a sale of substantially all of our assets.

  NO REMOVAL OF THE GENERAL PARTNER

     The Partnership Agreement provides that the limited partners may not remove the general partner.

  ISSUANCE OF ADDITIONAL GENERAL PARTNER UNITS

     If our general partner issues additional shares of common stock, including shares issued upon the exercise of stock options, it is obligated to contribute to us the entire net proceeds it receives from such issuance and we are required to issue additional general partner units to our general partner on a one-for-one basis.

  REPURCHASE OF COMMON STOCK BY THE GENERAL PARTNER

     If our general partner repurchases any shares of its outstanding common stock, it would fund such repurchases by causing us to repurchase for cash an equivalent number of its general partner units.

  MEETINGS

     Meetings of the limited partners may be called by the general partner or upon the request of limited partners owning at least 25% of the LP Units. The Partnership Agreement does not provide for annual meetings of the limited partners, and the general partner does not anticipate calling such meetings.

  AMENDMENT TO THE PARTNERSHIP AGREEMENT

     Amendments to the Partnership Agreement may be proposed by the general partner or by limited partners owning at least 25% of the LP Units. Generally, the Partnership Agreement may be amended with the approval of the general partner, and the limited partners holding a majority of the LP Units. Certain amendments that affect the fundamental rights of a limited partner (e.g., the limited liability of a limited partner, or the right to receive any distributions) must be approved by the general partner and each limited partner who would be adversely affected by such amendment. Under certain circumstances, the general partner has the power, without the consent of the limited partners, to amend the Partnership Agreement.

  DISSOLUTION, WINDING UP AND TERMINATION

     Our existence will continue until December 31, 2092, unless sooner dissolved and liquidated. We will be dissolved prior to the expiration of our term, and our affairs wound up upon the earliest of: (1) the withdrawal of the general partner without the permitted transfer of its general partner interest to a successor general partner (except in certain limited circumstances); (2) the sale of all or substantially all of our assets and properties; (3) the entry of a decree of judicial dissolution pursuant to the provisions of applicable law or the entry of a final order for relief in a bankruptcy proceeding of the general partner; (4) the entry of a final judgment ruling that the general partner is bankrupt or insolvent; or (5) on or after December 31, 2014 an election by the general partner to dissolve us. Distributions in connection with our dissolution, winding up or termination would be made to the partners in proportion to their capital accounts which are intended in liquidation to correspond to their percentage interests.

  LIABILITY OF GENERAL PARTNER AND LIMITED PARTNERS

     The general partner may be liable for all our obligations to the extent not paid by us.

     The limited partners will not be required to make additional contributions, except as set forth in "-- Additional Capital Contributions" below. Assuming that a limited partner does not take part in the control of our business and otherwise acts in conformity with the provisions of the Partnership Agreement, the limited partner's liability for our obligations under the Partnership Agreement and applicable law will be limited, subject to certain limited exceptions, generally to the loss of the limited partner's investment represented by the limited partner's LP Units. We will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

  ADDITIONAL CAPITAL CONTRIBUTIONS

     The Partnership Agreement provides that if, in connection with an event of default under the indenture, the proceeds from the foreclosure and sale of the collateral are insufficient to satisfy amounts due on the notes, Mr. Hammons is obligated to contribute up to $195.0 million to satisfy the amounts due on the notes.

  EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

     The Partnership Agreement generally provides that the general partner will incur no liability to us or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner carried out its duties in good faith.

     The Partnership Agreement also provides for indemnification of the general partner, the directors and officers of the general partner, and such other persons as the general partner may from time to time designate (including directors and officers of the general partner) against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with any legal proceedings unless it is established that (1) the act or omission of the indemnified person was material to the matter giving rise to the legal proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified person actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

TRANSFER OF INTERESTS

  RESTRICTIONS ON TRANSFER OF GENERAL PARTNER'S INTEREST

     The general partner will not be permitted to transfer any of its interest in us, except in connection with a merger or sale of substantially all of its assets. The general partner also will not be able to sell all or substantially all of its assets, or enter into a merger, unless the sale or merger includes the sale of all or substantially all of our assets, or our merger, with our partners receiving substantially the same consideration as the holders of our general partner's class A common stock.

  RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

     Limited partners generally will be prohibited, subject to certain exceptions, from transferring all or any portion of their LP Units without (1) obtaining the prior written consent of the general partner, which consent may be withheld in its sole and absolute discretion, and (2) meeting certain other requirements set forth in the Partnership Agreement. Mr. Hammons, however, will be permitted to transfer all or a portion of his LP Units to the John Q. Hammons Revocable Trust without the consent of the general partner. In addition, limited partners are permitted to dispose of their LP Units by exercising their rights to have their LP Units redeemed for cash or, at the option of the general partner, for shares of its class A common stock. See "-- Redemption of LP Units" below.

     The right of any permitted transferee of LP Units to become a substitute limited partner is subject to the consent of the general partner, which the general partner may withhold, in its sole and absolute discretion. If the general partner does not consent to the admission of a transferee of LP Units as a substitute limited partner, the transferee will succeed to all economic rights and benefits attributable to such LP Units (including the right of redemption), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

  REDEMPTION OF LP UNITS

     Subject to certain limitations, limited partners have the right to require the redemption of their LP Units at any time by providing us with a notice of redemption. Upon redemption, such limited partner will receive, at the general partner's sole option with respect to each LP Unit tendered, either (1) cash from the general partner or us (in the sole discretion of the general partner) in an amount equal to the then market value of one share of class A common stock or (2) one share of the general partner's class A common stock. The market value of the class A common stock for this purpose will be equal to the average of the closing trading price of the class A common stock for the 10 trading days before the day on which we received the redemption notice. Upon any redemption of a LP Unit, the holder will have no right to require either the general partner or us to pay cash in the redemption, if the general partner in its sole discretion elects to satisfy the redemption right by issuing shares of class A common stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED DEBT OF JOHN Q. HAMMONS HOTELS, L.P.

     John Q. Hammons Hotels, L.P. has outstanding development bonds secured by a first lien on two of the collateral hotels and related personal property and rents. The exchange notes will be secured by a second mortgage on those assets and effectively will be junior in right of payment to the development bonds to the extent of the value of the collateral with respect thereto. On March 29, 2002, the outstanding balance of the development bonds was approximately $12.7 million with an average weighted interest rate of 7.125% per annum.

DEBT OF UNRESTRICTED SUBSIDIARY

     Our unrestricted subsidiary, John Q. Hammons Hotels Two, L.P., has a significant amount of indebtedness secured by assets that are not part of the collateral for the exchange notes. As of March 29, 2002, the aggregate amount of such debt outstanding was $300.8 million and consisted of the following:

          - loans secured by five non-collateral properties, with an outstanding balance as of March 29, 2002 of $113.9 million and interest rates ranging between 7.97% and 8.65% per annum;

          - loans secured by four non-collateral properties, with an outstanding balance as of March 29, 2002 of $52.9 million and interest rates ranging between 7.57% and 9.25% per annum; and

          - other mortgage notes secured by various other non-collateral hotels and related personal property and rents in an aggregate amount outstanding balance as of March 29, 2002, of approximately $134.1 million and variable interest rates ranging from prime (4.75% as of March 29, 2002) to prime plus 0.5% (subject to a 9.0% ceiling and a 6.0% floor, which resulted in a rate of 6.0% as of March 29, 2002) and fixed interest rates ranging from 7.5% to 9.5%.

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

                       DESCRIPTION OF THE EXCHANGE NOTES

     You can find the definitions of certain terms used in this description under the caption "Certain Definitions." In this description, (1) the term "Issuers" refers only to John Q. Hammons Hotels, L.P. and John Q. Hammons Finance Corporation III, or "Finance," and not to any of their respective subsidiaries and (2) the term "Company" refers only to John Q. Hammons Hotels, L.P. and not to any of its subsidiaries.

     The Issuers issued the outstanding notes, and will issue the exchange notes, under an indenture among themselves and Wachovia Bank, National Association, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Collateral Documents referred to below under the caption "Security" define the terms of the agreements that will secure the exchange notes.

     The following description is a summary of the material provisions of the indenture and the Collateral Documents. It does not restate any of those agreements in their entirety. We urge you to read the indenture and the Collateral Documents because they, and not this description, define your rights as holders of the exchange notes. Copies of the indenture and the Collateral Documents are available as set forth below under the caption "-- Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The only Subsidiaries of the Company are (1) John Q. Hammons Hotels Finance Corporation, John Q. Hammons Hotels Finance Corporation II, Finance and Restricted Subsidiaries under the indenture, (2) the Existing Subsidiaries, which are subject to certain of the provisions of the indenture, but are not Restricted Subsidiaries under the indenture, do not guarantee the exchange notes and, although the Company pledged the stock of Food and Beverage Holding Company to secure payment of the exchange notes, do not pledge their assets as security for the exchange notes, and (3) John Q. Hammons Hotels Two, L.P., an Unrestricted Subsidiary under the indenture. In addition, under the circumstances described below under the subheading "-- Certain
Covenants -- Designation of Restricted and Unrestricted Subsidiaries," the Company has designated certain of its subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture and do not guarantee the exchange notes.

     Finance is a wholly owned subsidiary of the Company that was incorporated for the purpose of serving as a co-issuer of the notes in order to facilitate the sale of the notes. The Company believes that certain purchasers of the notes may be restricted in their ability to purchase debt securities of partnerships, such as the Company, unless such debt securities are jointly issued by a corporation. Finance has no substantial operations or assets and will not have any revenues. As a result, you should not expect it to participate in servicing any obligations on the exchange notes.

     The registered Holder of an exchange note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

     The exchange notes:

     - are general obligations of the Issuers;

     - are secured, subject to Permitted Liens, by a first mortgage lien on 28 hotels, a second mortgage lien on two hotels and a first priority security interest in substantially all of the other assets of the Company, other than (1) Credit Facility Collateral (which consists primarily of accounts receivable and inventory) that may be pledged to secure Credit Facilities and (2) assets acquired after the date of the indenture with cash from certain other borrowings permitted under the indenture to be incurred and secured, to the extent those assets actually secure that indebtedness;

     - are pari passu in right of payment with all of the Issuers' existing and future senior Indebtedness;
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

     - are senior in right of payment to all of the Issuers' existing and future subordinated Indebtedness; and

     - are effectively junior in right of payment to first mortgage lien indebtedness on two hotels, of approximately $12.7 million as of March 29, 2002.

PRINCIPAL, MATURITY AND INTEREST

     The Issuers will issue exchange notes with a maximum aggregate principal amount of $510.0 million, in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on May 15, 2012.

     Interest on the exchange notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2002. The Issuers will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

     Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

     If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder's exchange notes in accordance with those instructions. All other payments on exchange notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE EXCHANGE NOTES

     The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the exchange notes, and the Issuers or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER

     A Holder may transfer exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer any exchange note selected for redemption. Also, the Issuers are not required to transfer any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

SECURITY

     Subject to Permitted Liens, the exchange notes will be secured by a first priority security interest in a first mortgage lien on 28 hotels, a second mortgage lien on two hotels and a first priority security interest in substantially all of the other assets of the Company, other than (1) Credit Facility Collateral (which consists primarily of accounts receivable and inventory) that may be pledged to secure Credit Facilities and (2) assets acquired after the date of the indenture with cash from certain other borrowings permitted under the indenture to be incurred and secured, to the extent those assets actually secure that indebtedness.

     If an Event of Default occurs and is continuing, the trustee may, subject to any intercreditor agreement and in addition to any rights and remedies available to it under the indenture and the Collateral

Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture and the Collateral Documents, the Company and its Restricted Subsidiaries will be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of an Event of Default:

          (1) all rights of the Company and its Restricted Subsidiaries to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be made to the trustee;

          (2) all rights of the Company and its Restricted Subsidiaries to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the trustee which, to the extent permitted by law, will have the sole right to exercise such rights; and

          (3) subject to the terms of any intercreditor agreement, the trustee may sell the Collateral or any part thereof in accordance with the terms of the Collateral Documents and applicable law.

     Subject to the terms of any intercreditor agreement, under the terms of the indenture and the Collateral Documents, the trustee will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Company and any Subsidiary Guarantor under the indenture and the exchange notes, the Collateral Documents will terminate and the Collateral will be released.

     The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Restricted Subsidiaries prior to the trustee having repossessed and disposed of the Collateral. Under bankruptcy law, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the security interest of the trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the exchange notes may not have any consent rights with respect to the use of those funds by the Company or any of its Restricted Subsidiaries during the pendency of the proceeding. In view of these considerations, we cannot predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the exchange notes would be compensated for any delay in payment or loss of value of the Collateral.

ADDITIONAL PARTNERSHIP CONTRIBUTIONS

     The trustee will have the right to sue to enforce the provisions contained in the partnership agreement governing the Company pursuant to which John Q. Hammons agreed to contribute up to $195.0 million to the Company in the event that the proceeds from a sale of the Collateral are insufficient to satisfy the Issuers' obligations with respect to the notes. See "Description of Our Partnership Agreement."

OPTIONAL REDEMPTION

     At any time prior to May 15, 2005, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings of the General Partner that are contributed concurrently to the Company by the General Partner; provided, however, that:

          (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Issuers and their Affiliates); and

          (2) the redemption occurs within 60 days following the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the exchange notes will not be redeemable at the Issuers' option prior to May 15, 2007. On and after May 15, 2007, the Issuers may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the exchange notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2007........................................................    104.438%
2008........................................................    102.958%
2009........................................................    101.479%
2010 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

     The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of exchange notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's exchange notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In a Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest on the exchange notes repurchased, to the date of purchase. Within ten days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Issuers will, to the extent lawful:

          (1) accept for payment all exchange notes or portions of exchange notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions of exchange notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by the Issuers.

     The paying agent will promptly mail to each Holder of exchange notes properly tendered the Change of Control Payment for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each new exchange note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the exchange notes to require that the Issuers repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

     The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all exchange notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of exchange notes to require the Issuers to repurchase the Holder's exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

 ASSET SALES

     The Company will not, and will not permit any of its Existing Subsidiaries or Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company (or the Existing Subsidiary or Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) the fair market value is determined by the Board of Directors of the General Partner and, if such fair market value is in excess of $10.0 million, such fair market value is set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by the Company or such Existing Subsidiary or Restricted Subsidiary is in the form of cash. For purposes of this provision and not for purposes of the definition of "Net Proceeds" (except to the extent set forth in that definition with respect to the conversion of non-cash proceeds to cash), each of the following will be deemed to be cash:

             (a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Existing Subsidiary or Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Existing Subsidiary or Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by the Company or any such Existing Subsidiary or Restricted Subsidiary from such transferee that, within 360 days following the closing of such Asset Sale, are converted by the Company or such Existing Subsidiary or Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

     Within 360 days after receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Existing Subsidiary or Restricted Subsidiary may apply those Net Proceeds:

          (1) pursuant to a definitive agreement, to make an investment, directly or through any Restricted Subsidiary of the Company, in any one or more Hospitality-Related Businesses or towards the development of one or more Hospitality-Related Businesses; provided that such investment has been substantially completed within 360 days after receipt of the applicable Net Proceeds;

          (2) to make capital expenditures or to acquire other tangible assets that, in any case, are used or useful in a Hospitality-Related Business; or

          (3) to make a permanent reduction of Indebtedness permitted to be incurred in respect of a Credit Facility;

provided, however, that, to the extent that the assets which were the subject of the Asset Sale constituted Collateral, such newly acquired assets are, when acquired, subject to a perfected Lien in favor of the trustee and the holders of any Indebtedness secured by a Pari Passu Lien, if any, which Lien has the same priority with respect to such newly acquired assets as the Lien on the assets which were the subject of the Asset Sale on the terms set forth in the indenture, any intercreditor agreement entered into with respect to any Indebtedness secured by a Pari Passu Lien, if any, in accordance with the indenture and the Collateral Documents.

     Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may utilize such Net Proceeds to temporarily reduce revolving credit borrowings or invest such Net Proceeds in Cash Equivalents. To the extent that the assets or Equity Interests which are the subject of an Asset Sale constituted Collateral, the Net Proceeds thereof (including Cash Equivalents in which such Net Proceeds are invested) shall, to the extent permitted by law, be subject to a perfected Lien in favor of the trustee and the holders of any Indebtedness secured by a Pari Passu Lien, if any, which Lien shall have the same priority with respect to such Net Proceeds as the Lien on the Collateral which was the subject of such Asset Sale on the terms set forth in the indenture, any intercreditor agreement entered into with respect to any Indebtedness secured by a Pari Passu Lien, if any, in accordance with the indenture and the Collateral Documents.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second sentence of this section will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all Holders of exchange notes and all holders of other Indebtedness that is pari passu with the exchange notes and secured by a Pari Passu Lien containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of exchange notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or such Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of exchange notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the exchange notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

SELECTION AND NOTICE

     If less than all of the exchange notes are to be redeemed at any time, the trustee will select exchange notes for redemption as follows:

          (1) if the exchange notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

          (2) if the exchange notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No exchange notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount of that exchange note that is to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder of exchange notes upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Existing Subsidiaries or Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Existing Subsidiaries' or Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Existing Subsidiaries or Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Existing Subsidiaries' or Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company, (b) to the Company or a Restricted Subsidiary or (c) payable by any Subsidiary of Food and Beverage Holding Company to Food and Beverage Holding Company);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (a) any Secured Indebtedness of the Company or any of its Existing Subsidiaries or Restricted Subsidiaries that is subordinated in right of payment, by its terms or by priority of Lien, to the exchange notes or any Subsidiary Guarantee, or (b) any Unsecured Indebtedness of the Company or any of its Existing Subsidiaries or Restricted Subsidiaries;

          (4) make any payment on or with respect to Indebtedness owed by an Existing Subsidiary to the Principal Holders or their Related Parties; or

          (5) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as "Restricted Payments");

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below the caption "-- Incurrence of Indebtedness and Issuance of Preferred Equity"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company, the Restricted Subsidiaries and the Existing Subsidiaries (pursuant to clause (4) of the immediately preceding paragraph) after the date of the indenture (excluding Restricted Payments permitted by clauses (2) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by the Company since the date of the indenture from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchange for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of the Company), plus

             (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, minus

             (d) in case any Restricted Subsidiary has been redesignated an Unrestricted Subsidiary, the greater of (x) the book value (determined in accordance with GAAP) at the date of redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Restricted Subsidiary and (y) the fair market value of such Investments in such Restricted Subsidiary at the time of such redesignation, as determined in good faith by the Board of Directors of the General Partner, whose determination shall be conclusive and evidenced by a resolution of such Board.

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

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Company or the General Partner pursuant to any shareholders' agreement, employment agreement, management equity subscription plan or agreement, stock option plan or agreement, or other employee benefit plan or agreement or to make a dividend or distribution; provided, however, that (a) the aggregate price paid for all such redeemed, repurchased, retired or acquired Equity Interests or pursuant to such dividend or distribution shall not exceed $1.0 million in any fiscal year and (b) after giving effect to such Restricted Payment, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below the caption "Incurrence of Indebtedness and Issuance of Preferred Equity";

          (4) for so long as the Company is treated as a partnership for federal income tax purposes, in any given fiscal year, (a) payments to the partners of the Company in an aggregate amount not to exceed the amount of federal, state and local income taxes that the Company would have been required to pay during such fiscal year (either with respect to such fiscal year or the immediately preceding fiscal year, to the extent not previously distributed) calculated as if, for the applicable fiscal year, the Company (but not its non-corporate subsidiaries) had been treated as a "C corporation" incorporated under the laws of the State of Delaware rather than as a partnership; provided, however, that no payment may be made pursuant to this clause (4) in respect of income taxes attributable to the interest of the Company or a Restricted Subsidiary in an Existing Subsidiary or an Unrestricted Subsidiary except to the extent that aggregate cash distributions of at least such amount have been received in such fiscal year by the Company or a Restricted Subsidiary from the Existing Subsidiaries and the Unrestricted Subsidiaries, taken as whole, and (b) Permitted Tax Loans to the Principal Holders and their Related Parties; and

          (5) Restricted Payments of up to $20.0 million.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

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 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED EQUITY

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred equity; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company's Restricted Subsidiaries may incur Indebtedness or issue preferred equity, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred equity is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred equity or Disqualified Stock had been issued, as the case may be, at the beginning of such four quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by the Company or any of its Restricted Subsidiaries of revolving credit Indebtedness and letters of credit pursuant to one or more Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $15.0 million at any one time outstanding, less permanent reductions in the amount available thereunder made from the Net Proceeds from Asset Sales;

          (2) the incurrence by the Company or any of its Restricted Subsidiaries of (a) Indebtedness represented by the notes and (b) their respective obligations arising under the Collateral Documents to the extent such obligations represent Indebtedness;

          (3) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) of this paragraph or this clause (3);

          (4) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (5) the incurrence of intercompany indebtedness between the Company and the Existing Subsidiaries not to exceed $5.0 million at any one time outstanding;

          (6) the incurrence of Indebtedness owed by the Existing Subsidiaries to the Principal Holders or their Related Parties not to exceed $2.0 million at any one time outstanding;

          (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

          (8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute the incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

          (10) the incurrence by the Company or any Restricted Subsidiary of Indebtedness not otherwise permitted under the indenture in an aggregate principal amount pursuant to this clause (10) not to exceed $10.0 million outstanding at any time, the proceeds of which are applied to the renovation of lodging facilities and related businesses owned by the Company or a Restricted Subsidiary; or

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

          (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred solely in respect of performance bonds and construction completion guarantees in the ordinary course of business consistent with past practices.

     Neither the Company nor any Subsidiary Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the exchange notes or such Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness of the Company or such Subsidiary Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor solely by virtue of being unsecured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

     If any Indebtedness that may be incurred under this covenant may be secured by a Pari Passu Lien, upon the request of the Issuers, the trustee is authorized to enter into an intercreditor agreement with the holder or holders of that Indebtedness (the "Pari Passu Debtholder") in substantially the form attached as an exhibit to the indenture that provides the following:

          (a) the Lien of the trustee on the Collateral will be equal in priority (regardless of the time or method of attachment or perfection) to the Lien in favor of, or for the benefit of, the Pari Passu Debtholder for the sum of (i) a principal amount of such Indebtedness not to exceed the principal amount permitted by the indenture to be secured by a Pari Passu Lien and (ii) any other Obligation in respect of the principal amount of such Indebtedness;

          (b) the intercreditor agreement is solely for the purpose of establishing the relative interests of the Pari Passu Debtholder, the trustee and the holders of notes and is not for the benefit of any other party;

          (c) the holders (or representatives thereof) of a majority in interest of the aggregate principal amount of the notes (for such purposes, the trustee acting pursuant to the indenture will represent the holders of notes) will, subject to the terms of any applicable intercreditor agreement, have the sole right to take, enforce or exercise any right or remedy with respect to the Collateral and to take or exercise any action or election or to refrain from taking or exercising any action with respect to any of the Collateral or the Collateral Documents; provided that the trustee will have no duty or obligation to any Pari Passu Debtholder in taking or exercising any action or election or in refraining from taking or exercising any action with respect to any of the Collateral or the Collateral Documents;

          (d) each of the trustee and the Pari Passu Debtholder agree that any money or funds realized with respect to the Collateral in connection with the enforcement or exercise of any right or remedy with respect to any Collateral following the acceleration of the notes will be distributed as follows: first, to the payment of all reasonable expenses in connection with the collection, realization or administration of such funds or the exercise of rights or remedies; second, to the trustee on behalf of the holders of the notes and to each holder of Indebtedness secured by a Pari Passu Lien, a proportion of such remaining money or funds in the same proportion as the total outstanding obligations so secured held by the trustee or such holder bears to the total outstanding obligations so secured until all such secured obligations have been paid in full; and third, to the Issuers or to whoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct; and

          (e) each of the trustee, the holders of notes and the Pari Passu Debtholders will have the right to alter or amend their respective agreements and documents with the Issuers in accordance with
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

     their terms and to release any Collateral from their respective Liens in accordance with the terms of their respective agreements.

 LIENS

     The Company will not, and will not permit any of its Existing Subsidiaries or Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

 MAINTENANCE OF MANAGEMENT CONTRACTS

     The Company will maintain as to each of the Managed Hotels a management contract containing terms no less favorable to the Company than the terms contained in such management contract as in effect on the date of the indenture (collectively, the "Managed Hotel Management Contracts"). Each Managed Hotel Management Contract will provide that in the event of a termination of such contract for any reason other than a sale or other transfer of such hotel to the Company or a Restricted Subsidiary, the Company will be entitled to liquidated damages calculated by reference to a formula set forth in the indenture; provided, however, that the Company will be permitted to waive its right to liquidated damages in respect of any given Managed Hotel Management Contract, if, after giving pro forma effect to the termination of such contract, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Equity."

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) the indenture, the notes, any Subsidiary Guarantee and the Collateral Documents;

          (2) applicable law;

          (3) an instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (4) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; and

          (5) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) of the preceding paragraph.
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

 MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may not, directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person, and, subject to the following paragraph, neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company or the Restricted Subsidiary is the surviving entity), unless:

          (1) either (a) the Company or the Restricted Subsidiary, as applicable, is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Restricted Subsidiary), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition will have been made assumes all the obligations of the Company or the Restricted Subsidiary, as applicable, under the notes or the Subsidiary Guarantee, as applicable, the indenture and the Collateral Documents pursuant to agreements in form reasonably satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) the Company or the Restricted Subsidiary, as applicable, or any Person formed by or surviving any such consolidation or merger (if other than the Company or the Restricted Subsidiary), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transaction as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is no less than its Fixed Charge Coverage Ratio immediately prior to such transaction.

     In addition, neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

 TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (2) the Company delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution adopted by a majority of the disinterested nonemployee directors of the Board of Directors of the General Partner approving such Affiliate Transaction and set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above;

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

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments in excess of $10.0 million (other than an Affiliate Transaction involving the acquisition or disposition of a hotel by the Company or a Restricted Subsidiary), an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm, appraisal firm or accounting firm of national standing; and

             (c) in the case of an Affiliate Transaction involving the acquisition or disposition of a hotel by the Company or a Restricted Subsidiary and (i) involving aggregate payments of less than $25.0 million, an appraisal by an appraisal firm of national standing to the effect that the transaction is being undertaken at fair market value or
        (ii) involving aggregate payments of $25.0 million or more, an opinion as to the fairness of the transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) transactions between or among the Company and/or any of its Restricted Subsidiaries or Existing Subsidiaries;

          (2) Restricted Payments permitted by the provisions of the indenture described above under the covenant "-- Restricted Payments;"

          (3) Investments made pursuant to clause (7) of the definition of Permitted Investments;

          (4) reasonable compensation payable pursuant to any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (5) Existing Transactions; and

          (6) reimbursements by the Company of expenses incurred by the General Partner in the ordinary course of business for the provision of management or administrative services for the benefit of the Company and its Subsidiaries.

 ADDITIONAL SUBSIDIARY GUARANTEES

     If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture or if any Unrestricted Subsidiary is designated as a Restricted Subsidiary in compliance with the indenture or if an Unrestricted Subsidiary otherwise becomes a Restricted Subsidiary, then that new Restricted Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture and an assumption agreement with respect to all Collateral Documents securing the Subsidiary Guarantee and deliver an opinion of counsel to the trustee that such supplemental indenture and assumption agreement have been duly executed and delivered by such Restricted Subsidiary to the trustee within ten Business Days following the date on which it was acquired or created or otherwise became a Restricted Subsidiary. Any Restricted Subsidiary that becomes a Subsidiary Guarantor shall remain a Subsidiary Guarantor unless designated an Unrestricted Subsidiary by the Company in accordance with the indenture or is otherwise released from its obligations as a Subsidiary Guarantor as provided in the indenture.

 DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of the General Partner may designate any Restricted Subsidiary, other than Finance and any Subsidiary deemed to be an Existing Subsidiary as provided in the definition of "Existing Subsidiaries," to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the
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

amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 LINE OF BUSINESS

     The Company will not, and will not permit any of its Subsidiaries to, engage in any business or activity other than Hospitality-Related Businesses.

 MAINTENANCE OF INSURANCE

     The Company shall, and shall cause its Subsidiaries, to maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty loss and interruption of business insurance, and shall provide satisfactory evidence of such insurance to the trustee prior to the anniversary or renewal date of each such policy, which certificate shall expressly state such expiration date for each policy listed. Notwithstanding the foregoing, customary insurance coverage for the purposes of the indenture shall include the following:

          (1) workers' compensation insurance to the extent required to comply with all applicable state or United States laws and regulations or the laws and regulations of any other applicable jurisdiction;

          (2) property insurance protecting property against loss or damage by fire, lightning, windstorm, tornado, water, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss, such property insurance providing coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements and with a deductible no greater than $2.0 million (other than earthquake insurance, for which the deductible may be up to 5% of such replacement value, and which may be limited to an aggregate of $15.0 million per occurrence in California and $50.0 million per occurrence in other States); and

          (3) business interruption insurance for a period not less than one year, and in an amount based upon 100% of estimated continuing expenses and lost cash flow for the fiscal year with respect to which the insurance coverage is in effect less non-continuing expenses.

     All insurance under this provision shall name the trustee as an additional insured or loss payee, as applicable. All such insurance shall be issued by carriers having an A.M. Best & Company, Inc. rating of A- or higher and a financial size category of not less than XII, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by the Company after consultation with a reputable insurance broker.

 ADDITIONAL COLLATERAL; ACQUISITION OF ASSETS OR PROPERTY

     Concurrently with the acquisition by the Company or any Restricted Subsidiary of any assets or property with a fair market value (as determined by the Board of Directors of the Company) in excess of $1.0 million individually or $3.0 million in the aggregate, the Company shall, or shall cause the applicable Restricted Subsidiary to:

          (1) in the case of personal property, execute and deliver to the trustee such Uniform Commercial Code financing statements and other agreements and instruments, if any, as shall be necessary or (in the opinion of the trustee) desirable to create, perfect and protect the first priority

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     security interest of the trustee and the holders of any applicable Secured
     Hedging Obligations, if any, in such assets or property, subject to Permitted Liens;

          (2) in the case of real property, execute and deliver to the trustee and the holders of any applicable Secured Hedging Obligations, if any:

             (a) a deed of trust or mortgage (with such modifications as are necessary to comply with applicable law) (under which the Company or such Restricted Subsidiary, as applicable, shall grant a first priority security interest to the trustee and the holders of any applicable Secured Hedging Obligations, if any, in such real property and any related fixtures), subject to Permitted Liens; and

             (b) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property; and

          (3) promptly deliver to the trustee and the holders of any applicable Secured Hedging Obligations, if any, such opinions of counsel, if any, as the trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

 FURTHER ASSURANCES

     The Company will, and will cause each of its Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

          (1) carry out more effectively the purposes of the Collateral
     Documents;

          (2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

          (3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the trustee under any other instrument executed in connection therewith.

     Upon the exercise by the trustee or any Holder of any power, right, privilege or remedy under the indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

 RESTRICTIONS ON ACTIVITY OF FINANCE

     Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Finance may be a co-obligor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Restricted Subsidiaries other than Finance.

 PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes unless such consideration is offered to be paid and is paid to all Holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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 REPORTS

     Whether or not required by the Commission, so long as any exchange notes are outstanding, the Issuers will furnish to the Holders of exchange notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuers' certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

     The quarterly and annual financial information required by the preceding paragraph will include comparative supplemental unaudited financial information with respect to the hotels that constitute Collateral of the Company and management operations of the Company, excluding Unrestricted Subsidiaries, in substantially the form as such information is presented in the Annual Report on Form 10-K for the Company for its fiscal year ended December 28, 2001.

     In addition, following the consummation of this exchange offer whether or not required by the Commission, the Issuers will file a copy of all of the information and reports referred to in the first two paragraphs of this covenant with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments" or "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Equity";

          (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture or the Collateral Documents;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

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          (6) failure by the Company or any of its Restricted Subsidiaries to
     pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) breach by the Company or any of its Restricted Subsidiaries of any representation or warranty in any of the Collateral Documents, the repudiation by the Company or any of its Restricted Subsidiaries of any of its obligations under the Collateral Documents or the unenforceability of any of the Collateral Documents against the Company or any of its Restricted Subsidiaries for any reason;

          (8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (9) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all exchange notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the notes then outstanding may declare all the exchange notes to be due and payable immediately.

     Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the exchange notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or the principal of, the exchange notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of either of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the exchange notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes. If an Event of Default occurs prior to May 15, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of either of the Issuers with the intention of avoiding the prohibition on redemption of the exchange notes prior to May 15, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes.

     The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS AND EQUITYHOLDERS

     Except as set forth under "-- Additional Partnership Contributions," no director, officer, employee, partner, interest holder or equityholder of John Q. Hammons Hotels, Inc., the Company or any of the Company's Subsidiaries, as such, shall have any liability for any obligations of the Company or any Restricted Subsidiary under the exchange notes, any Subsidiary Guarantee, the indenture, the Collateral

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Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver does not purport to be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the notes and all obligations of any Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1) the rights of Holders of the notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

          (2) the Issuers' obligations with respect to the exchange notes concerning registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' and the Subsidiary Guarantors' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and any Subsidiary Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the exchange notes. In addition, the Liens securing the Collateral will be released upon Covenant or Legal Defeasance.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Issuers or any of their Restricted Subsidiaries are a party or by which the Issuers or any of their Restricted Subsidiaries are bound;

          (6) the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

          (7) the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture, the exchange notes, any Subsidiary Guarantees or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or compliance with any provision of the indenture, the exchange notes, any Subsidiary Guarantees or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting Holder):

          (1) reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any exchange note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the exchange notes (except a rescission of acceleration of the exchange notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any exchange note payable in money other than that stated in the exchange notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of exchange notes to receive payments of principal of, or interest or premium, if any, on the exchange notes;

          (7) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

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

          (9) release all or substantially all of the Collateral from the Lien of the indenture or the Collateral Documents (except in accordance with the provisions thereof); or

          (10) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of exchange notes, the Issuers, any Subsidiary Guarantor and the trustee may amend or supplement the indenture, the exchange notes, any Subsidiary Guarantee or the Collateral Documents:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

          (3) to provide for the assumption of the Company's obligations to Holders of exchange notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

          (6) to enter into additional or supplemental Collateral Documents.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of the Issuers or any Subsidiary Guarantor is a party or by which either of the Issuers or any Subsidiary Guarantor is bound;

          (3) the Issuers and each Subsidiary Guarantor have paid or caused to be paid all sums payable by the Issuers under the indenture; and

          (4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
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

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of either of the Issuers or any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of exchange notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and the Collateral Documents without charge by writing to John Q. Hammons Hotels, Inc., 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806,
Attention: Corporate Counsel.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The exchange notes initially will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See "-Exchange of Global Notes for Certificated Notes." Initially, the trustee will act as Paying Agent and Registrar. The Global Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     Outstanding notes not exchanged for exchange notes will continue to be subject to certain restrictions on transfer. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly
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(collectively, the "Indirect Participants") including the Euroclear System
("Euroclear") and Clearstream, Luxembourg (formerly Cedelbank). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Issuers that, pursuant to DTC's procedures:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Holders of the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

     The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuers, the trustee or any agent of the Issuers or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of
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

exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies the Issuers that DTC is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

          (2) the Issuers, at their option, notify the trustee in writing that they elect to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend.

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EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with any transfer restrictions applicable to such notes.

SAME DAY SETTLEMENT AND PAYMENT

     The Issuers will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The exchange notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the
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     provisions described above under the caption "-- Certain
     Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant;

          (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of the Company's Subsidiaries; and

          (3) any Event of Loss.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $5.0 million;

          (2) the exchange of one or more lodging facilities and related assets held by the Company or any of its Restricted Subsidiaries for one or more lodging facilities and related assets of any other Person; provided, however, that:

             (a) the fair market value of any lodging facilities and related assets received by the Company or any of its Restricted Subsidiaries pursuant to such exchange is at least equal to the fair market value of the lodging facilities and related assets exchanged by the Company and its Restricted Subsidiaries;

             (b) the fair market value of any lodging facilities and related assets to be exchanged by and received by the Company has been determined by the Board of Directors whose resolution with respect thereto is delivered to the trustee and, if the fair market value of any lodging facilities and related assets to be exchanged by and received by the Company exceeds $5.0 million, the Board of Directors' determination is based upon an opinion or appraisal issued by a reputable accounting, appraisal or investment banking firm;

             (c) if any other assets other than lodging facilities and related assets are received by the Company or the applicable Restricted Subsidiary in the exchange, such other assets must be cash or Cash Equivalents and such cash and Cash Equivalents will be deemed to be cash proceeds of an Asset Sale for the purpose of calculating and applying Net Proceeds as described in the covenant set forth under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; and

             (d) the aggregate fair market value of all lodging facilities and related assets that may be exchanged by the Company and its Restricted Subsidiaries pursuant to this clause (2) may not exceed 5% of the Company's Total Assets as of the date of the indenture;

          (3) an Event of Loss or related series of Events of Loss pursuant to which the aggregate value of the property or assets involved in such Event of Loss or Events of Loss is less than $5.0 million;

          (4) the sale or other disposition of Cash or Cash Equivalents; and

          (5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments".

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

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     "Capital Stock" means any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock with respect to corporations or partnership interests with respect to partnerships.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way or merger or consolidation), in one or a series of related transactions, of all or substantially all properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Principal Holders or their Related Parties;

          (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

          (4) the consummation of any transaction the result of which is that any "person" or "group" (as defined above), other than the Principal Holders and their Related Parties or Parent or the General Partner (with respect to ownership of the Company), beneficially owns, directly or indirectly, more than a 25% ownership interest in the Company or of the voting power of the Voting Stock of any general partner (or more than a 35% ownership interest, in the case of a Section 501(c)(3) Person), in any case, other than as a result of the purchase or other acquisition by the Company or the General Partner of Equity Interests of the Company or the General Partner from a Principal Holder or a Related Party of a Principal Holder;

          (5) the first day on which a majority of the members of the Board of Directors of any general partner of the Company are not Continuing Directors; or

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          (6) the first day on which the Company ceases to own 100% of the outstanding Equity Interests of Finance.

     "Collateral" means all assets, now owned or hereafter acquired, of the Company, Finance or any Restricted Subsidiary defined as Collateral in the Collateral Documents.

     "Collateral Documents" means, collectively, the Security Agreements, the Mortgages, the Deeds of Trust, the Pledge Agreements, or any other agreement, instrument, financing statement or other document that evidences, sets forth or limits the Lien of the trustee or the collateral agent in the Collateral.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries and Existing Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income for such period of any Person that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions paid to the specified Person or Restricted Subsidiary thereof in respect of such period and net losses for such period attributable to Unrestricted Subsidiaries shall not be included;

          (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (3) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained)

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     or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

          (4) in the case of the Company, Net Income for such period shall be reduced (to the extent that such amounts have not already been deducted from Net Income) by the aggregate amount of payments permitted to be distributed in such period to the Company's partners pursuant to clause
     (4)(a) of the second paragraph set forth under the covenant entitled "Restricted Payments" above; and

          (5) the cumulative effect of a change in accounting principles shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of any general partner who:

          (1) was a member of the Board of Directors of the General Partner on the date of the indenture;

          (2) was nominated for election or elected to the Board of Directors of a general partner with, or whose election to such Board of Directors was approved by, the affirmative vote of two-thirds of the Continuing Directors who were members of such Board at the time of such nomination or election; or

          (3) was elected as a Director as the result of the exercise of voting power by the Principal Holders.

     "Credit Facilities" means one or more revolving credit facilities with commercial lenders and providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facility Collateral" means all of the following property of the Company and its Restricted Subsidiaries, whether now existing or hereafter acquired, arising or created and wheresoever located:

          (1) all accounts, other than accounts constituting proceeds from the sale of the Collateral;

          (2) all inventory;

          (3) general intangibles constituting (a) claims under guaranties, security interests or other security held by or granted to the Company or any Restricted Subsidiary to secure payment of the accounts described in clause (1) above by the account debtor obligated thereon, (b) rights of indemnification relating to the inventory described in clause (2) above,
     (c) warranty claims relating to the inventory described in clause (2) above, or (d) computer programs, ledgers and other books and records, in each case, to the extent directly related to the accounts described in clause (1) above;

          (4) all chattel paper, documents or instruments to the extent the same relate to the settlement or payment of the accounts described in clause (1) or the disposition or acquisition of the inventory described in clause (2) above; and

          (5) to the extent not otherwise included, all proceeds, including insurance proceeds, of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

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Notwithstanding the preceding sentence, any Capital Stock that would constitute
Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

     "Equity Offering" means a public or private offering of common stock of the General Partner that results in net cash proceeds to the General Partner of at least $10.0 million.

     "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:

          (1) any loss, destruction or damage of such property or asset;

          (2) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; or

          (3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

     "Existing Subsidiaries" means:

          (1) the Subsidiaries of the Company in existence on the date of the indenture, other than John Q. Hammons Hotels Finance Corporation, John Q. Hammons Hotels Finance Corporation II, Finance, J.Q.H. Inc. and John Q. Hammons Hotels Two, L.P., which Subsidiaries are listed on an exhibit to the indenture; and

          (2) any Subsidiary formed by the Company after the date of the indenture for the purpose of conducting food and beverage operations associated with a hotel owned or managed by the Company or a Restricted Subsidiary.

     "Existing Transactions" means:

          (1) the provision of management services by the Company to hotels owned on the date of the indenture by the Principal Holders and their Related Parties or by John Q. Hammons Hotels Two, L.P. in the ordinary course of business and consistent with past practices pursuant to management agreements in effect as of the date of the indenture;

          (2) the provision by Winegardner & Hammons, Inc. of accounting and other administrative services to the Company in the ordinary course of business and consistent with past practices; and

          (3) the Lease Agreement between the Company, and Tulsa Hills Investments, Inc. dated as of June 22, 1998, as in effect on the date of the indenture.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom as if the

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same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries and, if the Existing Subsidiaries are Subsidiaries of such Person, the Existing Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries and the Existing Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or, if the Existing Subsidiaries are Subsidiaries of such Person, any of the Existing Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries or, if the Existing Subsidiaries are Subsidiaries of such Person, any of the Existing Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of such Person or any of its Restricted Subsidiaries or any Existing Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; provided, that the sum of such tax rates shall in no event be less than zero nor more than 0.5.

     "Food and Beverage Holding Company" means Food and Beverage Holding Company, a Missouri corporation and Subsidiary of the Company.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements

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by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "General Partner" means John Q. Hammons Hotels, Inc. or successor entity serving as a general partner of the Company and, at any such time as there shall have been more than one general partner admitted to the Company, shall mean the general partner acting as managing general partner under the Partnership Agreement governing the Company.

     "Government Securities" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "Guarantee" means a guarantee other than by endorsement of a negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

     "Hospitality-Related Business" means the hotel business and other businesses necessary for, incident to, connected with or arising out of the hotel business, including developing and operating lodging facilities, restaurants and other food-service facilities, sports or entertainment facilities, convention or meeting facilities or other related activities and any additions or improvements thereto.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with

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GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Company or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Managed Hotels" means the nine hotels that are managed, but not owned, by the Company as of the date of the indenture as set forth on a schedule to the indenture.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred equity dividends, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result thereof (including (1) any Restricted Payments permitted to be made under clause
(4) of the second paragraph of the covenant described under the caption
"-- Certain Covenants -- Restricted Payments" and after taking into account any available tax credits or deductions and any tax sharing arrangements and (2) any Permitted Tax Loan made as a result of such Asset Sale), amounts required to
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be applied to the repayment of Indebtedness, other than Indebtedness under a
Credit Facility, secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means any corporation, partnership, joint venture, association, joint-stock company, business trust or similar entity that contributes cash or other property to the Company in exchange for at least 20% ownership interest in the Company and that simultaneously with such contribution is admitted as a general partner of the Company.

     "Pari Passu Lien" means a Lien on the Collateral that ranks pari passu with the Lien of the trustee for the ratable benefit of the holders of notes.

     "Permitted Investments" means:

          (1) any Investments in the Company or a Restricted Subsidiary of the Company;

          (2) any Investments in Cash Equivalents;

          (3) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

                (a) such Person becomes a Restricted Subsidiary of the Company;
           or

                (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) Hedging Obligations;

          (6) advances by the Company to Existing Subsidiaries in an amount not to exceed $5.0 million at any one time outstanding; and

          (7) Investments in Unrestricted Subsidiaries solely for the purpose of financing or effecting the acquisition, construction and development of Hospitality-Related Businesses by such Unrestricted Subsidiaries; provided, however, that the aggregate book value of such Investments made by the Company after the date of the indenture (measured in each case as of the time of Investment) does not to exceed $30.0 million; provided, further, that the amount of Permitted Investments in Unrestricted Subsidiaries permitted pursuant to this clause (7) shall be increased (or decreased, to

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     the extent that such fair market value is negative) by the fair market value, as determined by an appraisal delivered by an independent appraisal firm of recognized national standing, of property or assets used or useful in, or suitable for development as, a Hospitality-Related Business (which appraisal shall deduct from fair market value (to the extent not previously deducted) the amount of any liabilities associated with the property or assets so contributed) contributed to the Company or a Restricted Subsidiary by the Principal Holders or their Related Parties; provided, further, that in case any Unrestricted Subsidiary has been designated a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into the Company, the amount of Permitted Investments in Unrestricted Subsidiaries permitted pursuant to this clause (7) shall also be increased by an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such designation or combination of the aggregate investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary and (y) the fair market value of such investments in such Unrestricted Subsidiary at the time of designation or combination, as determined in good faith by the Board of Directors of the General Partner, whose determination shall be conclusive.

     "Permitted Liens" means:

          (1) Liens in favor of the Company or a Restricted Subsidiary;

          (2) Liens on property of a Person existing at the time such person is merged into or consolidated with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (3) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (5) Liens on the Collateral securing obligations in respect of the indenture, the notes and any Subsidiary Guarantees;

          (6) Liens on Credit Facility Collateral securing obligations in respect of the Credit Facility;

          (7) ground leases in respect of the real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

          (8) (a) Liens for taxes assessments or governmental charges or claims or (b) statutory Liens of landlords and carriers or warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business, in the case of each of (a) and
     (b), with respect to amounts that either (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings as to which appropriate reserves or other provisions have been made in accordance with GAAP;

          (9) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Restricted Subsidiaries;

          (10) Liens securing purchase money, construction, permanent financing or lease obligations otherwise permitted by the indenture incurred or assumed in connection with the acquisition, purchase, construction, development or lease of real or personal property to be used in a Hospitality-Related Business within 180 days of such incurrence or assumption; provided, however, that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired, purchased, constructed, developed or leased;

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          (11) Pari Passu Liens that secure Secured Hedging Obligations;
     provided that the secured party has entered into an intercreditor agreement in substantially the form attached to the indenture; and

          (12) Liens securing the Obligations under the Industrial Development Bond dated as of June 1, 1984 with respect to the Fort Collins Holiday Inn hotel and the Industrial Development Revenue Refunding Bond dated as of June 1, 1985 with respect to the Denver (International Airport) Holiday Inn hotel, each as in existence on the date of the indenture.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes, or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Tax Loans" means, with respect to any fiscal year, a loan by the Company to a Principal Holder and its Related Parties in an amount equal to the taxes due and payable by any such Person for such fiscal year as a result of the sale by the Company or any of its Restricted Subsidiaries of lodging facilities together with any related assets in such fiscal year reduced by the amounts distributed under clause 4(a) of the second paragraph of the covenant described under "Restricted Payments" with respect to any such sales; provided that the aggregate principal amount of all such loans does not exceed $10.0 million.

     "Person" means any individual, corporation, joint venture, association, joint-stock company, trust, unincorporated association, limited liability company or government or other entity.

     "Principal Holders" means John Q. Hammons and the John Q. Hammons Revocable Trust.

     "Related Parties" means (1) the spouse of John Q. Hammons or (2) any trust, corporation, partnership or other entity, at least 80% of the interests of the beneficiaries, stockholders, partners or owners (direct or beneficial) of which are held by the Principal Holders and/or the spouse of John Q. Hammons.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Secured Hedging Obligations" means Hedging Obligations with respect to the notes that are secured by a Pari Passu Lien.

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     "Secured Indebtedness" means any Indebtedness of the Company or any
Restricted Subsidiary permitted by the indenture and secured by a Lien permitted by the indenture on the assets of the Company or any Restricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulations S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Total Assets" means, with respect to any Person, the aggregate of all assets of such Person and its Subsidiaries as would be shown on the balance sheet of such Person prepared in accordance with GAAP plus the amount of all depreciation expenses previously recognized on the financial statements of such Person with respect to such assets.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of the General Partner, the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the General Partner, the Company or any of its Restricted Subsidiaries,

provided, however, that John Q. Hammons Hotels Two, L.P. shall be an Unrestricted Subsidiary as of the date of the indenture and until such time, if any, as it fails to meet the requirements set forth above or that the Board of Directors of the Company designates it as a Restricted Subsidiary pursuant to the following paragraph.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding

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requirements as an Unrestricted Subsidiary, it will thereafter cease to be an
Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Equity," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period,
(2) no Default or Event of Default would be in existence following such designation and (3) such designation is consummated in compliance with the covenant described above under the caption "-- Certain Covenants -- Additional Subsidiary Guarantees."

     "Unsecured Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries that is permitted by the indenture, but is not secured by a Lien.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

     The following discussion summarizes material United States federal income and estate tax considerations that may be relevant to the exchange of outstanding notes for exchange notes pursuant to the exchange offer and to the ownership and disposition of exchange notes by U.S. and non-U.S. holders, each as defined below. The following discussion does not purport to be a full description of all United States federal income and estate tax considerations that may be relevant to the holding or disposition of the exchange notes and does not address any other taxes that might be applicable to a holder of the exchange notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction.

     This discussion only represents our best attempt to describe certain federal tax consequences that may apply to you. Further, this discussion does not address all aspects of federal income and estate taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, persons holding the exchange notes as part of a hedging or conversion transaction, a straddle or a constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that the exchange notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

     If a partnership holds exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the exchange notes, you should consult your tax advisor.

     The discussion of the United States federal income and estate tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

     As used in this prospectus, a U.S. holder means a beneficial owner of an exchange note who is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or of any of its political subdivisions;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     As used in this prospectus, a non-U.S. holder means a beneficial owner of an exchange note who is not a U.S. holder.

EXCHANGE OFFER

     The exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable event to holders. Consequently, no gain or loss will be realized by a U.S. Holder

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upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged for such exchange note and the adjusted tax basis of the exchange note will be the same as the adjusted tax basis, immediately before the exchange, of the outstanding note exchanged for the exchange note.

TAX CONSIDERATIONS FOR U.S. HOLDERS

 STATED INTEREST

     A U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on an exchange note at the time that the interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for United States federal income tax purposes.

 REPURCHASE AT THE OPTION OF HOLDERS

     Under certain circumstances, the holders of the exchange notes will have the right to require us to purchase their exchange notes at a price in excess of the aggregate principal amount, plus accrued interest. We describe these circumstances under the heading "Description of the Exchange Notes -- Repurchase at the Option of Holders -- Change of Control." We intend to take the position that the likelihood of any such repurchase is remote and do not intend to treat the possibility as affecting the yield and maturity of the exchange notes. Our determination that the possibility of a repurchase upon a change of control is a remote contingency is binding on you, unless you explicitly disclose that you are taking a different position to the Internal Revenue Service on your tax return for the year during which you acquire your exchange note. The Internal Revenue Service may take a different position, however, which would affect the timing of both your recognition of income and the availability of your deduction with respect to such additional amounts.

 MARKET DISCOUNT

     If a U.S. holder purchases an exchange note other than at initial issuance for an amount that is less than its issue price and a "de minimis" exception does not apply, the difference is treated as market discount. Unless the U.S. holder makes an election to include market discount in income as it accrues, any partial principal payment on the exchange note, gain realized on the sale, exchange or retirement of the exchange note and unrealized appreciation on some nontaxable dispositions of the exchange note will be treated as ordinary income to the extent of the market discount that has not been previously included in income and that is treated as having accrued on the exchange note prior to the payment or disposition. A U.S. holder also might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note, unless the U.S. holder has made an election to include the market discount in income as it accrues. Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight-line basis over the term of the exchange note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

 AMORTIZABLE BOND PREMIUM

     In general, if a U.S. holder acquires an exchange note for outstanding notes with a purchase price in excess of the stated principal amount of the exchange note, such excess will constitute bond premium. A U.S. holder generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method as an offset to interest when includible in income under its regular accounting method. The exchange notes are subject to call provisions at our option at various times, as described in this prospectus under "Description of the Exchange Notes -- Optional Redemption." A U.S. holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller

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amortizable bond premium for the period ending on the call date. If such holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss it would otherwise recognize on disposition of the exchange note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult their tax advisors before making this election.

     THE RULES GOVERNING AMORTIZABLE BOND PREMIUM ARE COMPLICATED, AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THESE RULES.

  PRE-ISSUANCE ACCRUED INTEREST

     A portion of the price paid for an exchange note may be allocable to interest that "accrued" prior to the date the exchange note is purchased ("Accrued Interest"). We intend to take the position that, on the first interest payment date after such date, a portion of the interest received equivalent to the Accrued Interest amount will be treated as a return of the Accrued Interest, and such amount will not be treated as a payment of interest on the exchange note. Amounts treated as a return of Accrued Interest will reduce a holder's adjusted tax basis in the exchange note by a corresponding amount.

 SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

     A U.S. holder's tax basis in an exchange note generally will be the cost of the outstanding notes exchanged therefor, increased by any accrued market discount included in income and decreased by the amount of amortized bond premium, if any, and by any payments that are not payments of stated interest. A U.S. holder generally will recognize gain or loss on the sale, exchange, retirement or other taxable disposition of an exchange note in an amount equal to the difference between the amount of cash plus the fair market value of any property received, other than any amount received in respect of accrued interest, which will be taxable as ordinary interest income if not previously included in income, and the U.S. holder's tax basis in the exchange note. Subject to the discussion of market discount above, gain or loss recognized on the sale, exchange, retirement or other taxable disposition of an exchange note generally will be capital gain or loss. In the case of a noncorporate U.S. holder, the federal income tax rate applicable to capital gains will depend upon the holder's holding period for the exchange notes, with a preferential rate available for exchange notes held for more than one year, and upon the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     Generally, payments of principal or interest on the exchange notes by us or our paying agent to a non-U.S. holder will not be subject to U.S. federal income or income withholding tax, if, in the case of interest:

     - the non-U.S. holder does not actually own, and is not deemed to own under any applicable Treasury regulations, 10% or more of the capital or profits interests in our company;

     - the non-U.S. holder is not, for United States federal income tax purposes, a controlled foreign corporation related to us either through actual ownership or deemed to be related to us through ownership under applicable Internal Revenue Code rules;

     - the non-U.S. holder is not a bank whose receipt of interest is described in section 881(c)(3)(A) of the Internal Revenue Code; and

     - either (A) the non-U.S. holder provides us or our agent with an Internal Revenue Service Form W-8BEN, or a suitable substitute form, signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and Treasury regulations or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the exchange note on behalf of the beneficial owner and provides a statement to us or our agent signed under penalties of perjury in which the organization, bank or financial institution certifies that the form or suitable substitute has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our agent with a copy.

     In the case of exchange notes held by a foreign partnership, the certification described above normally is provided by the partners as well as by the foreign partnership and the partnership provides other specified information. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

     If these requirements cannot be met and the requirements applicable to treatment of the interest as effectively connected with the conduct of a United States trade or business described below are not met, a non-U.S. holder will be subject to United States federal income withholding tax at a rate of 30% with respect to payments of interest on the exchange notes, unless the non-US holder provides us with a properly executed Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty.

     A non-U.S. holder generally will not be subject to United States federal income or income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note, unless the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, or the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

     Notwithstanding the above, if a non-U.S. holder is engaged in a trade or business in the United States and if interest on the exchange note or gain realized on the disposition of the exchange note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular United States federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, interest on an exchange note will be included in the foreign corporation's earnings and profits. Even though the effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to income withholding if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

     An exchange note held by an individual non-U.S. holder who at the time of death is not a United States citizen or resident, as defined for United States federal estate tax purposes, will not be subject to United States federal estate taxation as a result of the individual's death unless (1) the individual actually owns, or is deemed to own under any applicable Treasury regulations, 10% or more of the capital or profits interests in our company or (2) interest payments with respect to the exchange note would have been, if received at the time of the individual's death, effectively connected with the conduct by the individual of a trade or business in the United States.

TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS AND NON-U.S.
HOLDERS -- INFORMATION REPORTING AND BACKUP WITHHOLDING

     Noncorporate U.S. holders generally will be subject to information reporting and might be subject to a backup withholding tax with respect to payments on, and the proceeds of disposition of, an exchange note. Backup withholding at a rate up to 31% will apply only if the U.S. holder:

     - fails to furnish its taxpayer identification number which, for an individual, would be his Social Security number;

     - furnishes an incorrect taxpayer identification number;

     - is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

     - in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

     Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on an exchange note to a non-U.S. holder if the certification described under "-- Tax Considerations for Non-U.S. Holders" is provided or the non-U.S. holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of an exchange note to or through a non-United States office of a broker, as defined in applicable Treasury regulations, that is (1) a United States person, (2) a controlled foreign corporation for United States federal income tax purposes, (3) a foreign person 50% or more of whose gross income from all sources for the 3 prior years is from activities effectively connected with the conduct of a United States trade or business or (4) a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by U.S. holders or the partnership is engaged in the conduct of a United States trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or the non-U.S. holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of an exchange note made to or through a foreign office of a broker; however, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of an exchange note to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

     Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

     The amount of any backup withholding will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 3, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal to be delivered by broker-dealers states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in a letter of transmittal. We have agreed to pay all expenses related to the exchange offer as described in "The Exchange Offer -- Fees and Expenses," other than commissions or concessions of any brokers or dealers and any transfer taxes and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Prior to the exchange offer, there has been no public market for the outstanding notes. We do not intend to apply for listing of the exchange notes on any securities exchange. There can be no assurance that an active market for the exchange notes will develop. To the extent that a market for the exchange notes develops, the market value of the exchange notes will depend on market conditions (including yields on alternative investments and general economic conditions), our financial condition and other conditions. Those conditions might cause the exchange notes, to the extent that they are actively traded, to trade at a significant discount from face value. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

     We have not agreed to compensate broker-dealers who effect the exchange of outstanding notes on behalf of holders.


                             CHANGE IN ACCOUNTANTS



     On June 24, 2002, upon the recommendation of the audit committee, the board of directors of our general partner approved the dismissal of Arthur Andersen LLP as our independent auditors, and the selection of Deloitte & Touche LLP, to serve as our independent auditors for the fiscal year ending January 3, 2003, subject to Deloitte & Touche's internal client acceptance procedures.

     Arthur Andersen's reports on our financial statements for each of the years ended December 28, 2001 and December 29, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 28, 2001 and December 29, 2000, and through June 24, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its reports on our financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.



     During the years ended December 28, 2001 and December 29, 2000, and through June 24, 2002, we did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.


                                 LEGAL MATTERS

     Certain legal matters in connection with the exchange notes will be passed upon for us by Husch & Eppenberger, LLC, St. Louis, Missouri, and Debra M. Shantz, our Corporate Counsel. William J. Hart, a member of Husch & Eppenberger, LLC, is a member of the Board of Directors of our general partner. Mr. Hart and other members of that firm beneficially own an aggregate of 15,612 shares (including shares subject to exercisable stock options held by Mr. Hart) of our general partner's class A common stock. Ms. Shantz owns 60,500 shares (including shares subject to exercisable stock options) of our general partner's class A common stock.

                                    EXPERTS

     The consolidated financial statements of John Q. Hammons Hotels, L.P. as of December 28, 2001 and December 29, 2000 and for each of the three years in the period ended December 28, 2001, December 29, 2000 and December 31, 1999 included in this registration statement, to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for costs of start-up activities, including preopening expenses, in the first quarter of fiscal 1999, as discussed in Note 2 (s) of the Notes to the Consolidated Financial Statements.

                             AVAILABLE INFORMATION


     We have filed a registration statement on Form S-4 with the Securities and Exchange Commission covering the exchange notes, and this prospectus is part of our registration statement. For further information on us and the exchange notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.



     We file annual and quarterly reports, and other information with the Securities and Exchange Commission. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0300. The Securities and Exchange Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information. You can also obtain copies of these materials from us upon request.



     In addition, the indenture requires that, whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act, we will provide the trustee and noteholders, and will, if permitted, file with the Securities and Exchange Commission, all quarterly and annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Securities Exchange Act including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by our certified independent accountants, for so long as any of the exchange notes are outstanding. Any requests should be directed to us at 300 John Q. Hammons Parkway, Suite 900, Springfield, MO 65806, Attention Corporate Counsel; Telephone 417-864-4300.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets at March 29, 2002 (unaudited),
  and Fiscal 2001 and 2000 Year-Ends........................  F-3
Consolidated Statements of Operations for the Three Months
  Ended March 29, 2002 (unaudited) and March 30, 2001
  (unaudited), and the 2001, 2000 and 1999 Fiscal Years
  Ended.....................................................  F-4
Consolidated Statements of Changes In Equity for the Three
  Months Ended March 29, 2002 (unaudited), and the 2001,
  2000 and 1999 Fiscal Years Ended..........................  F-5
Consolidated Statements of Cash Flows for the Three Months
  Ended March 29, 2002 (unaudited) and March 30, 2001
  (unaudited), and the 2001, 2000 and 1999 Fiscal Years
  Ended.....................................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
John Q. Hammons Hotels, L.P.:

     We have audited the accompanying consolidated balance sheets of John Q. Hammons Hotels, L.P. (Note 1) as of December 28, 2001 and December 29, 2000 and the related consolidated statements of operations, changes in equity and cash flows for each of the three fiscal years ended December 28, 2001, December 29, 2000, and December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of John Q. Hammons Hotels, L.P. (Note 1) as of December 28, 2001 and December, 29, 2000, and the results of their operations and their cash flows for each of the three fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2(s) to the consolidated financial statements, effective in the first quarter of fiscal 1999, the Partnership changed its method of accounting for costs of start-up activities, including preopening expenses.

                                                             ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
February 8, 2002


NOTE: THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT OF ARTHUR ANDERSEN LLP, AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

                          JOHN Q. HAMMONS HOTELS, L.P.

                           CONSOLIDATED BALANCE SHEETS

                                                           MARCH 29,    DECEMBER 28,   DECEMBER 29,
                                                             2002           2001           2000
                                                          -----------   ------------   ------------
                                                          (UNAUDITED)
                                                                       (000'S OMITTED)
                                       ASSETS
CASH AND EQUIVALENTS (Restricted cash of $1,723, $882
  and $715 in 2002, 2001 and 2000, respectively) (Note
  2)....................................................  $   31,402     $   33,180     $   45,554
MARKETABLE SECURITIES (Note 2)..........................      10,201         11,016          3,617
RECEIVABLES:
  Trade, less allowance for doubtful accounts of $231 in
     2002, 2001 and 2000................................      12,073         10,771         11,606
  Pending insurance claims and other (Note 2)...........         617            824          2,438
  Management fees (Note 3)..............................         206            148            101
INVENTORIES.............................................       1,338          1,288          1,496
PREPAID EXPENSES AND OTHER..............................       2,592          3,446          2,396
                                                          ----------     ----------     ----------
          Total current assets..........................      58,429         60,673         67,208
                                                          ----------     ----------     ----------
PROPERTY AND EQUIPMENT, at cost (Notes 2, 5 and 6):
  Land and improvements.................................      61,144         61,140         58,229
  Buildings and improvements............................     741,406        745,277        740,618
  Furniture, fixtures and equipment.....................     313,130        312,079        297,946
  Construction in progress..............................       5,670          1,868             --
                                                          ----------     ----------     ----------
                                                           1,121,350      1,120,364      1,096,793
  Less: Accumulated depreciation and amortization.......    (336,039)      (326,906)      (273,535)
                                                          ----------     ----------     ----------
                                                             785,311        793,458        823,258
DEFERRED FINANCING COSTS, FRANCHISE FEES
AND OTHER, net (Notes 2, 4 and 5).......................      28,430         27,593         30,418
                                                          ----------     ----------     ----------
TOTAL ASSETS............................................  $  872,170     $  881,724     $  920,884
                                                          ==========     ==========     ==========
                               LIABILITIES AND EQUITY
LIABILITIES:
  Current portion of long-term debt (Note 5)............  $   40,881     $   38,862     $   56,258
  Accounts payable......................................       3,891          5,626          5,990
  Accrued expenses:
     Payroll and related benefits.......................       5,455          7,307          9,077
     Sales and property taxes...........................      12,132         11,680         11,642
     Insurance (Notes 2 and 3)..........................       2,556          2,308          2,292
     Interest...........................................       7,330         11,999         12,639
     Utilities, franchise fees and other................       7,507          6,152          6,747
                                                          ----------     ----------     ----------
          Total current liabilities.....................      79,752         83,934        104,645
  Long-term debt (Note 5)...............................     767,566        774,145        780,449
  Other obligations (Note 2)............................       2,421          2,339          2,032
                                                          ----------     ----------     ----------
          Total liabilities.............................     849,739        860,418        887,126
                                                          ----------     ----------     ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
EQUITY (Note 1):
  Contributed capital...................................      96,436         96,436         96,436
  Partners' and other deficits, net.....................     (74,005)       (75,130)       (62,678)
                                                          ----------     ----------     ----------
          Total equity..................................      22,431         21,306         33,758
                                                          ----------     ----------     ----------
TOTAL LIABILITIES AND EQUITY............................  $  872,170     $  881,724     $  920,884
                                                          ==========     ==========     ==========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                          JOHN Q. HAMMONS HOTELS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             THREE MONTHS ENDED             FISCAL YEAR ENDED
                                          -------------------------   ------------------------------
                                           MARCH 29,     MARCH 30,
                                             2002          2001         2001       2000       1999
                                          -----------   -----------   --------   --------   --------
                                          (UNAUDITED)   (UNAUDITED)
                                                               (000'S OMITTED)
REVENUES:
  Rooms.................................    $ 65,490      $ 69,940    $266,353   $267,596   $229,807
  Food and beverage.....................      29,287        31,668     118,042    119,865    101,231
  Meeting room rental and other.........      12,652        13,701      52,263     49,113     40,646
                                            --------      --------    --------   --------   --------
          Total revenues................     107,429       115,309     436,658    436,574    371,684
                                            --------      --------    --------   --------   --------
OPERATING EXPENSES (Notes 3, 4 and 6):
  Direct operating costs and expenses:
     Rooms..............................      16,056        17,206      68,061     68,224     59,507
     Food and beverage..................      22,155        24,761      94,690     98,398     84,035
     Other..............................         709           864       3,288      3,716      3,667
  General, administrative, sales and
     management service expenses........      33,009        35,074     131,522    124,393    104,876
  Repairs and maintenance...............       4,355         4,371      17,847     17,065     15,059
  Depreciation and amortization (Note
     2).................................      12,992        13,548      62,174     53,367     45,669
                                            --------      --------    --------   --------   --------
          Total operating expenses......      89,276        95,824     377,582    365,163    312,813
                                            --------      --------    --------   --------   --------
INCOME FROM OPERATIONS..................      18,153        19,485      59,076     71,411     58,871
OTHER (INCOME) EXPENSES:
  Interest expense and amortization of
     deferred financing fees, net of
     $254, $641, $1,909, $2,798 and
     $3,161 of interest income in the
     2002 and 2001 three months and the
     years 2001, 2000 and 1999,
     respectively (Note 2)..............      16,998        18,249      70,975     73,833     62,209
  Gain on sale of property and
     equipment..........................          --            --          --         --     (2,365)
                                            --------      --------    --------   --------   --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE..................       1,155         1,236     (11,899)    (2,422)      (973)
  Extraordinary item; cost of early
     extinguishment of debt (Note 5)....          --            --        (474)        --       (194)
                                            --------      --------    --------   --------   --------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING PRINCIPLE.....       1,155         1,236     (12,373)    (2,422)    (1,167)
  Cumulative effect of change in
     accounting principle (Note 2(s))...          --            --          --         --     (1,819)
                                            --------      --------    --------   --------   --------
NET INCOME (LOSS) (Note 2(l))...........    $  1,155      $  1,236    $(12,373)  $ (2,422)  $ (2,986)
                                            ========      ========    ========   ========   ========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          JOHN Q. HAMMONS HOTELS, L.P.

                CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY(1)

                                                                    PARTNERS AND OTHER
                                              CONTRIBUTED CAPITAL    EQUITY (DEFICIT)
                                              -------------------   ------------------
                                              GENERAL    LIMITED    GENERAL    LIMITED
                                              PARTNER    PARTNER    PARTNER    PARTNER    TOTAL
                                              --------   --------   --------   -------   --------
                                                                (000'S OMITTED)
BALANCE, at January 1, 1999.................  $96,436      $--      $(78,588)  $27,392   $ 45,240
  Distributions (Note 1(b)).................       --       --          (150)       --       (150)
  Advances to General Partner to purchase
     Treasury Stock (Note 1(b)).............       --       --        (2,997)       --     (2,997)
  Net loss..................................       --       --          (845)   (2,141)    (2,986)
                                              -------      ---      --------   -------   --------
BALANCE, at December 31, 1999...............   96,436       --       (82,580)   25,251     39,107
  Distributions (Note 1(b)).................       --       --          (150)       --       (150)
  Advances to General Partner to purchase
     Treasury Stock (Note 1(b)).............       --       --        (2,777)       --     (2,777)
  Net loss..................................       --       --          (686)   (1,736)    (2,422)
                                              -------      ---      --------   -------   --------
BALANCE, at December 29, 2000...............   96,436       --       (86,193)   23,515     33,758
  Distributions (Note 1(b)).................       --       --          (150)       --       (150)
  Advances from General Partner for issuance
     of Treasury Stock (Note 1(b))..........       --       --            71        --         71
  Net loss..................................       --       --        (2,969)   (9,404)   (12,373)
                                              -------      ---      --------   -------   --------
BALANCE, at December 28, 2001...............   96,436       --       (89,241)   14,111     21,306
  Distributions (Note 1(b)) (unaudited).....       --       --           (30)       --        (30)
  Net income (unaudited)....................       --       --           278       877      1,155
                                              -------      ---      --------   -------   --------
BALANCE, March 29, 2002 (unaudited).........  $96,436      $--      $(88,993)  $14,988   $ 22,431
                                              =======      ===      ========   =======   ========

---------------

(1) For periods presented, there are no elements of other comprehensive income as defined by the Financial Accounting Standards, No. 130, Reporting Comprehensive Income.

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          JOHN Q. HAMMONS HOTELS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS ENDED              FISCAL YEAR ENDED
                                                   -------------------------   -------------------------------
                                                    MARCH 29,     MARCH 30,
                                                      2002          2001         2001       2000       1999
                                                   -----------   -----------   --------   --------   ---------
                                                   (UNAUDITED)   (UNAUDITED)
                                                                         (000'S OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................    $ 1,155       $ 1,236     $(12,373)  $ (2,422)  $  (2,986)
  Adjustments to reconcile net loss to cash
    provided by operating activities:
    Depreciation, amortization and loan cost
      amortization...............................     13,510        14,100       64,496     55,718      47,655
    Extraordinary item (Note 5)..................         --            --          474         --         194
    Cumulative effect of change in accounting
      principle (Note 2).........................         --            --           --         --       1,819
    Gain on sales of property and equipment......         --            --           --         --      (2,365)
    Non-cash director compensation...............         --            --           71         50          40
  Changes in certain assets and liabilities:
    Receivables..................................     (1,153)       (4,733)       2,402        (35)         73
    Inventories..................................        (50)           52          208       (147)       (144)
    Prepaid expenses and other...................        854           615       (1,050)      (697)       (610)
    Accounts payable.............................     (1,735)       (1,671)        (364)    (5,887)     (1,264)
    Accrued expenses.............................     (4,466)       (5,987)      (2,951)    (2,686)        513
    Other obligations............................         82           573          307     (7,370)     (1,481)
                                                     -------       -------     --------   --------   ---------
         Net cash provided by operating
           activities............................      8,197         4,185       51,220     36,524      41,444
                                                     -------       -------     --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment............     (4,711)       (1,870)     (32,101)   (43,499)   (123,620)
  Franchise fees and other, net..................     (1,489)       (1,815)        (158)    (3,450)     15,353
  Sale (purchase) of marketable securities.......        815        (2,955)      (7,399)     1,365       1,551
  Proceeds from sales of property and
    equipment....................................         --            --           --         --       6,500
                                                     -------       -------     --------   --------   ---------
         Net cash used in investing activities...     (5,385)       (6,640)     (39,658)   (45,584)   (100,216)
                                                     -------       -------     --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.......................         --            --       48,936     24,436     104,477
  Repayments of debt.............................     (4,560)       (1,804)     (72,636)   (16,572)    (35,350)
  Advances for Treasury Stock and other..........         --            --           --     (2,827)     (3,037)
  Distributions to partners......................        (30)          (30)        (150)      (150)     (3,086)
  Loan financing fees............................         --            --          (86)        --        (738)
                                                     -------       -------     --------   --------   ---------
         Net cash provided by (used in) financing
           activities............................     (4,590)       (1,834)     (23,936)     4,887      62,266
                                                     -------       -------     --------   --------   ---------
         Increase (decrease) in cash and
           equivalents...........................     (1,778)       (4,289)     (12,374)    (4,173)      3,494
CASH AND EQUIVALENTS, beginning of period........     33,180        45,554       45,554     49,727      46,233
                                                     -------       -------     --------   --------   ---------
CASH AND EQUIVALENTS, end of period..............    $31,402       $41,265     $ 33,180   $ 45,554   $  49,727
                                                     =======       =======     ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  CASH PAID FOR INTEREST, net of amounts
    capitalized..................................    $21,366       $22,879     $ 71,208   $ 74,552   $  63,312
                                                     =======       =======     ========   ========   =========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          JOHN Q. HAMMONS HOTELS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLAR AMOUNTS EXCEPT SHARE DATA IN $000'S)

(1)  BASIS OF PRESENTATION

     (a) Entity Matters -- The accompanying consolidated financial statements include the accounts of John Q. Hammons Hotels, L.P. and its wholly-owned subsidiaries (the Partnership), John Q. Hammons Hotels Finance Corporation and John Q. Hammons Hotels Finance Corporation II, corporations with nominal assets and no operations, the catering corporations, which consist of separate corporations for each hotel location chartered to own the respective food and liquor licenses as well as operate the related food and beverage facilities and certain wholly-owned subsidiaries which consist of certain hotel operations. As of fiscal year end 2001, 2000 and 1999, the Partnership had 47, 47 and 45, respectively, hotels in operation of which 30 in 2001, 30 in 2000, and 29 in 1999 operate under the Holiday Inn and Embassy Suites trade names. The Partnership's hotels are located in 20 states throughout the United States.

     In conjunction with a public offering of debt securities in February, 1994 and a public offering of equity securities in November, 1994 by John Q. Hammons Hotels, Inc., J.Q.H. Hotels, L.P., which owned and operated ten hotel properties, obtained through transfers or contributions from Mr. John Q. Hammons (Mr. Hammons) or enterprises which he controlled, twenty-one additional operating hotel properties, equity interests in two hotels under construction, the stock of the catering corporations and management contracts relating to all of Mr. Hammons' hotels. Upon consummation of these transactions J.Q.H. Hotels, L.P. changed its name to John Q. Hammons Hotels, L.P. and the allocation of income or loss was modified from 1% to its general partner and 99% to its limited partner to 10% and 90%, respectively, upon completion of the public debt offering and to 28.31% to its general partner and 71.69% to its limited partner upon completion of the public equity offering. Effective December 30, 2000, the Partnership redeemed 1,271,581 Partnership units held by the general partner for funds advanced by the Partnership to the general partner to repurchase 1,271,581 shares of the general partner's Class A Common Stock. The number of Partnership units exchanged is equivalent to the number of shares repurchased as outlined by the partnership agreement. As a result, for fiscal year 2001 the allocation percentages changed to approximately 24% for the general partner and approximately 76% for the limited partner.

     The Partnership is directly or indirectly owned and controlled by Mr. Hammons, as were all enterprises which transferred or contributed net assets to the Partnership. Accordingly, the accompanying financial statements present, as a combination of entities under common control as if using the pooling method of accounting, the financial position and related results of operations of all entities on a consolidated basis for all periods presented. All significant balances and transactions between the entities and properties have been eliminated.

     (b) Partnership Matters -- A summary of selected provisions of the Partnership agreement and other matters are as follows:

     General and Limited Partner: John Q. Hammons Hotels, Inc. (the Company) was formed in September 1994 and had no operations or assets prior to its initial public offering of 6,042,000 Class A common shares at $16.50 per share on November 23, 1994. Immediately prior to the initial public offering, Mr. Hammons contributed approximately $5,000 in cash in exchange for 294,100 shares of Class B Common Stock (which represents approximately 72% of the voting control of the Company). John Q. Hammons Hotels, Inc. contributed the approximate $96,000 of the net proceeds from the Class A and Class B Common Stock offerings to the Partnership in exchange for an approximate 28% general partnership interest.

     As a result of the public equity offering, John Q. Hammons Hotels, Inc. became the sole general partner and John Q. Hammons Revocable Living Trust and Hammons, Inc., entities beneficially owned and controlled by Mr. Hammons, became its limited partners.

                          JOHN Q. HAMMONS HOTELS, L.P.

     Allocation of Income, Losses and Distributions: Income, losses and distributions of the Partnership will generally be allocated between the general partner and the limited partners based on their respective ownership interests.

     In the event the Partnership has taxable income, distributions are to be made to the partners in an aggregate amount equal to the amount that the Partnership would have paid for income taxes had it been a C Corporation during the applicable period. Aggregate tax distributions will first be allocated to the general partner, if applicable, with the remainder allocated to the limited partners. There were no distributions to the limited partner for taxes for the three months ended March 29, 2002 or the fiscal years ended 2001 and 2000.

     In 1998 and 1999, the Board of Directors of John Q. Hammons Hotels, Inc. authorized the purchase of up to $3,000 of its stock during each of the fiscal years 2000 and 1999. No stock repurchase program was approved for 2001. As of December 28, 2001, $5,703 of stock had been purchased, net of reissued stock. For financial reporting purposes, the advances by the partnership to its general partner to purchase stock have been reflected as a reduction of equity in the accompanying consolidated balance sheet and statement of changes in equity.

     Additional Capital Contributions: In the event proceeds from the sale of the original twenty hotel properties (or applicable replacement collateral) which secure the $300,000 First Mortgage notes (1994 notes) (Note 5) are insufficient to satisfy amounts due on the 1994 notes, Mr. Hammons and Hammons, Inc. (as general partners at the time the 1994 notes were secured) are severally obligated to contribute up to $135,000 and $15,000, respectively, to satisfy amounts due, if any. In the event proceeds from the sale of the original eight hotel properties (or applicable replacement collateral) which secure the $90,000 First Mortgage notes (1995 notes) (Note 5) are insufficient to satisfy amounts due on the 1995 notes, Mr. Hammons is obligated to contribute up to $45,000 to satisfy amounts due, if any. In addition, with respect to the original eleven hotel properties contributed by Mr. Hammons concurrent with the public equity offering, Mr. Hammons is obligated to contribute up to $50,000 in the event proceeds from the sale of these hotel properties (or applicable replacement collateral) are insufficient to satisfy amounts due on the then outstanding mortgage indebtedness related to these properties.

     Redemption of Limited Partner Interests: Subject to certain limitations, the limited partners have the right to require redemption of their limited partner interests at any time subsequent to November 1995. Upon redemption, the limited partners receive, at the sole discretion of the general partner, one share of John Q. Hammons Hotels, Inc.'s Class A Common Stock for each limited partner unit tendered or the then cash equivalent thereof.

     Additional General Partner Interests: Upon the issuance by the general partner of additional shares of its Common Stock, including shares issued upon the exercise of its stock options, the general partner will be required to contribute to the Partnership the net proceeds received and the Partnership will be required to issue additional general partner units to the general partner in an equivalent number to the additional shares of Common Stock issued.

     (c) General -- The accompanying unaudited interim financial statements as of and for the three months ended March 29, 2002 and March 30, 2001 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Accordingly, certain information and footnotes required by the accounting principles generally accepted in the United States for complete financial statements have been omitted.

     The information contained herein reflects all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operations and financial position for the interim periods.

                          JOHN Q. HAMMONS HOTELS, L.P.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Cash and Equivalents -- Cash and equivalents include operating cash accounts and investments, with an original maturity of three months or less, and certain balances of various money market and common bank accounts.

     Restricted cash consists of certain funds maintained in escrow for property taxes and certain other obligations.

     (b) Marketable Securities -- Marketable securities consist of available-for-sale commercial paper and government agency obligations which mature or will be available for use in operations in 2002. These securities are valued at current market value which approximates cost. Realized gains and losses in 2001, 2000 and 1999, determined using the specific identification method, were nominal.

     (c) Pending Insurance Claims -- During fiscal 2000, the Partnership initiated claims against certain of its construction contractors and its insurance carrier to recover repair costs related to moisture related problems at certain of its hotels. At December 29, 2000, $1,700 of these capital expenditures were classified as claims pending with insurance carrier and $2,600 of these capital expenditures were classified as deferred costs as claims to be filed with insurance carrier as management and its outside counsel were of the opinion that it was remote that these amounts would not be realized. In December 2001, the Partnership initiated legal action to collect the claims submitted to the insurance carrier. The insurance carrier subsequently notified the Partnership that a portion of its claims had been denied, while others are pending review and ultimate resolution. Accordingly, at December 28, 2001, the Partnership has reflected the $8,400 of capital expenditures to date as property additions and has recorded additional depreciation expense of $7,600 to fully reserve the net historical cost of all damaged property. The Partnership estimates an additional $3,600 of capital expenditures will be necessary to complete repair of the moisture related damage. The Partnership and its legal counsel will continue to vigorously pursue collection of these costs and, to the extent recoveries are realized, they will be recorded as other income.

     (d) Allowance for Doubtful Accounts

     The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                                                ADDITIONS
                                                   BALANCE,     CHARGED TO
                                                 BEGINNING OF   COSTS AND                   BALANCE,
                                                    PERIOD       EXPENSES    DEDUCTIONS   END OF PERIOD
                                                 ------------   ----------   ----------   -------------
Year ended December 28, 2001...................      $231          $664        $(664)         $231
Year ended December 29, 2000...................       226           558         (553)          231
Year ended December 31, 1999...................       206           272         (252)          226

     (e) Inventories -- Inventories consist of food and beverage items. These items are stated at the lower of cost, as determined by the first-in, first-out valuation method, or market.

     (f) Deferred Financing Costs, Franchise Fees and Other -- Franchise fees paid to the respective franchisors of the hotel properties are amortized on a straight-line basis over 10 to 20 years which approximates the terms of the respective agreements. Costs of obtaining financing are capitalized and amortized over the respective terms of the debt.

                          JOHN Q. HAMMONS HOTELS, L.P.

     The components of deferred financing costs, franchise fees and other are summarized as follows:

                                                                FISCAL YEAR END
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Deferred financing costs....................................  $ 21,650   $ 21,732
Franchise fees..............................................     5,186      5,186
Managed contract costs and other (Note 3(e))................     1,942      1,455
Less- Accumulated amortization..............................   (16,439)   (13,586)
                                                              --------   --------
                                                                12,339     14,787
Deposits....................................................    14,771     12,543
Pending insurance claims (Note 2(c))........................        --      2,600
Restricted cash deposits, interest-bearing, related to sales of hotels and a component of replacement collateral for
  1994 and 1995 First Mortgage notes........................       166        160
Other, net..................................................       317        328
                                                              --------   --------
                                                              $ 27,593   $ 30,418
                                                              ========   ========

     (g) Property and Equipment -- Property and equipment are stated at cost (including interest, real estate taxes and certain other costs incurred during development and construction) less accumulated depreciation and amortization. Buildings and improvements are depreciated using the straight-line method while all other property is depreciated using both straight-line and accelerated methods. The estimated useful lives of the assets are summarized as follows:

                                                               LIVES IN YEARS
                                                               --------------
Land improvements...........................................        5-25
New buildings and improvements..............................       10-40
Purchased buildings.........................................          25
Furniture, fixtures and equipment...........................        3-10

     Construction in progress includes refurbishment costs of certain hotel developments at December 28, 2001. There was no construction in progress at December 29, 2000.

     The Partnership periodically reviews the carrying value of these assets and other long-lived assets and impairment losses are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset. Based on its most recent analysis, the Partnership believes no impairment existed at December 28, 2001.

     Interest costs, construction overhead and certain other carrying costs are capitalized during the period hotel properties are under construction. Interest costs capitalized were $0, $504 and $6,770 for the fiscal years ended 2001, 2000 and 1999, respectively. Costs incurred for prospective hotel projects ultimately abandoned are charged to operations in the period such plans are finalized. Costs of significant improvements are capitalized, while costs of normal recurring repairs and maintenance are charged to expense as incurred.

     The accompanying 2001 consolidated financial statements include the land costs for 35 of the operating hotel properties. Land for 9 of the remaining 12 operating hotel properties is leased by the Partnership from unrelated parties over long-term leases. Land for the remaining three operating hotel properties is leased by the Partnership from a related party over long-term leases (Note 3(f)). Rent expense for all land leases was $1,514, $1,489 and $1,109 for the fiscal years ended 2001, 2000 and 1999, respectively.

                          JOHN Q. HAMMONS HOTELS, L.P.

     (h) Par Operating Equipment -- The Partnership's initial expenditures for the purchase of china, glassware, silverware, linens and uniforms are capitalized into furniture, fixtures and equipment and amortized on a straight-line basis over a three to five year life. Costs for replacement of these items are charged to operations in the period the items are placed in service.

     (i) Advertising -- The Partnership expenses the cost of advertising associated with operating hotels as incurred. Advertising expense for 2001, 2000 and 1999 was approximately $32,899, $31,815 and $26,834, respectively.

     (j) Pensions and Other Benefits -- The Partnership contractually provides retirement benefits for certain union employees at two of its hotel properties under a union-sponsored defined benefit plan and a defined contribution plan. Contributions to these plans, based upon the provisions of the respective union contracts, approximated $99, $86 and $77 for the fiscal years ended 2001, 2000 and 1999, respectively.

     The Partnership maintains an employee savings plan (a 401(k) plan) and matches a percentage of an employee's contributions. The Partnership's matching contributions are funded currently. The costs of the matching program and administrative costs charged to income were approximately $647, $506 and $258 in 2001, 2000 and 1999, respectively. The Partnership does not offer any other post-employment or post-retirement benefits to its employees.

     (k) Self-Insurance -- The Partnership was self-insured for general liability and workers' compensation claims that occurred prior to November 1999 and October 1998, respectively. The Partnership became self-insured for medical coverage effective January 1999. Estimated costs related to these self-insurance programs are accrued based on known claims and projected settlements of unasserted claims. Subsequent changes in, among others, unasserted claims, claims costs, claim frequency, as well as changes in actual experience, could cause these estimates to change. See Note 3(c) for additional insurance coverage.

     The Partnership has an $800 irrevocable stand-by letter of credit agreement with a bank, which was required by an insurance carrier for the Partnership's self-insurance programs. The letter of credit expires in October 2002.

     (l) Income Taxes -- Prior to 1994, the entities and properties included in the accompanying consolidated financial statements consisted of a Partnership, S Corporations and a sole proprietorship. Accordingly, the Partnership generally is not responsible for payment of income taxes. Rather, the respective partner, stockholder or sole proprietor, as applicable, is taxed on the Partnership's taxable income at the respective individual federal and state income tax rates. Therefore, no income taxes have been provided in the accompanying consolidated financial statements.

     As described in Note 1, the Partnership and its general partner, as applicable, completed public offerings of first mortgage notes and equity securities. Prior to the consummation of these offerings, the S Corporation status of the catering companies was terminated, and, accordingly, the Partnership is subject to federal and state income taxes on taxable income, if any, earned by the catering companies after the effective date of the securities registrations. There were nominal, if any, earnings attributable to the catering companies after the applicable public offerings and there were no undistributed earnings of the S Corporations at the time of termination.

     (m) Revenue Recognition -- The Partnership recognizes revenues from its rooms, catering and restaurant facilities as earned on the close of business each day.

     (n) Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          JOHN Q. HAMMONS HOTELS, L.P.

     (o) Fiscal Year -- The Partnership's fiscal year ends on the Friday nearest December 31 which includes 52 weeks in 2001, 2000 and 1999.

     The periods ended in the accompanying consolidated financial statements are summarized as follows:

YEAR                                                     FISCAL YEAR END
----                                                    -----------------
2001.................................................   December 28, 2001
2000.................................................   December 29, 2000
1999.................................................   December 31, 1999

     (p) Segments -- The Partnership operates in one reportable segment, hospitality services.

     (q) Reclassifications -- Certain prior years' amounts have been reclassified to conform with the 2001 presentation.

     (r) Derivative Financial Instruments -- In the fourth quarter of fiscal 2000, the Partnership adopted the Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No.
133), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of this standard did not have a material impact on its reported financial position, results of operations, cash flows or related disclosures. See additional disclosures in Note 7.

     (s) Accounting Pronouncements -- In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5), which requires costs of start-up activities, including preopening expenses, to be expensed as incurred. Prior to January 1, 1999, the Partnership's practice was to defer these expenses until a hotel had commenced operations, at which time the costs, other than advertising costs which were expensed upon opening, were amortized over a one-year period. The Partnership adopted the provisions of this statement in the first quarter of fiscal 1999 and, as a result, cumulative unamortized preopening costs of approximately $1,800 were charged to expense. Preopening expenses in 1999 approximated $4,161 and are included in general, administrative, sales and management service expenses in the accompanying consolidated statement of operations.

     In June 2001, the FASB issued Financial Accounting Standards Statement No. 142, "Goodwill and Other Intangible Assets", which addresses how intangible assets that are acquired individually, or with a group of other assets, should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company adopted this statement at the beginning of fiscal year 2002 with no significant impact on its consolidated financial position, results of operations, cash flows or related disclosures.

     In October 2001, the Financial Accounting Standards Board issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting for the impairment or disposal of long-lived assets and requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this statement at the beginning of fiscal year 2002 with no material impact on the financial position of the Company.

(3)  RELATED PARTY TRANSACTIONS

     (a) Hotel Management Fees -- In addition to managing the hotel properties included in the accompanying consolidated financial statements, the Partnership provides similar services for other hotel properties owned or controlled by Mr. Hammons which included 9, 6 and 5 properties at December 28,

                          JOHN Q. HAMMONS HOTELS, L.P.

2001, December 29, 2000 and December 31, 1999, respectively. A management fee of approximately 3% to 5% of gross revenues (as defined) is paid to the Partnership by these hotels which aggregated approximately $1,684, $1,245 and $844 for the fiscal years ended 2001, 2000 and 1999, respectively.

     (b) Accounting and Administrative Services -- The hotels have contracted for accounting and other administrative services with Winegardner & Hammons, Inc. (WHI), a company related by common ownership. The accounting and administrative charges expensed by the hotel properties, included in administrative expenses, were approximately $1,574, $1,577 and $1,440 for the fiscal years ended 2001, 2000 and 1999, respectively.

     In 1999, the Partnership negotiated a new contract with WHI to continue to provide accounting and administrative services through June 2002. Charges for these services provided by WHI will approximate $35 per year for each hotel property for the duration of the agreement.

     (c) Insurance Coverage -- To supplement the Partnership's self-insurance programs, umbrella, property, auto, commercial liability, workers' compensation and, commencing in 1999, medical insurance is provided to the hotel properties under blanket commercial policy purchased by John Q. Hammons Hotels, Inc. or WHI, covering hotel properties owned by the Partnership, Mr. Hammons, or managed by WHI. Generally, premiums allocated to each hotel property are based upon factors similar to those used by the insurance provider to compute the aggregate group policy premium. Insurance expense for the properties included in operating expenses was approximately $7,341, $3,578 and $1,088 for the fiscal years ended 2001, 2000 and 1999, respectively. During fiscal 2000 and 1999, the Partnership realized continued favorable trends in insurance expense as a result of claims experience, rate improvements and favorable buyouts of several prior self-insured years.

     (d) Allocation of Common Costs -- The Partnership incurs certain hotel management expenses incidental to the operations of all hotels beneficially owned or controlled by Mr. Hammons. These costs principally include the compensation and related benefits of certain senior hotel executives. Commencing in May of 1993, these costs were allocated by the Partnership to hotels not included in the accompanying statements, based on the respective number of rooms of all hotels owned or controlled by Mr. Hammons. These costs approximated $328, $184 and $132 for the fiscal years ended 2001, 2000 and 1999, respectively. Management considers these allocations to be reasonable.

     (e) Transactions with Partners and Directors -- Advances to Mr. Hammons as of December 28, 2001 approximated $368, which were repaid subsequent to year end. There were no advances to JQH as of December 29, 2000.

     During 2000, the Partnership's Board of Directors authorized the Partnership to enter into a five-year management contract with Mr. Hammons whereby the Partnership would pay a maximum 1 1/2% of the total development cost of Mr. Hammons' personally developed hotels for the opportunity to manage the hotels upon opening and the right to purchase the hotels in the event they are offered for sale. During fiscal 2001 and 2000, the Partnership paid $487 and $1,455, respectively, of additional costs in accordance with the management contract. These costs will be amortized over the five-year contract period. Amortization for these costs will commence upon the opening of the respective hotels. The hotel management fee received by the Company from these hotels is discussed in Note 3(a) above.

     During 2001 and 2000, John Q. Hammons personally paid $128 and $49, respectively, to certain employees pursuant to the agreements.

                          JOHN Q. HAMMONS HOTELS, L.P.

     (f) Summary of Related Party Expenses -- The following summarizes expenses reported as a result of activities with related parties:

                                                                 FISCAL YEAR ENDING
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
Expenses included within general, administrative, sales and
  management service expenses:
  Accounting and administrative.............................  $1,574   $1,577   $1,440
  Rental expenses (Note 6)..................................     937      830      787
                                                              ------   ------   ------
                                                              $2,511   $2,407   $2,227
                                                              ======   ======   ======
Allocated insurance expense from the pooled coverage
  included within various operating categories:
  Insurance other than medical..............................  $7,341   $3,578   $1,088
                                                              ======   ======   ======
  Medical, net of employee payments.........................  $4,105   $3,404   $3,167
                                                              ======   ======   ======

(4)  FRANCHISE AGREEMENTS

     As of December 28, 2001 and December 29, 2000, 42 of the 47 operating hotel properties included in the accompanying consolidated balance sheets have franchise agreements with national hotel chains which require each hotel to remit to the franchisor monthly fees equal to approximately 3% to 6% percent of gross room revenues, as defined. Franchise fees expensed under these contracts were $10,496, $10,305 and $8,478 for the fiscal years ended 2001, 2000 and 1999, respectively.

     As part of the franchise agreements, each hotel also pays additional advertising, reservation and maintenance fees to the franchisor which range from 1% to 3.5% of gross room revenues, as defined. The amount of expense related to these fees included in the consolidated statements of operations as a component of sales expenses was approximately $8,975, $9,021 and $7,720 for the fiscal years ended 2001, 2000 and 1999, respectively.

                          JOHN Q. HAMMONS HOTELS, L.P.

(5)  LONG-TERM DEBT

     The components of long-term debt are summarized as follows:

                                                                FISCAL YEAR END
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
1994 First Mortgage Notes, interest at 8.875%, interest only payable February 15 and August 15, principal due February
  15, 2004, secured by a first mortgage lien on the original
  20 hotel properties (or applicable replacement collateral)
  and additional capital contributions of up to $150,000 by
  Mr. Hammons and an entity under his control. (Note
  1(b)).....................................................  $294,775   $300,000
1995 First Mortgage Notes, interest at 9.75%, interest only
  payable April 1 and October 1, principal due October 1,
  2005, secured by a first mortgage lien on the original six hotel properties (or applicable replacement collateral), a second mortgage lien on the original two hotel properties
  and additional capital contributions of up to $45,000 by
  Mr Hammons. (Note 1(b))...................................    79,293     90,000
Development bonds, interest rates at 7.125%, payable in
  scheduled installments through August 2015, certain of the obligations are subject to optional acceleration by the
  bondholders, secured by certain hotel facilities, fixtures
  and an assignment of rents................................    12,881     13,439
Mortgage notes payable to banks, insurance companies and a
  state retirement plan, fixed rates ranging from 7.5% to
  9.5% payable in scheduled installments through April 2027, secured by certain hotel facilities, fixtures and an
  assignment of rents, with certain instruments subject to
  cross-collateralization provisions and with respect to
  approximately $280,909 and $285,706 for 2001 and 2000,
  respectively, of mortgage notes, a personal guarantee of
  JQH.......................................................   303,237    308,793
Mortgage notes payable to banks, variable interest rates at
  LIBOR plus 2.25% to prime plus 0.50% payable in scheduled
  installments through February 2008, with a certain
  instrument subject to a ceiling and a floor, also with a
  certain instrument subject to an interest rate swap
  agreement (Note 7), secured by certain hotel facilities,
  fixtures and an assignment of rents, and with respect to
  approximately $115,874 and $117,184 for 2001 and 2000,
  respectively, of mortgage notes, a personal guarantee of
  JQH.......................................................   115,874    117,370
Other notes payable, interest at 8.125%, payable in
  scheduled installments through March 2003, secured by
  certain hotel improvements, furniture, fixtures and
  related equipment.........................................     6,947      7,105
                                                              --------   --------
                                                               813,007    836,707
Less -- current portion.....................................   (38,862)   (56,258)
                                                              --------   --------
                                                              $774,145   $780,449
                                                              ========   ========

     The indenture agreements relating to the 1994 and 1995 First Mortgage Notes include certain covenants which, among others, limit the ability of the Partnership and its restricted subsidiaries (as defined) to make distributions, incur debt and issue preferred equity interests, engage in certain transactions with its partners, stockholders or affiliates, incur certain liens, engage in mergers or consolidations and requires certain interest coverage ratios, as defined. In addition, certain of the other credit agreements include subjective acceleration clauses and limit, among others, the incurrence of certain liens and additional indebtedness and require the achievement or maintenance of certain financial covenants. The 1994 and 1995 First Mortgage Notes and certain other obligations include scheduled prepayment penalties in the event the obligations are paid prior to their scheduled maturity.

                          JOHN Q. HAMMONS HOTELS, L.P.

     The Partnership paid or refinanced approximately $63,268, $9,701 and $28,000 of long-term debt in 2001, 2000 and 1999, respectively. In connection with these transactions, the Partnership incurred approximately $474, $0 and $200, respectively, in charges related to the early extinguishment of debt. These debt extinguishment charges have been reflected in the accompanying consolidated statements of operations as extraordinary items.

     Scheduled maturities of long-term debt as of December 28, 2001 are summarized as follows:

FISCAL YEAR ENDING                                              AMOUNT
------------------                                             --------
2002........................................................   $ 38,862
2003........................................................     84,852
2004........................................................    349,589
2005........................................................     87,879
2006........................................................     18,775
Thereafter..................................................    233,050
                                                               --------
                                                               $813,007
                                                               ========

(6) COMMITMENTS AND CONTINGENCIES

     (a) Operating Leases -- The hotel properties lease certain equipment and land from unrelated parties under various lease arrangements. In addition, the Partnership leases certain parking spaces at one hotel for the use of its patrons and is billed by the lessor based on actual usage. Rent expense for these non-related party leases was approximately $3,114, $3,311 and $3,350 for the fiscal years ended 2001, 2000 and 1999, respectively, which has been included in general, administrative, sales and management service expenses.

     The Partnership operates two trade centers located in Joplin, Missouri, and Portland, Oregon. Both of the facilities in which these trade centers operate are owned by Mr. Hammons. The lease agreement for the Joplin trade center stipulates nominal rentals for each of the fiscal years ended 2001, 2000 and 1999 and for each ensuing year through 2014. The lease agreement for the Portland facility extends through 2004 and requires minimum annual rents of $300 to Mr. Hammons. In addition, the Partnership leases office space in Springfield, Missouri, from a partnership (of which Mr. Hammons is a partner). Annual payments for 2001 were approximately $247. Beginning January 1, 2002, the Partnership extended the leases for the home office for a term expiring December 31, 2004 for approximately $250 per year. The Partnership has also entered into land leases with Mr. Hammons for three operating hotel properties. Subject to the Partnership exercising purchase options provided under these agreements, these leases extend through 2008, 2036 and 2045, respectively, and require aggregate minimum annual payments of approximately $390. Rent expense for these related party leases was approximately $937, $890 and $787 for the fiscal years ended 2001, 2000 and 1999, respectively.

                          JOHN Q. HAMMONS HOTELS, L.P.

     The minimum annual rental commitments for noncancellable operating leases at December 28, 2001 are as follows:

FISCAL YEAR ENDING                                            MR. HAMMONS    OTHER     TOTAL
------------------                                            -----------   -------   -------
2002........................................................    $   943     $ 1,679   $ 2,622
2003........................................................        943         968     1,911
2004........................................................        948         734     1,682
2005........................................................        395         605     1,000
2006........................................................        395         495       890
Thereafter..................................................      9,945      38,321    48,266
                                                                -------     -------   -------
                                                                $13,569     $42,802   $56,371
                                                                =======     =======   =======

     (b) Hotel Development -- Currently, the Partnership does not have any hotels under construction nor does it have any plans to start construction.

     (c) Legal Matters -- The Partnership is party to various legal proceedings arising from its consolidated operations. Management of the Partnership believes that the outcome of these proceedings, individually and in the aggregate, will have no material adverse effect on the Partnership's consolidated financial position, results of operations or cash flows.

(7)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     During 2001, the Partnership has entered into an interest rate swap agreement in order to manage its interest rate risk on a long-term bank borrowing approximating $27,665 discussed in Note 5. The initial notional amount under the swap agreement was also $27,665. This notional amount is scheduled to decline over the life of the swap agreement consistent with the scheduled maturities of long-term debt. The swap agreement is scheduled to expire in October 2003 concurrent with maturing of debt. The notional amount of this agreement was $27,610 at December 28, 2001. The fixed interest rate (Partnership pay rate) per the agreement is 5.5%. The floating interest rate for the agreement (Partnership receive rate) is a variable rate tied to LIBOR plus 2.25% (4.4% at December 28, 2001).

(8)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of marketable securities and long-term debt approximate their respective historical carrying amounts except with respect to the 1994 and 1995 First Mortgage Notes for which the aggregate fair market value was approximately $376,000 and $353,000 at December 28, 2001 and December 29, 2000, respectively. The fair value of the First Mortgage Notes issued is estimated by obtaining quotes from brokers.

(9)  SUBSEQUENT EVENT

     Subsequent to December 28, 2001, the Partnership has agreed to issue approximately 12,000 general partner units to the Company with the proceeds from the issuance of the Company's Common Stock to the board of directors. The number of general partner units to be issued is equivalent to the number of shares issued as outlined by the partnership agreement. Had the units been issued in fiscal 2001, the effect would not have had a material impact on the net loss.

                          JOHN Q. HAMMONS HOTELS, L.P.

                 JOHN Q. HAMMONS HOTELS FINANCE CORPORATION III

                             [JOHN Q. HAMMONS LOGO]
                               HOTELS AND RESORTS

                               Offer to Exchange
                 8 7/8% Series B First Mortgage Notes due 2012
                          for Any and All Outstanding
                 8 7/8% Series A First Mortgage Notes due 2012

                                  $510,000,000
                           AGGREGATE PRINCIPAL AMOUNT

                          ---------------------------
                                   PROSPECTUS

                                 JULY    , 2002

                          ---------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that limited partnership may indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to standards and restrictions set forth in the partnership agreement. Accordingly, Section 7.7 of the Second Amended and Restated Agreement of Limited Partnership Agreement of John Q. Hammons Hotels, L.P., dated as of November 23, 1994, provides that John Q. Hammons Hotels, L.P. shall indemnify its directors and officers, if any, and the general partner of the partnership and its directors, officers and trustees from and against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and any other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the partnership. Such indemnification provision excludes:

          1. acts or omissions material to the matter giving rise to the proceeding committed in bad faith or as the result of active and deliberate dishonesty;

          2. situations where the indemnified person received an improper personal benefit; and

          3. in a criminal proceeding, a situation where the indemnified person had reasonable cause to believe the act or omission was unlawful.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The certificate of incorporation of John Q. Hammons Hotels, Inc. requires the company to indemnify its officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

          1. breaches of the duty of loyalty,

          2. acts or omissions involving bad faith, intentional misconduct or knowing violations of the law,

          3. unlawful payments of dividends, stock purchases or redemptions, or

          4. transactions from which a director derives an improper personal benefit.

     John Q. Hammons Hotels, Inc.'s certificate of incorporation contains provisions limiting the liability of the directors to the companies and to its stockholders to the full extent permitted by Delaware law.

RSMo. Section 351.355 (2001) provides as follows:

     1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     3. Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

     4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

     6. The indemnification provided by this section shall be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

     8. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

     10. For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

     11. For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     The articles of incorporation of John Q. Hammons Hotels Finance Corporation III requires that company to indemnify its officers and directors to the full extent permitted by Missouri law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See exhibits listed on the Exhibit Index following the signature page of this registration statement on Form S-4 that is incorporated herein by reference.

     (b) The following financial statement schedules are part of this registration statement on Form S-4. See Index to Consolidated Financial Statements.

ITEM 22.  UNDERTAKINGS

     A. The undersigned registrants hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information described in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the offered securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price described in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which have not been exchanged at the termination of this exchange offer.

     B. The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     C. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of that registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants certify they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri, on the 2nd day of July, 2002.


                                          JOHN Q. HAMMONS HOTELS, L.P.

                                          By: John Q. Hammons Hotels, Inc.,
                                              its general partner

                                          By:      /s/ JOHN Q. HAMMONS
                                            ------------------------------------
                                                      John Q. Hammons
                                            Chairman and Chief Executive Officer

                                          JOHN Q. HAMMONS HOTELS FINANCE
                                          CORPORATION, III

                                          By:      /s/ JOHN Q. HAMMONS
                                            ------------------------------------
                                                      John Q. Hammons
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in their capacities at John Q. Hammons Hotels, Inc. as general partner of John Q. Hammons Hotels, L.P., and on the dates indicated.


                SIGNATURES                                     TITLE                         DATE
                ----------                                     -----                         ----



                                              Chairman and Chief Executive Officer of    July 2, 2002
           /s/ JOHN Q. HAMMONS                John Q. Hammons Hotels, Inc., Chairman
------------------------------------------    and President of John Q. Hammons Hotels
             John Q. Hammons                          Finance Corporation III




                    *                           Chief Financial Officer (Principal       July 2, 2002
------------------------------------------       Financial and Accounting Officer)
             Paul E. Muellner




                    *                         Director, Secretary of John Q. Hammons     July 2, 2002
------------------------------------------    Hotels, Inc. and John Q. Hammons Hotels
           Jacqueline A. Dowdy                        Finance Corporation III




                    *                        Director of John Q. Hammons Hotels, Inc.    July 2, 2002
------------------------------------------
             William J. Hart




                    *                        Director of John Q. Hammons Hotels, Inc.    July 2, 2002
------------------------------------------
             Daniel L. Earley




                    *                        Director of John Q. Hammons Hotels, Inc.    July 2, 2002
------------------------------------------
              James F. Moore




                    *                        Director of John Q. Hammons Hotels, Inc.    July 2, 2002
------------------------------------------
            John E. Lopez-Ona




                    *                        Director of John Q. Hammons Hotels, Inc.    July 2, 2002
------------------------------------------
            David C. Sullivan




                    *                        Director of John Q. Hammons Hotels, Inc.    July 2, 2002
------------------------------------------
            Donald H. Dempsey




         *By: /s/ DEBRA M. SHANTZ
  --------------------------------------
             Debra M. Shantz
             Attorney-in-Fact

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities at John Q. Hammons Hotels Finance Corporation, III and on the dates indicated.



                SIGNATURES                                     TITLE                         DATE
                ----------                                     -----                         ----



           /s/ JOHN Q. HAMMONS                          President, Director              July 2, 2002
------------------------------------------         (Principal Executive Officer)
             John Q. Hammons




                    *                           Chief Financial Officer (Principal       July 2, 2002
------------------------------------------       Financial and Accounting Officer)
             Paul E. Muellner




                    *                                   Director, Secretary              July 2, 2002
------------------------------------------
           Jacqueline A. Dowdy




           /s/ DEBRA M. SHANTZ                     Director, Assistant Secretary         July 2, 2002
------------------------------------------
             Debra M. Shantz




         *By: /s/ DEBRA M. SHANTZ
  --------------------------------------
             Debra M. Shantz
             Attorney-in-Fact

                                 EXHIBIT INDEX


   NO.                                TITLE
   ---                                -----
  *3.1     Second Amended and Restated Agreement of Limited Partnership
           of John Q. Hammons Hotels, L.P., as amended through May 21,
           2002
  *3.2     Certificate of Limited Partnership of John Q. Hammons
           Hotels, L.P., filed with the Secretary of State of the State of Delaware
  *3.3     Restated Certificate of Incorporation of John Q. Hammons
           Hotels, Inc.
  *3.4     Bylaws of John Q. Hammons Hotels, Inc.
  *3.5     Articles of Incorporation of John Q. Hammons Hotels Finance
           Corporation III
  *3.6     By-laws of John Q. Hammons Hotels Finance Corporation III
  *4.1     Indenture dated May 21, 2002 among the Registrants and
           Wachovia Bank, National Association, as trustee
  *4.2     Form of Global Note evidencing the 8 7/8% First Mortgage
           Notes due 2012
  *4.3     Registration Rights Agreement dated as of May 21, 2002
           between the Registrants and Lehman Brothers Inc., Credit
           Suisse First Boston Corporation, J.P. Morgan Securities
           Inc., Salomon Smith Barney Inc., Banc of America Securities
           LLC and Stifel, Nicolaus & Company, Incorporated
 **5.1     Opinion of Debra M. Shantz, Corporate Counsel regarding
           Legality
 **8.1     Opinion of Husch & Eppenberger, LLC, regarding Tax Matters
  10.1     Holiday Inn License Agreement (Incorporated by reference to
           Exhibit 10.2 to the Registration Statement of the Company's
           general partner, John Q. Hammons Hotels, Inc., on Form S-1,
           No. 33-84570)
  10.2     Embassy Suites License Agreement (Incorporated by reference to Exhibit 10.3 to the Registration Statement of the
           Company's general partner, John Q. Hammons Hotels, Inc., on
           Form S-1, No. 33-84570)
  10.3     Form of Option Purchase Agreement (Incorporated by reference to Exhibit 10.4 to the Registration Statement of the
           Company's general partner, John Q. Hammons Hotels, Inc., on
           Form S-1, No. 33-84570)
  10.4     Collective Bargaining Agreement between East Bay Hospitality
           Industry Association, Inc. and Service Employee's
           International Union (Incorporated by reference to Exhibit
           10.5 to the Registration Statement of the Company's general partner, John Q. Hammons Hotels, Inc., on Form S-1, No.
           33-84570)
  10.4(a)  Collective Bargaining Agreement between Hotel Employee and
           Restaurant Employee Union Local 49 and Holiday Inn
           Sacramento -- Capitol Plaza, for 06/01/01 to 5/31/06
           (Incorporated by reference to Exhibit 10.6(a) to the
           Company's Annual Report on Form 10-K for the Fiscal Year
           Ended December 28, 2001)
  10.5     Letter Agreement re: Hotel Financial Services for Certain
           Hotels Owned and Operated by John Q. Hammons or John Q.
           Hammons Controlled Companies (Incorporated by reference to
           Exhibit 10.7 to the Registration Statement of the Company's
           general partner, John Q. Hammons Hotels, Inc., on Form S-1,
           No. 33-84570)
  10.6     Employment Agreement between John Q. Hammons Hotels, Inc.
           and Debra M. Shantz dated as of May 1, 1995, as amended on
           October 31, 1997 and October 31, 2000 (Incorporated by
           reference to Exhibit 10.8 to the Company's Annual Report on
           Form 10-K for the Fiscal Year Ended December 29, 2000.)
  10.6a    Employment Agreement between John Q. Hammons Hotels, Inc.
           and Lou Weckstein dated as of September 17, 2001.
           (Incorporated by reference to Exhibit 10.1 to the Company's
           Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
           September 28, 2001.)
  10.6b    Employment Agreement between John Q. Hammons Hotels, Inc.
           and William A. Mead dated as of January 25, 2000
           (Incorporated by reference to Exhibit 10.8b to the Company's
           Annual Report on Form 10-K for the Fiscal Year Ended
           December 28, 2001.)
  10.6c    Letter Agreement between John Q. Hammons and William A. Mead dated as of January 27, 2000 (Incorporated b6 reference to
           Exhibit 10.8c to the Company's Annual Report on Form 10-K
           for the Fiscal Year Ended December 28, 2001.)

   NO.                                TITLE
   ---                                -----
 *10.7a    John Q. Hammons Building Lease Agreement -- 9th Floor (6000
           sq. ft.)
  10.7a.1  Lease Renewal for John Q. Hammons Building Lease
           Agreement -- 9th Floor (6000 sq. ft.) effective January 1,
           2002 (Incorporated by reference to Exhibit 10.9a.1 to the
           Company's Annual Report on Form 10-K for the Fiscal Year
           Ended December 28, 2001)
 *10.7b    John Q. Hammons Building Lease Agreement -- 7th Floor (2775
           sq. ft.)
  10.7b.1  Lease Renewal for John Q. Hammons Building Lease
           Agreement -- 7th Floor (2775 sq. ft.) effective January 1,
           2002 (Incorporated by reference to Exhibit 10.9b.1 to the
           Company's Annual Report on Form 10-K for the Fiscal Year
           Ended December 28, 2001)
 *10.7c    John Q. Hammons Building Lease Agreement -- 7th Floor (2116
           sq. ft.)
  10.7c.1  Lease Renewal for John Q. Hammons Building Lease
           Agreement -- 7th Floor (2116 sq. ft.) (Incorporated by
           reference to Exhibit 10.9c.1 to the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 28, 2001)
 *10.7d    John Q. Hammons Building Lease Agreement -- 8th Floor (6000
           sq. ft.)
  10.7d.1  Lease Renewal for John Q. Hammons Building Lease
           Agreement -- 8th Floor (6000 sq. ft.) effective January 1,
           2002 (Incorporated by reference to Exhibit 10.9d.1 to the
           Company's Annual Report on Form 10-K for the Fiscal Year
           Ended December 28, 2001)
  10.8     Triple Net Lease (Incorporated by reference to Exhibit 10.10 to the Registration Statement of the Company's general
           partner, John Q. Hammons Hotels, Inc., on Form S-1, No.
           33-84570)
  10.9     Lease Agreement between John Q. Hammons and John Q. Hammons
           Hotels, L.P. (Incorporated by reference to Exhibit 10.11 to the Registration Statement of the Company's general partner,
           John Q. Hammons Hotels, Inc., on Form S-1, No. 33-84570)
 *10.10    Ground lease between John Q. Hammons and John Q.
           Hammons-Branson, L.P. - (Chateau on the Lake, Branson,
           Missouri), as amended
 *10.11    Ground lease between John Q. Hammons and John Q. Hammons
           Hotels Two, L.P. -- (Little Rock, Arkansas)
 *10.12    1994 Stock Option Plan
  10.13    1999 Non-Employee Director Stock and Stock Option Plan of
           the General Partner (Incorporated by reference to the
           Company's Annual Report on Form 10-K for the fiscal year
           ended January 1, 1999)
 *12.1     Ratio of Earnings to Fixed Charges
  16.1     Letter from Arthur Andersen LLP to the Securities and
           Exchange Commission dated June 24, 2002 (Incorporated by
           reference to Exhibit 16.1 to the Company's Current Report on
           Form 8-K, filed on June 25, 2002)
 *21.1     List of Subsidiaries
 *23.1     Consent of Arthur Andersen LLP, dated June 3, 2002 (updated manually signed consent unavailable, and omitted pursuant to
           Rule 437a under the Securities Act of 1933)
**23.2     Consent of Debra M. Shantz (included in Exhibit 5.1)
**23.3     Consent of Husch & Eppenberger, LLC (included in Exhibit
           8.1)
 *24.1     Powers of Attorney
 *25.1     Form T-1, Statement of Eligibility of Trustee
 *99.1     Form of Letter of Transmittal for 8 7/8% Series A First
           Mortgage Notes due 2012
 *99.2     Form of Notice of Guaranteed Delivery for 8 7/8% Series A
           First Mortgage Notes due 2012


---------------


 * Previously filed



** Filed herewith